UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No. )

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Kimball International, Inc.

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September 13, 2021

Dear Fellow Shareholders:
We welcome you to join our Annual Meeting of Shareholders on October 26, 2021, at 9:30 a.m. EDT.
In fiscal 2021, we managed well during a difficult year and took important strategic actions to accelerate our growth coming out of the height of the pandemic. We streamlined our operations and achieved another year of substantial cost savings while improving overall efficiency. In addition to developing a new go-to-market strategy around key end markets, we accelerated our growth potential with the acquisition of Poppin. Poppin is a tech-enabled, market-leading B2B commercial furniture design company. This acquisition brings us deep expertise in digital marketing, direct sales and industrial design, and transformed our organization into a leading omnichannel commercial furnishings company.

Our positioning in the Workplace end market continues to benefit from our product portfolio, which is mostly comprised of ancillary products that foster collaboration, learning and teamwork. We also made significant investments in the fast-growing Health end market, bringing together unique industry expertise with the launch of our new health brand Interwoven. Improving business trends in our Workplace and Health end markets together with strong orders and a firming backlog support our confidence in Kimball International’s growth prospects for fiscal 2022.

While working on building a stronger organization, we continue to remain committed to being responsible stewards of the environment, maintaining a diverse and caring culture, and having strong corporate governance practices. We are very proud to have launched our inaugural ESG summary report in June of this year. Corporate responsibility has always been embedded in Kimball International’s long-held guiding principles. We will continue to direct our energies on impactful strategies and actions that ensure our people, products and processes are focused on our authentic purpose to “Dare to be Makers of Possibility.”

Thank you for your continued support.

Regards,

Kristine L. Juster
CEO, Board Member

KIMBALL INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held October 26, 2021
To the Shareholders of Kimball International, Inc.:
You are cordially invited to attend the 2021 Annual Meeting of the Shareholders of Kimball International, Inc. (the “Company”) to be held at the Company’s headquarters at 1600 Royal Street, Jasper, Indiana, on October 26, 2021 at 9:30 a.m., Eastern Daylight Time (the “Annual Meeting”). The following matters will be addressed at the Annual Meeting:
1.To elect three directors to the Board of Directors of our Company to serve until 2024.
2.To approve the Company’s proposed Amended and Restated Articles of Incorporation to provide shareholders the right to unilaterally amend the Company’s Restated By-laws.
3.To approve, by an advisory (non-binding) vote, the compensation paid to our named executive officers (“Say on Pay”).
4.To approve an increase in available shares under the Kimball International, Inc. 2017 Stock Incentive Plan.
5.To ratify the appointment of our Company’s independent registered public accounting firm, Deloitte & Touche LLP, for fiscal year 2022.
6.To consider and transact any other business properly brought before the meeting or any adjournments thereof.
All shareholders of record at the close of business on August 23, 2021, are entitled to vote at the meeting or any adjournment thereof on the matters identified above.
On or about September 13, 2021, the Company mailed many of its shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”). On or about the same date, the Company mailed a printed copy of its 2021 Annual Report to Shareholders, Proxy Statement and a proxy card to its remaining shareholders. On the mailing date of the Notice, all shareholders of record and street name holders will have the ability to access all of the Company’s proxy materials, including the 2021 Annual Report to Shareholders and the Proxy Statement, via the Internet at www.proxyvote.com or www.kimballinternational.com/annual-shareholder-information.
If you received a printed set of proxy materials, a proxy card has been enclosed along with a return envelope which requires no postage if mailed in the United States. If you own shares of either Class A Common Stock or Class B Common Stock, or both, you will receive one Notice, or if you have received a printed set of proxy materials, you will receive one proxy card.
As of the date of this mailing, we intend to hold the Annual Meeting in person with appropriate protocols in place to protect the health and safety of our employees and shareholders. We will continue to closely monitor developments related to the COVID-19 pandemic and announce alternative arrangements if we determine it is in the best interests of our employees and shareholders. Such arrangements may include a change in venue or holding a completely virtual meeting conducted via webcast. We would announce any such change and the details on how to participate by press release, on our website at https://www.kimballinternational.com/annual-shareholder-meeting, and in a filing with the Securities and Exchange Commission.

September 13, 2020
By Order of the Board of Directors
Mark W. Johnson
Chief Legal and Governance Officer & Corporate Secretary

YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE NOTICE OR THE PROXY CARD, OR IF YOU RECEIVED A PRINTED SET OF PROXY MATERIALS, YOU MAY VOTE BY SIGNING, DATING AND MAILING THE ACCOMPANYING PROXY CARD. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IF YOU ATTEND THE MEETING IN PERSON.

VOTING INSTRUCTIONS AND ADMITTANCE TO THE MEETING

HOW TO VOTE YOUR SHARES:

	WHEN	WHERE
In Person	October 26, 2021 9:30 a.m. Eastern Daylight Time (“EDT”)	1600 Royal Street Jasper, Indiana 47546
Internet	Use the Internet to transmit your voting instructions until 11:59 P.M. EDT on October 25, 2021. Have your proxy card or Notice in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.	www.proxyvote.com
Call	Use any touch-tone telephone to transmit voting instructions until 11:59 P.M. EDT on October 25, 2021. Have your proxy card or Notice in hand when you call and follow the instructions.	1-800-690-6903
Mail	Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received by October 25, 2021.	Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

PLEASE NOTE THAT IF YOU DECIDE TO ATTEND IN PERSON, YOU WILL BE ADMITTED ONLY ON THE FOLLOWING CONDITIONS:

A.PRESENTATION OF A PHOTO IDENTIFICATION; AND
B.YOUR NAME MUST BE ON OUR SHAREHOLDER LIST OR A RECENT BROKERAGE STATEMENT SHOWING SHARE OWNERSHIP AS OF AUGUST 23, 2021 MUST BE PRESENTED

DOORS WILL OPEN AT 8:45 A.M. ON OCTOBER 26, 2021 FOR THE 9:30 A.M. EDT MEETING.

FORWARD-LOOKING STATEMENTS
This document contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These are statements made by management, using their best business judgment based upon facts known at the time of the statements or reasonable estimates, about future results, plans, or future performance and business of the Company. Such statements involve risk and uncertainty, and their ultimate validity is affected by a number of factors, both specific and general. They should not be construed as a guarantee that such results or events will, in fact, occur or be realized as actual results may differ materially from those expressed in these forward-looking statements. The statements may be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “forecasts,” “seeks,” “likely,” “future,” “may,” “might,” “should,” “would,” “will,” and similar expressions. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historical results. We make no commitment to update these factors or to revise any forward-looking statements for events or circumstances occurring after the statement is issued, except as required in current and quarterly periodic reports filed with the Securities and Exchange Commission (“SEC”) or otherwise by law. These forward-looking statements are subject to risks and uncertainties including, but not limited to, the possibility that any of the anticipated benefits of the Poppin acquisition will not be realized or will not be realized within the expected time period; the risk that integration of the operations of Poppin with the Company will be materially delayed or will be more costly or difficult than expected; the risk that any projections or guidance by the Company, including revenues, margins, earnings or any other financial results are not realized; the impact of COVID-19 on our business; disruptions in our supply chain and freight channels including any impact of COVID-19 on cost and availability; adverse changes in global economic conditions; successful execution of Phase 2 of our transformation restructuring plan; increased global competition; the impact of changes in the regulatory environment; the loss of or significant volume reductions from key contract customers; the financial stability of key customers and suppliers; or similar unforeseen events. Additional risks and uncertainties discussed in Item 1A - Risk Factors of our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 could also cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business. Any such risks could cause our results to differ materially from those expressed in forward-looking statements. At any time when we make forward-looking statements, we desire to take advantage of the “safe harbor” which is afforded such statements under the Private Securities Litigation Reform Act of 1995 where factors could cause actual results to differ materially from forward-looking statements.

KIMBALL INTERNATIONAL, INC.
1600 Royal Street
Jasper, Indiana 47546
(812) 482-1600

ANNUAL MEETING OF SHAREHOLDERS
October 26, 2021

PROXY STATEMENT

This Proxy Statement and the accompanying proxy are being provided to the shareholders of record as of the close of business on August 23, 2021 of KIMBALL INTERNATIONAL, INC. (“we,” “us,” “our” or the “Company”), and are furnished in connection with the solicitation by our Board of Directors (the “Board”) of proxies to be used at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held October 26, 2021, at 9:30 a.m. EDT, at Kimball International Headquarters, 1600 Royal Street, Jasper, Indiana, or any adjournment thereof, for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. This Proxy Statement was first mailed to shareholders on or about September 13, 2021. In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), the Company may furnish proxy materials by providing internet access to those documents instead of mailing a printed copy of the Company’s proxy materials to each shareholder of record. We call your attention to the following information that includes items on which the Company would like you to vote and the Board’s voting recommendations, among other information. The following description is only a summary being provided for you to make informed voting decisions. For more information about these topics, please review the Proxy Statement in its entirety.

2021 Annual Meeting Information
Date	October 26, 2021
Time	9:30 a.m. EDT
Location	Kimball International Headquarters 1600 Royal Street Jasper, Indiana 47546
Record date	August 23, 2021
Corporate website	www.kimballinternational.com
Stock exchange	Nasdaq Stock Market LLC
Symbol	KBAL

Summary Information Regarding Proposals
Proposal	Board Recommendation	Support for Recommendation
1. Elect three director nominees, Kristine L. Juster, Valerie R. Love, and Thomas J. Tischhauser, to our Board of Directors for three-year terms	FOR
Ms. Juster is the current CEO of your Company and an experienced executive. Ms. Love and Mr. Tischhauser are both skilled executives with deep experience at complex global corporations. See “Information Concerning Directors Continuing in Office and Committees–Director Qualifications” beginning on page 5 for more details on their qualifications and work experience.

2. Approve the Company’s proposed Amended and Restated Articles of Incorporation to provide shareholders the right to unilaterally amend the Company’s Restated By-laws	FOR	The Board continuously evaluates the Company’s corporate governance practices and believes providing shareholders with the right to amend the Company’s By-laws strengthens Board and management accountability and is in the long-term interests of shareholders. See “Proposal No. 2 — Approval of the Company’s Proposed Amended and Restated Articles of Incorporation to Provide Shareholders the Right to Unilaterally Amend the Company’s Restated By-laws” beginning on page 17 for more information.
3. Advisory vote on the compensation paid to our named executive officers (“Say on Pay”)	FOR	Our executive compensation program incorporates both short- and long-term equity and cash incentive programs to align our executives’ interests with those of our shareholders and to pay for performance. See “Compensation Discussion and Analysis” beginning on page 24 for more information on our compensation philosophy and programs.
4. Approve an increase in available shares under the Kimball International, Inc. 2017 Stock Incentive Plan	FOR	The primary purposes for the amendment are to increase the number of shares reserved for issuance under the Stock Incentive Plan and to reflect recent amendments to Section 162(m) of the Internal Revenue Code
5. Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2022	FOR
The Audit Committee recommends approval based on the past experience of Deloitte & Touche LLP as the Company’s auditor since 2002 and the overall expertise of Deloitte. See page 75 for more information.

On August 23, 2021 (the “Record Date”), there were outstanding a combined total of 36,847,306 shares of Class A Common Stock and Class B Common Stock, all of which are equal in their voting rights. To reach the required quorum, a majority of outstanding shares of Common Stock must be present or represented at the meeting by proxy or virtually. Withholding authority, abstentions and “broker non-votes” will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.
Additional Information for Proposal No. 1 - Election of Directors. If a quorum of shareholders is present at the Annual Meeting, the director nominees will be elected by a plurality of the votes cast by the shares entitled to vote in the election at the meeting (i.e., the nominees receiving the highest number of votes cast in each category will be elected). The election of directors will not be affected if you choose not to vote your shares or if you withhold authority to vote your shares, and will not be affected by broker non-votes. Our Board maintains a policy in our Corporate Governance Principles that requires a director to promptly tender his or her resignation to the Board in any uncontested election of an individual director or a class of directors if more votes are cast “withheld” than “for” a director’s election. If such an event occurs, the Compensation and Governance Committee will then proceed to review relevant factors to determine whether the resignation should be accepted. See also “Proposal No. 1 - Election of Directors” on page 4 and “Information Concerning Directors Continuing in Office and Committees” beginning on page 5.

Additional Information for Proposal No. 2 - Approval of the Company’s Proposed Amended and Restated Articles of Incorporation. All shareholders are entitled to vote on this proposal to approve the amendment and restatement of our Articles of Incorporation, which will provide shareholders the ability to unilaterally amend the Company’s By-laws. A form of the Amended and Restated Articles, marked to reflect the changes contemplated by this Proposal No. 2, is attached to this Proxy Statement as Appendix A. Please review the section “Proposal No. 2 — Approval of the Company’s Proposed Amended and Restated Articles of Incorporation to Provide Shareholders the Right to Unilaterally Amend the Company’s Restated By-laws” for more information. The Amended and Restated Articles of Incorporation, including the amendment to allow shareholders to unilaterally amend the By-laws, will be approved if more votes are cast “FOR” this proposal than “AGAINST” this proposal. Abstentions and broker non-votes will not affect the voting results.
Additional Information for Proposal No. 3 - Advisory Vote on the Compensation Paid to Our Named Executive Officers. Refer to the Compensation Discussion and Analysis (“CD&A”) beginning on page 24 and the related compensation tables and narratives for additional information on our performance-based, incentive-focused compensation philosophy and the overall compensation received by each of our named executive officers (“NEOs”). All shareholders are entitled to vote on this proposal to approve the compensation paid to our NEOs. To be approved, more votes must be cast “FOR” the compensation paid to our NEOs than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of this proposal. As an advisory vote, the results of this proposal will not be binding on us, the Board, or the Compensation and Governance Committee. However, your opinion is important to us, and the Compensation and Governance Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of this vote when making future compensation decisions for our NEOs. See also page 23.
Additional Information for Proposal No. 4 - Approval of the Increase in Available Shares under the Kimball International, Inc. 2017 Stock Incentive Plan. The 2017 Stock Plan is proposed to be amended to replenish the number of shares available to grant under the Plan. Please review the section “Proposal No. 4 - Approval of the Increase in Available Shares under the Kimball International, Inc. 2017 Stock Incentive Plan” and Appendix D for information regarding the proposed increase in shares. The share increase will be approved if more votes are cast “FOR” this proposal than cast “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote against the share increase. Broker non–votes will not affect the determination of whether the share increase is approved.
Additional Information for Proposal No. 5 - Ratification of the Appointment of our Independent Registered Public Accounting Firm. The appointment of our independent registered public accounting firm will be ratified and approved if more votes are cast “FOR” the proposal than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of this proposal, although no broker non-votes are expected on this proposal, which is considered a routine matter under applicable rules. See also page 75.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

DIRECTOR NOMINEES
Kristine L. Juster	Chief Executive Officer, Board member since 2016
Valerie R. Love	Member of the Compensation and Governance Committee, Board member since 2021
Thomas J. Tischhauser	Member of Compensation and Governance Committee, Board member since 2008
At the Annual Meeting, our shareholders are entitled to elect three (3) directors, each of whom is currently serving as a Class I director and whose term expires at the Annual Meeting. Upon the recommendation of the Compensation and Governance Committee, the Board has nominated Kristine L. Juster, Valerie R. Love and Thomas J. Tischhauser for election as directors. Each will serve a three-year term, until the 2024 Annual Meeting of Shareholders or until his or her successor is elected and has qualified, or until his or her earlier death, resignation, disqualification, disability, or lawful removal.
Each nominee is currently serving as a director of our Company. Ms. Juster is currently Chief Executive Officer of the Company, while Ms. Love and Mr. Tischhauser currently serve as members of the Compensation and Governance Committee. Individual qualifications and skills of our nominees that led the Board to the conclusion that each should continue to serve as a director are further described below, along with the qualifications and skills of our four other directors who will be continuing in office.
Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected. If for any reason a nominee should become unable or unwilling to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the accompanying proxy. The Board has no reason to believe that either of the nominees will be unable to serve.
If you are a beneficial owner of your shares (i.e., you hold them through a bank, broker or other holder of record), you must instruct the holder of record how to vote your shares for your vote to be counted on Proposal No. 1. See “General Information Regarding the Proxy and Your Voting Rights” beginning on page 78.
The Board of Directors recommends a vote “FOR” the election of each of the director nominees.

INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE AND COMMITTEES

GENERAL INFORMATION ABOUT THE BOARD
Total Members	Seven
Average Tenure	5.7 years
Gender breakdown	4 Female/3 Male
Chair of the Board	Kimberly K. Ryan
Audit Committee Chair	Patrick E. Connolly
Compensation and Governance Committee Chair	Susan B. Frampton
Sitting Executives	6 of 7
Independent Directors	6 of 7
Age range	54-63

BOARD DIVERSITY MATRIX
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	4	3	—	—
Number of Directors Who Identify in Any of the Categories Below
African American or Black	1	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	3	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—
The Board of Directors of our Company is currently comprised of seven directors. Our Restated By-laws (the “By-laws”) provide that the authorized number of directors shall be between seven and nine directors, as determined from time to time by resolution of the Board. On April 1, 2021, Timothy J. Jahnke decided to step down from the Board to focus on other interests. The Board thanks Mr. Jahnke for his seven years of distinguished service to the Company.

Pursuant to our By-laws and the Indiana Business Corporation Law, our Board is divided into three classes, as nearly equal in number of directors as possible. Directors in each class serve three-year staggered terms upon election, expiring at the Annual Meeting as follows:

Class	Term Expires
Class I	2021
Class II	2022
Class III	2023
Amendments to the Indiana Business Corporation Law (“IBCL”) in 2009 made this classified board structure statutorily required for certain Indiana corporations, including the Company, until July 1, 2021. Prior to July 1, 2021, public companies incorporated in Indiana were only permitted to opt out of the classified board structure during a 30-day period in 2009 or within 30 days of when the Company's shares were registered under Section 12 of the Securities Exchange Act of 1934. However, pursuant to legislation adopted effective as of July 1, 2021, companies may now opt out of this provision of the IBLC at any time by the Board adopting a by-law expressly stating such. Based on feedback received from stakeholders and in the interest of good governance practices, the Board determined it was in shareholders’ best interests to opt out of the statutory requirement. On July 12, 2021, the Board approved an amendment to the Company’s By-laws to opt out of this provision and provide that the classes and terms of office of the Board shall not be governed by Indiana Code Section 23-1-33-6(c). This amendment to the Restated By-laws does not affect the current classified structure of the Board.

If a director is appointed by the Board to fill a vacancy or joins a class mid-term, the director serves until the end of the current term of the class in which he or she is appointed, and then stands for election at the same time his or her class is up for election. Effective April 1, 2021, Valerie R. Love was appointed to the Board as a Class I director and, along with Kristine L. Juster and Thomas J. Tischhauser, is nominated for election to the Board at the Annual Meeting.
Each of our directors is highly qualified to serve, contributing a combination of skills, core competencies, qualifications, experiences and education that continue to guide the Company’s executive management team to build success and increase shareholder value. Each director holds or has held executive-level positions in successful large public or privately-held companies within a range of industries and markets. In these roles, they have developed expertise in a wide variety of business and operational areas that benefit our Company, as they bring this wealth of knowledge, experiences and ideas to their director roles. While the tenure of longer-term directors brings intimate knowledge of the Company’s operations and history, shorter-term directors bring a fresh perspective that generates renewal and different ideas and opportunities. In 2021, the Board was refreshed, adding additional strength of experience, skill and knowledge in organizational design, executive compensation matters and leading people-related strategies, as well as gender and ethnic diversity to our Board.
The following table lists our Board members who will be continuing in office, including the three directors for election at the Annual Meeting. The information provided about each director includes a summary of the skills, experiences and qualifications they contribute to the Board and the Company, including the names of other publicly-held companies of which he or she currently serves (or during the past five years has served) as a director. There is no family relationship between any of our directors or executive officers. Ages are identified as of the Proxy mailing date.

Name	Information	Director Since
Kristine L. Juster Member: Class I Chief Executive Officer Age: 58 Other public company board service: Board and Nominating/Corporate Governance and Compensation Committees of Trex Company, Inc.

Employment: Chief Executive Officer, Kimball International, November 2018-present; Newell Brands (“Newell”),1995-April 2018 (retired); President, Global Writing Segment, 2014-April 2018; President, Baby and Parent Segment, 2011-2014; led other successively larger business segments since 1995, when Newell acquired a company she co-founded. Newell is a leading global consumer goods and commercial products company.

Skills, experience and qualifications: global senior-level management of a public company; team building and talent development; sales growth via innovative product development initiatives, customer partnerships and direct retail; e-commerce route to market development and marketing; international sales/marketing experience in developed and emerging markets; direct responsibility for strategic planning and growth, both organic and by acquisition; international market entry and sales growth; entrepreneur.

Ms. Juster’s proven expertise in building strategic growth businesses, along with her entrepreneurial mindset and customer-centric perspective, enable her to provide valuable insights and contributions in strategic planning and operations for the Company and make her a valuable member of the Board.
2016
Valerie R. Love Member: Class I Compensation and Governance Committee Age: 54

Employment: Chief of Human Resources, North America of The Coca-Cola Company, a multi-billion dollar beverage company with products sold in more than 200 countries and territories, 2019 - present. Senior Vice President Human Resources Supply Chain and Global Quality at Johnson and Johnson, 2013 - 2019; Vice President Human Resources at Tyco International, 2010 - 2013; various senior manager roles within finance, operations (manufacturing) and HR at General Motors, 1990 - 2010.

Skills, experience and qualifications: talent and performance management, organizational design, succession planning, compensation, mergers, acquisitions, divestitures and executive coaching.

Ms. Love serves on external non-profit boards with a keen interest in driving positive and sustainable change in underserved communities. Ms. Love is a lifetime member of the National Black MBA Association where she currently serves as Board Member and Chair of the Programming Committee and former Chair of the Human Resources Committee. She is a Member of the Board of Trustees at Clark Atlanta University where she serves on the Institutional Advancement & University Relations and Governance & Compensation Committees.
2021

Name	Information	Director Since
Thomas J. Tischhauser Member: Class I Compensation and Governance Committee Age: 63

Employment: Principal of Wynstone Partners, an executive coaching service provider for Fortune 100, private equity and family-owned companies, 2007-present; Vice President, Continental Automotive Systems, 2006-2007; Corporate Vice President, and various management positions, including in engineering, product management, quality, and corporate strategy at Motorola, Inc., 1983-2006.

Skills, experience and qualifications: strong talent and leadership development skills; multinational corporate business experience; exposure to a broad range of corporate cultures and practices; strategic business planning and implementation; knowledge of relevant markets and the furniture manufacturing business; corporate governance expertise, with experience as Lead Independent Director and has served on both standing committees with the Company; knowledge and experience with manufacturing operations, engineering, product life cycle and quality management systems. Mr. Tischhauser has also received certification as a board fellow by the NACD.

Mr. Tischhauser’s broad-based business experience provides a unique perspective to the Board and executive leadership as he offers insight in domestic and international business operations as well as talent development. With years of experience on boards, he provides essential insight for corporate governance and investor relations activities as well.
2008
Patrick E. Connolly Member: Class II Chair, Audit Committee Age: 62

Employment: Retired in 2020 as the President and Chief Executive Officer, Follett Corporation, which serves the full spectrum of education from Pre-K to college campuses, providing education technology, services and print and digital content to enable education, January 2018-2020. Sodexo, S.A. (“Sodexo”), Global CEO, Schools and Universities, 2015- December 2017; Chief Operating Officer of Sodexo North America, and President of Sodexo Health Care from 2007 to 2015. Sodexo provides quality of life services, including dining and meal services, vending and convenience services, integrated facilities management services, and healthier workforce initiatives. He also has served on several non-profit and industry association boards of directors.

Skills, experience and qualifications: strategic planning and growth experience, both organic and by acquisition; organizational transformation; significant healthcare and education industry knowledge and experience; international operations experience; and a global track record of improving diversity, driving innovation and growing revenue.

Mr. Connolly brings to our Company deep knowledge of and professional experience in the healthcare and education industries from his years at Sodexo and Follett Corporation, along with a strategic and innovative mindset, honed from leading organizational transformation, growth and market expansions during his career.
2014

Name	Information	Director Since
Kimberly K. Ryan Chair of the Board Member: Class II Audit Committee Age: 54
Employment: Executive Vice President and CEO of Hillenbrand, Inc., effective January 1, 2022, an industrial company engaged in making and selling diversified industrial process equipment and systems and funeral services products; Senior Vice President of Hillenbrand Inc. from 2011-2021 when appointed EVP and named CEO successor ; President of Coperion, GmbH., a wholly-owned subsidiary of Hillenbrand, Inc., 2015-present; President, Batesville Casket Company, 2011-2015; Senior Vice President of Hill-Rom Holdings, Inc., 2005-2011; Group Vice President, Post Acute Care of Hill-Rom Holdings, Inc., 2005-2011, including during a spin-off of the Hillenbrand entities; Senior Vice President, Hillenbrand Industries, 2003-2008; various senior management positions within Hillenbrand Industries and its subsidiaries from 1989 to 2005.

Skills, experience and qualifications: international manufacturing, operations and procurement experience, including wood products; knowledge and experience in business-to-business product sales and services for a variety of global industries; proven leadership in the areas of finance, operations, logistics, information technology, costing and marketing; strategic planning and growth experience, both organic and by acquisition; and financial experience, including a degree in accounting.

Ms. Ryan’s broad-based business and manufacturing operations experience and senior leadership positions within a publicly traded company make her well-qualified to be a member of our Board, as she brings to the Board front-line business experience in leadership, strategic planning, operations, growth and public company concerns.
2014
Susan B. Frampton Member: Class III Chair, Compensation and Governance Committee Age: 63
Employment: President, Planetree International, Inc. (“Planetree”), a non-profit advocacy, consulting and membership organization focused on advising healthcare organizations on cultural transformation and person-centered care, 2000-present. Other leadership positions: Governance Committee Chair, National Quality Forum’s Board of Directors; Member, Technical Expert Panel for the Veteran’s Health Administration Same-Day Service Initiative, Member, Executive Forum for Advanced Payment Models Learning Action Network; participated on The Joint Commission’s Expert Advisory Panel on culturally competent patient-centered care standards, Chaired the Institute of Medicine’s Scientific Advisory Council on Patient and Family Engagement, and participated on the World Health Organization’s expert panel of patient-centered care models; Member, editorial board, Journal of Compassionate Healthcare; leadership roles at several well-known medical facilities in Connecticut and Massachusetts prior to joining Planetree.

Skills, experience and qualifications: proven leadership and executive experience; deep knowledge of the healthcare industry and market for patient care environment products; international business experience; thought-leader and driver of change and innovation; strategic planning; and organizational governance.

Dr. Frampton provides a unique perspective on our Board, with deep knowledge of the healthcare industry, a growth market for the Company. She demonstrates strong leadership acumen and is an internationally recognized thought leader in healthcare environments for patient care and healthcare consumer trends.
2016

Name	Information	Director Since
Scott M. Settersten Member: Class III Audit Committee Age: 59

Employment: Chief Financial Officer, Treasurer and Assistant Secretary of Ulta Beauty, Inc., the largest beauty retailer in the United States with a rapidly growing e-commerce platform and the premier destination for cosmetics, fragrance, skin care products, hair care products and salon services, 2013 - present; various other senior accounting and finance positions, Ulta Beauty, 2005 - 2012; various senior manager roles in the audit, assurance and risk management practices, including a two-year international rotation, PricewaterhouseCoopers 1990 - 2005.

Skills, experience and qualifications: Senior financial leader of publicly-held, best in class omnichannel specialty retailer; expert in financial accounting, reporting, risk management and controls, and both a certified public accountant and certified management accountant; specific financial expertise in capital markets, investor relations, M&A and investment decision support, significant knowledge and experience leading and supporting key business functional areas including strategy, operations, digital platforms, real estate, supply chain and IT infrastructure including Cyber security.

Mr. Settersten is a proven leader and current executive of an industry-leading public company with extensive experience in financial and accounting matters, company capitalization structures, capital markets, business operations and strategy. Mr. Settersten is particularly qualified to be a member of the Board because of his deep understanding of the complex strategic, financial and governance issues facing public companies in the current economic environment.
2020
Director Independence
Our Board determines the independence of our directors by applying the rules, regulations and listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) and the SEC. The applicable rules, regulations and listing standards of Nasdaq provide that a director is independent only if the Board affirmatively determines that the director does not have a relationship with the Company that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director. They also specify certain relationships that preclude a determination of director independence, including certain business, professional and personal relationships.
Our Board annually reviews the independence of our directors according to these standards, taking into account all relevant facts and circumstances. In its most recent review of information collected from our directors, the Board determined that all members of our Board other than Kristine L. Juster, our CEO, are “independent directors” under the Nasdaq standards and the SEC’s rules. The Board has determined that such independent directors have no relationship with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. In addition, not one of our directors is a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3).
Meeting Attendance
The independent directors meet in regularly scheduled executive sessions generally held after the scheduled committee and Board meetings and at other times as they deem appropriate. We expect our directors to attend all Board meetings, committee meetings, and the Annual Meeting of Shareholders. During fiscal year 2021, the Board met eleven times and each director attended 100% of the meetings of the Board. All Compensation and Governance Committee members attended all eleven Compensation and Governance Committee meetings. All Audit Committee members attended all seven Audit Committee meetings. All directors who were members of the Board during fiscal year 2021 attended the Annual Meeting of Shareholders held on October 27, 2020.
Board Structure
The positions of Chair of the Board and CEO are currently held by different persons. The Board believes that this separation has served the Company well since it began the practice in 2018. The Board will continue to regularly review our leadership structure and may make changes in the future as it deems appropriate and in the best interest of the Company.
We do not currently have a Lead Independent Director. Ms. Ryan serves as the independent non-executive Chair of the Board. The Board may choose at any time in the future to appoint an independent member of the Board to serve as Lead Independent Director, in accordance with our Corporate Governance Principles and By-laws, and will do so if the Chair of the Board should cease to be an independent director.
Board Committees
Our Board currently has two standing committees: the Audit Committee and the Compensation and Governance Committee.
The Audit Committee
In fiscal year 2021, the Audit Committee consisted of three members of the Board: Patrick E. Connolly (Chair); Scott M. Settersten; and Timothy J. Jahnke who was a member of the Audit Committee until his resignation in April, 2021, at which time Kimberly K. Ryan moved from the Compensation and Governance Committee to the Audit Committee. The Board has determined that all members of the Audit Committee meet the Nasdaq and SEC requirements with respect to independence, and that each is also an “audit committee financial expert” as defined by the rules of the SEC. Not one of the Audit Committee members has been or is a salaried employee of the Company.
Responsibilities. The Audit Committee operates under, and has the responsibilities set forth in, a written charter approved by the Board. The Charter is reviewed and reassessed annually, or more frequently as circumstances dictate, by the Audit Committee. The Audit Committee modifies the written charter as needed to comply with all regulatory requirements as or before they become effective. A copy of the Audit Committee Charter is available on our website at www.kimballinternational.com/corporate-governance.
The Audit Committee is responsible for appointing the independent registered public accounting firm to audit our books and records, overseeing the work of the accounting firm and approving the associated services and fees and ensuring their independence. The Audit Committee is also responsible for overseeing our risk and compliance practices, financial reporting practices and internal controls. Further, it reviews our financial reporting and meets regularly with management and the independent registered public accounting firm regarding audit planning, audit results and other matters within its scope. In addition, the Audit Committee oversees cybersecurity and data protection activities to ensure that the Company is actively and appropriately protecting its own data as well as that of its employees, customers and suppliers and that it is meeting data protection compliance requirements.
The Compensation and Governance Committee
In fiscal year 2021, the Compensation and Governance Committee consisted of three members of the Board: Susan B. Frampton (Chair); Kimberly K. Ryan; and Thomas J. Tischhauser. Valerie R. Love was appointed to the Board effective April 1, 2021 and joined the Compensation and Governance Committee, at which time Ms. Ryan moved to the Audit Committee. Geoffrey L. Stringer was a member of the Compensation and Governance Committee until his retirement at the end of his term in October 2020. Each member of our Compensation and Governance Committee is “independent” as such term is defined for compensation committee members in the listing standards of Nasdaq, each is a “Non-Employee

Director” as defined in Rule 16b-3 under the Exchange Act, and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).
Interlocks and Insider Participation. Not one of the Compensation and Governance Committee members has ever been employed as an officer or employee of our Company or any of our subsidiaries, and not one of the Compensation and Governance Committee members during fiscal year 2021 was involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K.
Responsibilities. The Compensation and Governance Committee’s responsibilities consist of making all determinations with respect to the compensation of the CEO, reviewing and approving the compensation of all other executive officers in consultation with the CEO, reviewing and approving our annual contribution to our defined contribution retirement plan, and approving targets, certifications of target achievements, and authorization of payments under our stock and cash incentive plans. See “Compensation Discussion and Analysis—Compensation Philosophy” and “Executive Compensation Process” beginning on page 24 for a description of the role of executive officers and compensation consultants in setting compensation for our executive officers.
The Compensation and Governance Committee’s responsibilities also include advising the Board on matters of corporate governance, providing oversight and reviewing initiatives, policies and practices regarding environmental, social and governance (“ESG”) related matters, evaluating and adjusting director fees, reviewing any resignations of incumbent directors who fail to receive a majority of votes cast in any uncontested election, overseeing evaluations of our Board and individual directors, reviewing related person transactions for conflicts of interest, and evaluating succession planning needs. The Compensation and Governance Committee is also responsible for nominating the Chair of the Board and the Lead Independent Director, when applicable, for election by the Board. A more complete listing of the responsibilities of the Compensation and Governance Committee is available in the Compensation and Governance Committee Charter on our website at www.kimballinternational.com/corporate-governance.
Nominations of Director Candidates. The Compensation and Governance Committee has the additional responsibility to nominate persons for director positions and for election at the Annual Meeting. In order to nominate appropriate non-incumbent director candidates when an opening on the Board is anticipated or occurs, the committee identifies, or may work with a third-party firm that specializes in identifying potential nominees for director based on specified objectives for the composition of the Board. The committee takes into account the need for broad and complementary experience and expertise as well as particular knowledge, skill sets, experiences and qualifications identified as needed or desirable for our Board.
Nominees, whether recommended by the Compensation and Governance Committee or a shareholder, will first be evaluated on the basis of established Board member criteria, including, but not limited to: integrity; practicality and good judgment; willingness to think independently; diverse business experience and expertise, particularly in areas where the Board has identified specific expertise needs of the Company; commitment to our Guiding Principles; and willingness to devote adequate time to Board duties and to serve over a period of time sufficient to understand our history, markets and business operations. Evaluation of qualifications, work history and experience, skill sets and the fit of the candidate within the overall make-up of the Board are also essential to determining whether the candidate is an appropriate nominee. In accordance with the Company’s Corporate Governance Principles, the Compensation and Governance Committee and the full Board consider diversity of gender, race, national origin, education, and professional experience, which would indicate a candidate’s ability to bring a varied set of skills and backgrounds to bear on the complicated issues that come before the Board.
The Compensation and Governance Committee also will consider candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Compensation and Governance Committee should send such recommendation to the Secretary of the Company at 1600 Royal Street, Jasper, Indiana 47546, who will forward it to the Compensation and

Governance Committee. Any such recommendation should include a description of the candidate’s qualifications for Board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. These requirements are fully stated in the Company’s By-laws, a copy of which is on file with the SEC. A shareholder who wishes to nominate an individual as a director candidate at the Annual Meeting of Shareholders, rather than recommend the individual to the Compensation and Governance Committee as a nominee, must comply with the advance notice requirements mandated by our By-laws and further explained in this Proxy Statement under “Future Shareholder Proposals.”
Board Assessment Process. The Compensation and Governance Committee supervises a Board review and evaluation process designed to increase the effectiveness of the Board. The Compensation and Governance Committee also uses a skills matrix that lists needed or desired skills, experience and qualifications for directors and director candidates. This skills matrix and evaluation process are used to develop a plan for each director to facilitate his or her continuing education, for succession planning and to identify gaps in needed skills and experience. In fiscal 2021, the Compensation and Governance Committee also led a robust search for a new independent director that resulted in the appointment of Ms. Love.
Risk Management
The Board has an active role as a whole, and also at the committee level, in overseeing management of our risks and assisting management in balancing these risks with our strategic plans. The Board approaches our risk management process in a strategic manner based upon the fundamental recognition that risk management in any business enterprise requires an appropriate balance of two distinct aspects of risk:
•Value Preservation — recognizing and mitigating the risk of potential for loss or harm to any element of our business.
•Value Creation — embracing the risks inherent in any business endeavor in order to reap the rewards of growth and profitability.
The Board has identified distinct risk categories, recognizing there is overlap of risks within each, and has assigned oversight responsibilities as follows:

Risk	Oversight Responsibility
Financial and Operating	Board
Strategic Planning	Board
Reporting and Compliance	Audit Committee
Cybersecurity	Audit Committee
Governance and Independence	Compensation and Governance Committee
Compensation	Compensation and Governance Committee
While the Audit Committee and the Compensation and Governance Committee are each responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. Regular discussion and analysis occur at both committee and Board meetings regarding risks and the associated impact or potential impact on our business operations, strategic plans and growth strategies.

SHARE OWNERSHIP INFORMATION
Under the regulations of the SEC, persons who have power to vote or invest in or dispose of shares of our Common Stock, either alone or jointly with others, are deemed to be beneficial holders of such shares.
Set forth in the following table are the beneficial holdings, as of August 23, 2021, of our Common Stock on the basis described above for: (i) each person known to our Company who may be deemed to beneficially own more than 5% of our Common Stock; (ii) each current director; (iii) each current NEO as listed in the Summary Compensation Table appearing later in this Proxy Statement; and (iv) all current directors and executive officers as a group. The total number of shares of our Common Stock beneficially owned by all executive officers and directors as a group is 771,537 shares (2.1% of the outstanding shares of Common Stock), as of the date noted above.

Name	Shares Beneficially Owned(a)(b)		Percent of Total Shares
BlackRock, Inc.(c)	4,250,069		11.5%
55 East 52nd Street
New York, NY 10055
Vanguard Group, Inc.(d)	1,865,987		5.1%
100 Vanguard Blvd.
Malvern, PA 19355
Directors and Named Executive Officers:
Kristine L. Juster	167,501		(f)
Thomas J. Tischhauser	65,394		(f)
Patrick E. Connolly	48,564		(f)
Kimberly K. Ryan	44,244		(f)
Susan B. Frampton	34,708		(f)
Scott M. Settersten	7,736		(f)
Valerie R. Love	2,799		(f)
Timothy J. Wolfe	36,569		(f)
Mark W. Johnson	25,624	(e)	(f)
Kourtney L. Smith	76,805		(f)
Lonnie P. Nicholson	112,626	(e)	(f)
All current executive officers and directors as a group (17 persons)	771,537		2.1%
_____________
(a)Based upon information obtained from the executive officers, directors, and beneficial owners (according to the definition of “beneficial ownership” under the regulations of the SEC).
(b)The individuals listed are deemed to have sole voting and investment power over the shares owned by their respective spouses living in their household. Beneficial ownership is disclaimed as to all shares over which the named person does not have full beneficial rights.
(c)This information is derived from the Schedule 13G/A filed by such shareholder with the SEC on January 8, 2021, indicating beneficial ownership as of December 31, 2020, as updated by the Forms 13F-HR filed by such shareholder and its affiliates with the SEC on August 11, 2021, and information provided to us by Nasdaq, indicating beneficial ownership as of June 30, 2021. BlackRock, Inc. reports that it is a parent holding company or control person and has the sole power to vote or direct the vote of 3,923,913 shares and sole power to dispose or direct the disposition of 4,250,069 shares, but also notes that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, our shares and that no one person’s interest in our shares is more than 5% of the total outstanding shares of our Company. BlackRock, Inc. reports that the following of its subsidiaries acquired the shares: BlackRock Institutional Trust Company, National Association, BlackRock Investment Management, LLC, BlackRock (Netherlands) B.V., BlackRock Asset Management Canada Limited, BlackRock Financial Management, Inc., BlackRock Japan Co. Ltd., BlackRock Asset Management Ireland Limited, BlackRock Investment

Management (UK) Limited, BlackRock Asset Management Schweiz AG, BlackRock Advisors, LLC, BlackRock (Luxembourg) S.A., BlackRock Fund Advisors, BlackRock Fund Managers Limited, BlackRock Life Limited, Aperio Group, LLC and BlackRock Advisors (UK) Limited.
(d)This information is derived from the Schedule 13G/A filed by such shareholder with the SEC on February 10, 2021, indicating beneficial ownership as of December 31, 2020, as updated by the Form 13F-HR filed by such shareholder with the SEC on August 13, 2021, indicating beneficial ownership as of June 30, 2021. The shareholder reports that it is an investment advisor registered under the Investment Advisors Act of 1940 and has the sole power to vote or direct the vote of -0- shares, shared power to vote or direct the vote of 35,373 shares, the sole power to dispose or direct the disposition of 1,804,489 shares, and shared power to dispose or direct the disposition of 61,498 shares. Vanguard Group, Inc. reports that the following of its subsidiaries acquired certain of the shares: Vanguard Fiduciary Trust Company, Vanguard Investments Australia, Ltd and Vanguard Global Advisors LLC.
(e)Includes 16,850 shares held by a foundation over which Mr. Nicholson and Mr. Johnson have shared voting and investment power. Beneficial ownership for Mr. Nicholson and Mr. Johnson are disclaimed as to such shares and as to all other shares over which they do not have full beneficial rights.
(f)Totals are under one percent of the 36,847,306 shares of Common Stock outstanding as of August 23, 2021.

SHAREHOLDER AND INVESTOR ENGAGEMENT
Our relationship with shareholders and investors is an important part of our Company’s success. The Board and management believe they best execute their duties when they proactively listen to, seek to understand and consider the opinions of our shareholders and investors. We engage with our shareholders, investors and the broader corporate governance community throughout the year using a process that is management-led with oversight by the Board. Our engagement process is designed to inform and educate our constituents, provide perspective on Company policies and practices, and seek shareholder and investor input. We actively solicit feedback during our engagement activities and incorporate that feedback as appropriate. We are pleased to have shareholders and investors that are engaged and interested in our performance and progress.
We engage a wide range of constituents, including:

Institutional investors	Industry thought leaders
Retail investors	Proxy advisory firms
ESG specialty firms
We use multiple methods and avenues to engage our constituents. During fiscal year 2021, we held quarterly earnings calls, engaged in investor conferences, held in-person and virtual meetings, and participated in a host of corporate governance organizations, industry trade associations and local community groups.
Our interactions cover a wide range of ESG and business topics, including:

Board composition and structure	Company performance and execution
Business strategy	Sustainability
Diversity	Corporate governance
Our Board receives regular updates on these discussions and our progress on our strategic goals. The Board evaluates our strategic plans and activities based on the feedback from these discussions to make sure our shareholders’ interests are taken into consideration.

PROPOSAL NO. 2 - APPROVAL OF THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO PROVIDE SHAREHOLDERS THE RIGHT TO UNILATERALLY AMEND THE COMPANY’S RESTATED BY-LAWS
We are asking our shareholders to approve the restatement and amendment of our Articles of Incorporation, which will provide shareholders the ability to unilaterally amend our By-laws.
Background
Under Indiana law, a corporation’s board of directors has the sole power to amend or repeal the by-laws, unless otherwise stated in its articles of incorporation. Our Amended and Restated Articles of Incorporation (the “Restated Articles”) currently follow the default position under Indiana law, providing our Board with the exclusive right to make, alter, amend, or repeal our By-laws. As part of its ongoing review of our governance practices, the Board considered feedback on the default position received from our shareholders and investors through our engagement activities. After careful consideration, the Board determined that amending our Restated Articles to allow shareholders to unilaterally amend our By-laws (as described below) will strengthen our corporate governance practices and is in the best interests of the Company and its shareholders.
Shareholders’ Right to Amend Kimball International’s By-laws
Our Board is committed to good corporate governance and has carefully considered the advantages and disadvantages of amending our Restated Articles to allow shareholders to unilaterally amend our By-laws. If approved, the Restated Articles would be amended to state the By-Laws of the corporation may be made, altered, amended or repealed by either: (1) the Board of Directors by the affirmative vote of a majority of the whole Board of Directors; or (2) the affirmative vote, at a meeting of the shareholders of the Company for which the meeting notice designates that making, altering, amending or repealing provisions of the By-Laws is to be considered, of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of all classes of stock of the corporation entitled to vote generally in the election of directors, considered for purposes of the applicable proviso of the Restated Articles as a single voting group. A form of the Restated Articles, marked to reflect the changes contemplated by this Proposal No. 2, is attached to this Proxy Statement as Appendix D. This summary of the proposed Restated Articles, including all material amendments and significant changes described below, is qualified in its entirety by reference to the text of the Restated Articles set forth in its entirety in Appendix D, which our shareholders are strongly encouraged to read.
Recommendation of the Board of Directors and Required Vote
Our Board has unanimously authorized and approved, and recommends that our shareholders approve, our Restated Articles in the form attached to this proxy statement as Appendix D. If the Restated Articles are approved at the Annual Meeting, we will file the Restated Articles with the Indiana Secretary of State shortly following the Annual Meeting. The Restated Articles will become effective upon acceptance of the filing by the Indiana Secretary of State. Upon the approval of the Restated Articles and the effectiveness of the filing of the Restated Articles with the Indiana Secretary of State, the corresponding amendments to our By-laws, which have been previously authorized and approved by our Board, will become effective automatically.
If the Restated Articles are not approved, the proposed amendments to our Restated Articles will not be made and all existing provisions will remain in effect.
The Board of Directors recommends that you vote “FOR” the approval of the amended and restated Articles of Incorporation disclosed in this Proxy Statement.

CORPORATE GOVERNANCE
Our Corporate Governance Principles, the charters of each of the Board committees, and our Business Ethics Policy, all of which were reviewed and updated as necessary by the Board in fiscal year 2021, are available on our website at www.kimballinternational.com/corporate-governance. Our Company and our Board are focused on engaging in good governance practices that support the success of the business of the Company.
Governance Highlights
In fiscal 2021, the Board took several actions to enhance the Company’s corporate governance practices and standards. Most prominently, the Board opted out of Indiana’s requirement that the Company have a classified board structure. The Board took this action shortly after Indiana state legislation was amended to permit this change. The Board also took steps to grant shareholders the power to unilaterally amend the Company’s By-laws, subject to the shareholders’ approval of Proposal No. 2. Please see “Proposal No. 2 — Approval of the Company’s Amended and Restated Articles of Incorporation to Provide Shareholders the Right to Unilaterally Amend the Company’s Restated By-laws” for more information.
The following are some practices or policies we have or engage in as good governance practices:

CORPORATE GOVERNANCE HIGHLIGHTS
•Maintain separate CEO and Chair roles, with an independent director appointed as Chair	•Improving board diversity - more than half of our directors are female
•Have robust stock ownership requirements for both directors and executives	•Director resignation policy - director must submit his or her resignation if majority support is not received in uncontested elections
•Regular Board, committee and individual director evaluations	•Board and committee hiring of outside advisors independent of management
•Limits on director “overboarding”	•Equal voting rights of all classes of stock
•Robust director orientation program	•Regular executive sessions held by independent directors
•“Double trigger” change in control provisions in executive equity award agreements	•All Audit Committee members meet the “audit committee financial expert” requirements
•Director independence - six of seven directors are independent	•Say on Pay vote is now held annually (previously was held every three years)
•Long-term focus throughout Company history on environment, sustainability, governance and citizenship initiatives as part of our strategy with direct oversight by CGC	•Periodic review and adjustment of By-laws, Corporate Governance Principles, committee charters, and Business Ethics Policy
•Clawback provisions contained in performance-based incentive compensation programs	•Stock repurchase plan to avoid dilution due to equity compensation
•10b5-1 stock trading program for executives when stock trading window is closed	•Board participation in CEO and senior executive succession planning
•Company-wide ESG program that includes establishing specific initiatives and metrics with regular disclosures on progress	•Governance documents no longer require Company to have a classified board structure

WE DO NOT HAVE OR ENGAGE IN THE FOLLOWING PRACTICES:
•Reprice options	•Maintain a poison pill
•Provide excessive executive perquisites such as country club memberships, company cars or estate planning services	•Permit officers or directors to hedge or pledge their Company stock (see below for more details)
•Provide tax gross-ups upon a termination of employment or change in control, pensions, post-employment healthcare or retirement benefits for our NEOs	•Have an exclusive venue or forum provision in our By-laws
As stated in our Corporate Governance Principles, when a director’s professional position changes, the Compensation and Governance Committee will evaluate and determine the continued appropriateness of the director’s membership on the Board. Please also review the section “Proposal No. 2 — Approval of the Company’s Amended and Restated Articles of Incorporation to Provide Shareholders the Right to Unilaterally Amend the Company’s Restated By-laws” for more information about the Board’s direct response to stakeholder feedback and specific efforts to strengthen shareholders’ voices through the particular proposal.
Hedging and Pledging Policy
Our Corporate Governance Principles contain the Company’s policy on hedging and pledging of shares. Our policy applies to our directors and all of our executive officers. Under the policy, such individuals are not permitted to engage in the following transactions:
•Trading in Company stock on a short-term basis, as all stock must be held for at least six months;
•Engaging in short sales;
•Margin-trading, buying or selling puts or calls;
•Pledging Company stock as collateral in transactions or otherwise to secure debts; or
•Engaging in hedging or monetization transactions, such as collaring or forward sale contracts.
Environmental, Social and Governance (“ESG”)
Throughout our Company’s history we have demonstrated an unwavering commitment to the environment, our employees, the communities we serve, and our shareholders. These commitments have been bedrock principles of our purpose and guiding principles. In fiscal 2021, the Company took the next step in demonstrating its commitment to these principles by publishing its first enterprise-wide Environmental, Social, and Governance Summary Report. The report is a comprehensive collection and disclosure of relevant ESG metrics across all of the Company’s business units and functions. The Company uses a wide range of standards and metrics in it ESG program, including the Sustainability Accounting Standards Board (“SASB”) standards for the Building Products and Furnishing sector and United Nations Sustainable Development Goals (“UN SDGs”), among others. We will incorporate these standards and metrics into the Company’s ongoing efforts to set meaningful targets in key ESG areas, measure our progress, and share our results on a consistent basis. We encourage you to review the report and more information about our program on our website.

Environment
Protecting our natural resources and utilizing environmentally responsible business practices have long been key components of our Company’s purpose. We are committed to conducting business operations in ways that minimize our environmental footprint and use of natural resources while positively impacting the communities we serve. In 2002, we opened a ground-breaking recycling center that allowed us to increase recycling capacity and reduce waste accumulation in our facilities. Our current sustainability practices include initiatives to reduce water usage, solid waste generation, VOC emissions, hazardous waste materials, and greenhouse gas emissions. To ensure we properly manage environmental risks, we maintain management systems such as ISO 14001, with 80% of our operations currently certified, excluding Poppin. As part of our commitment to set rigorous targets aimed at protecting our natural resources, we have set the following 2021 intensity goals:
•Water Reduction: maintain water consumption at or below the 2020 level.
•Waste Reduction: reduce solid waste to landfills by 10% from the 2019 base year.
Social
Our culture of caring serves as the foundation of our long-held guiding principles and purpose: Dare to be Makers of Possibility. Employee engagement is a key component of that culture, and we believe in investing in our employees’ growth and development. Over the last two years, we have implemented the following leadership development programs:
•Elevate: our flagship senior leadership program that provides development through coaching, assessments, and experiential action learning projects. The program is a year-long intensive program with direct mentoring from the CEO.
•Foundations: a frontline leadership development program for emerging or new supervisors and managers.
•Leadership Roundtables: monthly learning sessions facilitated by Human Resources that provide leaders with a platform to share best practices and leadership learnings with employees in an open forum.
•Virtual Micro-Learning Sessions: on-demand sessions featuring content from leading subject matter experts that are available to all employees.
We actively monitor employee voluntary and involuntary turnover against established targets on a monthly basis. We also periodically conduct employee engagement surveys to assess the Company’s work environment. Our recent outreach has focused on organizational vitality, ensuring robust communications channels, and working our way through the challenges of COVID-19. Some of the actions we took in response to employee feedback include:
•Instituted regular interactive Executive Chat sessions where executive team members update the organization on strategic initiatives in a real-time, open forum that includes question and answer periods
•Created a new communications platform to facilitate sharing of key messages with our manufacturing employees.
•Developed and implemented a new hybrid work policy.
The Company has a comprehensive safety program built on an management system that scores and tracks more than 40 safety elements. Our goal is to have an injury-free working environment. Our 20-year continuous improvement journey has resulted in a roughly 90% reduction in injuries and a 2020 Total Recordable Incident Rate that is 74% below the national average for the NAICS rate for our industry.

Diversity, Equity, Inclusion, and Belonging
The Company actively promotes an environment where each employee is valued, respected, and treated with dignity. We believe that diverse voices are essential in creating an organization where every person feels a sense of belonging, and we are committed to creating equity and a sense of inclusion for all. This is our mission and commitment. We have recently embarked on a journey for a revitalized and more formalized Diversity, Equity, Inclusion and Belonging (“DEIB”) Commitment. We developed a governing structure and began the formation of our DEIB Council, chaired by the CEO and sponsored by the CHRO, that will work to establish targets and publish the Company’s progress.
The Company has a strong record of gender diversity at its Board, management, and overall workforce levels.
•Board of Directors: 57% Female / 43% Male
•Executives and Senior Management: 47% Female / 53% Male
•All Other Employees: 42% Female / 58% Male
Community Engagement
Giving back in a meaningful way is an integral part of our culture. The Kimball International Habig Foundation is a charitable trust fund that focuses its funding and resources on five primary categories: education; health and human services; civic and community programs; arts and culture; religious institutions and volunteerism. Since its inception, the Habig Foundation has donated over $13 million to various local charities and projects in communities where our employees live and work, including over $3.5 million for our annual college scholarship program to children of Company employees. We have awarded more than 400 college scholarships since 1963. In fiscal year 2020, the Habig Foundation donated more than $80,000 to various organizations.
In-kind donations of our products and raw materials are a cornerstone of our spirit of giving. New, gently used, and showroom displays are routinely donated to non-profit, civic, and public school systems. We also donate furniture to fundraising auctions as owning a Kimball International product is of great pride to the communities in which we operate. At the onset of the COVID-19 pandemic, we used our charitable giving, manufacturing capabilities, and promoted employee volunteerism to provide PPE and healthcare furniture to our community’s Healthcare Heroes.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS
We maintain a policy regarding the review, approval and/or ratification of “related person” transactions (“Related Person Transaction Policy”). A related person transaction is one in which the Company is a participant, the amount involved exceeds $120,000, and any “related person” — including a director, an executive officer, a greater-than-5% shareholder, or a member of their immediate family — has had, or will have, a direct or indirect material interest in the transaction. The Related Person Transaction Policy provides guidelines for the Compensation and Governance Committee’s determination whether to approve, ratify, modify or reject a specific transaction which may lead to a conflict of interest between the Company and any executive officer, director or greater-than-5% shareholder. Only related person transactions that are fair and reasonable to the Company and in the best interests of our shareholders are approved or ratified.
The Compensation and Governance Committee, in the course of its review and approval or ratification of a related person transaction, considers, among other things:
•the commercial reasonableness of the transaction;
•the materiality of the related person’s direct or indirect interest in the transaction;
•whether the transaction may involve a conflict of interest, either apparent or actual;
•the impact of the transaction on the related person’s qualification as “independent” as required by Nasdaq; and
•whether the transaction would violate our Business Ethics Policy, Insider Trading Policy, or other Company policies regarding the conduct of our directors and officers.
Any member of the Compensation and Governance Committee who is a “related person” with respect to the transaction under review may not participate in the evaluation or decision making regarding the acceptability of the transaction. If a quorum of the Compensation and Governance Committee is not available to review the transaction, the Board will conduct the review.
On an annual basis, each director and executive officer completes a questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer or any member of his or her immediate family has an interest. In addition, any transactions with related persons or other circumstances that present potential conflicts of interest are to be disclosed. When reported, the transactions or other conflicts are reviewed by the Compensation and Governance Committee, and a determination is made by the Compensation and Governance Committee to approve, ratify, modify or reject the transaction, depending on what is in the best interests of our shareholders.
During fiscal year 2021, there were no transactions in which the Company was or is a participant, the amount exceeded $120,000 and a related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires that our directors, executive officers and greater-than-ten-percent shareholders file an initial statement of beneficial ownership and certain statements of changes in beneficial ownership of our Common Stock with the SEC and furnish copies of those forms to the Company. Based solely on our review of the copies of such forms filed electronically with the SEC and written representations from our directors and executive officers, we believe all filing requirements applicable to our executive officers, directors and greater than 10% shareholders were timely satisfied during the fiscal year ended June 30, 2021.

PROPOSAL NO. 3 - ADVISORY VOTE ON THE COMPENSATION
PAID TO OUR NAMED EXECUTIVE OFFICERS
Section 14A of the Exchange Act gives our shareholders the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation paid to our NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, is currently presented annually to our shareholders. The Board encourages shareholders to review the Compensation Discussion and Analysis section, beginning on page 24, and the related compensation tables and narratives for a thorough discussion of our compensation program for NEOs.
As stated in our Guiding Principles, “We want employees to share in their Company’s success, both financially and through personal growth and fulfillment.” Our performance-based, incentive-focused compensation philosophy is designed to link the financial interests of our executives with the interests of our shareholders. The Company pursues its objectives by having a significant portion of our NEOs’ compensation focused on both short-term and long-term performance-based incentive programs. Incentive compensation programs include cash incentives under our 2019 Annual Cash Incentive Plan, as amended (the “Annual Cash Incentive Plan”), and equity awards granted under our 2017 Incentive Stock Plan, approved by our shareholders at our 2017 Annual Meeting of Shareholders. In fiscal year 2021,our equity-based incentive compensation program is the Relative Total Shareholder Return award. Payouts under our cash and equity-based incentive awards are determined based on appropriate performance-based metrics, including Adjusted EBITDA and total shareholder return. These incentive compensation programs are coupled with salary, retention-focused Restricted Stock Unit awards, an annual contribution to a defined contribution participant-directed retirement plan, and other benefits, including health and life insurance.
At the 2020 Annual Meeting, approximately 98% of our shareholders voted to approve our NEO compensation program. The Compensation and Governance Committee believes this reaffirms our shareholders’ support of our approach to executive compensation, and no significant changes were made to this approach in fiscal year 2021.
We are asking our shareholders to indicate their support for our executive compensation program as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather, the overall compensation program for our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we recommend that our shareholders vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”
As an advisory vote, the results of this proposal will not be binding on us, the Board of Directors, or the Compensation and Governance Committee. However, your opinion is important to us, and the Compensation and Governance Committee, which is responsible for designing and administering our executive compensation program, will consider the outcome of this vote when making future compensation decisions for our NEOs.
If you are a beneficial owner of shares (i.e., you hold them through a bank, broker or other holder of record), you must instruct the holder of record how to vote your shares in order for your vote to be counted on Proposal No. 3.
The Board of Directors recommends that you vote “FOR” the approval of the compensation paid to our NEOs as disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Our Board and its Compensation and Governance Committee (the “Committee”) regularly assess our compensation plans, looking for opportunities to make overall improvements and adjust to changing compensation needs. The Committee, which is responsible for overseeing the compensation program for all executive officers, plays a key role in designing and administering our executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the Committee, including to address unique situations.
In October 2020, the Board appointed Timothy J. Wolfe as our new Chief Financial Officer (“CFO”), effective October 19, 2020, to replace Michelle R. Schroeder, who stepped down from her role for personal reasons effective October 19, 2020.
This Compensation Discussion and Analysis provides detailed information regarding our executive compensation program and decisions and is intended to supplement the information provided in the “Executive Officer and Director Compensation” section below for the following executives: Kristine L. Juster, CEO; Timothy J. Wolfe, Executive Vice President, CFO; Kourtney L. Smith, Executive Vice President, Kimball International and President, Workplace; Mark W. Johnson, Executive Vice President, Chief Legal and Governance Officer & Corporate Secretary; Lonnie P. Nicholson, Executive Vice President, Chief Human Resources Officer, Michelle R. Schroeder, former Executive Vice President, Chief Financial Officer (who passed away on September 1, 2021). These officers and former officer are referred to herein as our “named executive officers,” or “NEOs.” While this Compensation Discussion and Analysis focuses on the NEOs, these compensation policies and practices apply to all of our executive officers.
Advisory Vote on Executive Compensation
We have an annual non-binding, advisory vote by shareholders on our executive compensation, or “Say on Pay” vote. At our Annual Meeting of Shareholders in October 2020, a Say on Pay vote was held, and approximately 98% of the votes cast were voted in favor of the compensation paid to our NEOs in fiscal year 2020. The Committee believes this reaffirms our shareholders’ support of our approach to executive compensation.

Compensation Philosophy
We provide a compensation and benefits package for executive officers that includes salary, cash and equity-based incentive compensation, a profit-sharing Company contribution to our retirement plan, flexible healthcare benefits (based on employee choice), paid time off that increases with years of service, and professional development opportunities. To be aligned with shareholder expectations and market best practices, all executive officers have a significant portion of their compensation tied to business goals through performance-based incentives.
The objectives of our compensation program are as follows:
•Rewarding Performance. All components of our executive compensation program are designed to reward executive performance. Salary is designed to reward annual achievements, demonstrated leadership abilities, and management experience and effectiveness. Incentive pay focuses on motivating the executive to achieve exceptional short-term and long-term financial results.
•Aligning with Shareholders’ Interest. One of our key compensation objectives is to align the interests of the executives with our shareholders by requiring our executives to own a certain amount of our Common Stock and linking compensation directly to Company financial performance. Improved Company performance leads to improved share price and increased shareholder value. Our cash-based incentive compensation plan is focused on profitability performance. Our equity-based compensation is comprised of a diversified set of awards, which for fiscal year 2021 included Relative Total Shareholder Return (“RTSR”) awards and Restricted Stock Unit (“RSU”) awards, each designed to promote long term success and increased shareholder value.
•Retaining Key Talent. Long term equity-based compensation components and competitive total compensation and benefits packages serve as key retention tools.
With the above objectives in mind, the Committee has established guidelines for each of the compensation elements to ensure the appropriate mix of salary, short-term cash incentive, and long-term equity incentives as percentages of total compensation. The total target compensation for each executive officer is assessed by the Committee at the beginning of each fiscal year based on the expectations and responsibilities of the role, market value of the role (as described in more detail under “Executive Compensation Process” below) and the performance of the individual in that role. Unless circumstances require otherwise, the Committee reviews market value information biennially with the assistance of an external compensation advisory service, which specializes in executive compensation programs. For fiscal year 2021, the Committee utilized services from CAP and Meridian Compensation Partners (“Meridian”). These advisory services report directly to the Committee and do not provide any services to the Company other than the executive compensation consulting services provided to the Committee. The Committee assessed the independence of CAP and Meridian pursuant to SEC rules and Nasdaq listing standards and concluded that no conflicts of interest exist.
Depending on financial results, a NEO may earn more or less than target compensation. In order for executive officers to realize their target compensation, the Company’s financial results must perform to goals approved by the Committee and shareholder expectations. An executive’s actual total compensation is directly linked to both their individual performance and the Company’s financial results.

Executive Compensation Process
The objectives of the executive compensation process are to:
•Set the total target compensation for each executive officer at or near the market-value midpoint for each position;
•Determine the appropriate mix of compensation between cash and stock;
•Determine the appropriate mix of compensation among salary, short-term incentives, and long-term incentives;
•Determine stock ownership requirements based on market data; and
•Use a data-driven approach by partnering with an independent executive compensation advisor for market data as detailed on page 28 below.
The Committee seeks to target each NEO’s total compensation to the level the Committee considers market competitive, aligned to the specific executive’s responsibilities, and reflective of individual performance. In determining the appropriate mix of compensation components, the Committee has established guidelines for long-term equity awards (RTSR and RSUs), short-term cash incentive compensation, salary, and the Company’s discretionary contribution to our retirement plan. In allocating the amount of compensation among our different types of long-term equity awards, for fiscal year 2021 the Committee determined to grant RTSR and RSU awards to all of our executive officers further emphasizing long term performance relative to our peers.
In fiscal year 2021, the dollar amount of the targeted equity-based compensation, as a percent of salary, approved by the Committee for our CEO and the average for our other NEOs, excluding Ms. Schroeder, was as follows:

The following chart illustrates the targeted allocation of fiscal year 2021 compensation, as determined by the Committee, for our CEO compared to the average allocation for our other NEOs, excluding Ms. Schroeder. As demonstrated by this chart, a larger proportion of our CEO’s targeted compensation for fiscal 2021 was allocated to performance-based equity awards compared to our other NEOs.

Targeted Compensation Components

CEO
(1) Restricted Stock Units & Dividends, 16%
Salary, 34%
(2) Performance-Based Equity Awards, 21%
(3) Annual Cash Incentive & Retirement Plan, 29%

Average of Other NEOs
Excluding Ms. Schroeder
(1) Restricted Stock Units & Dividends, 18%
(2) Performance-Based Equity Awards, 9%
(3) Annual Cash Incentive & Retirement Plan, 27%
Salary, 46%

(1)Represents the dollar value of the targeted allocation of total compensation to service-based RSUs established by the Committee for fiscal year 2021.
(2)Represents the dollar value of the targeted allocation of total compensation to RTSR awards established by the Committee for fiscal year 2021.
(3)The Annual Cash Incentive Plan component assumes a payout at the target level of performance, or a payout of 80% of annualized salary for our CEO and a payout for our other NEOs (excluding Ms. Schroeder) ranging between 50% to 55% of salary. The Company contribution to our retirement plan is assumed to be 4% of eligible annualized compensation.
As part of this process, the Committee sets the target compensation of the CEO and approves the target compensation of the other executive officers in consultation with the CEO, who manages the expectations and performance of those executives throughout the year. The Committee gives significant consideration to the recommendation of the CEO, but the final compensation decisions for all executive officers are within the Committee’s authority. The only other role that executive officers play in this process is a discussion with the CEO, or in the case of the CEO, with the Committee, regarding their own individual fulfillment of strategic objectives and overall job performance.
Factors considered by the Committee in setting executive compensation include, but are not limited to:
•Market value for the role - based on market data and peer group information described below
•Responsibilities - the scope and breadth of the duties and expectations of the roles
•Leadership - demonstrated ability to lead the organization
•Performance - with an emphasis on consistent, sustained productivity and delivery of results
•Potential - demonstrated capacity to grow into even broader leadership responsibilities

•Execution of strategy and individual strategic objectives - demonstrated ability to successfully lead the fulfillment of strategic plans and their own strategic objectives
•Personal development - demonstrated willingness to continuously learn and grow professional and leadership skills
•Promotion of Company culture and values - demonstrated commitment to activating our Purpose, modeling our Guiding Principles and ethical behavior
•Company results - demonstrated leadership and teamwork to enable achievement of Company goals and performance targets
For fiscal year 2021, the Committee used market data from the following sources for executive compensation planning, analysis and decision-making. CAP, the Committee’s independent compensation consultant at the time, provided the data and analysis which were the primary basis for determination of fiscal year 2021 target compensation:
•Aggregated survey data from multiple sources reflective of the Company’s approximate revenue size of $800 million.
•A peer group consisting of the following companies with which the Company competes directly or who are in related industries such as building products:

◦American Woodmark
◦Apogee Enterprises
◦Bassett Furniture Industries
◦Builders FirstSource
◦Ethan Allen Interiors
◦Flexsteel Industries
◦Herman Miller
◦HNI Corp.
◦Interface
◦Knoll
◦La-Z-Boy
◦Patrick Industries
◦Quanex Building Products
◦Simpson Manufacturing
◦Steelcase
◦The Dixie Group
◦Trex Company

To provide in- depth advisory services as a result of the unprecedented impact of the COVID-19 pandemic, the Committee engaged with Meridian in January 2021 for additional insight and counsel.
For fiscal year 2022 executive compensation planning, the Committee partnered with Meridian to review the competitiveness of our executive compensation program including pay levels for our NEOs and other executive officers. Similar to our fiscal year 2021 target compensation, fiscal year 2022 executive officer pay levels and program design were primarily based on a compensation peer group and published survey data. Meridian also provided information on the latest market trends related to executive compensation and mix of compensation components.

Components of Compensation
As summarized above, our executive compensation program is comprised of the following primary components: (i) annual cash compensation, which includes salary, performance-based cash incentive compensation and the Company’s discretionary contribution to the retirement plan, and (ii) equity incentive compensation, including performance-based and service-based long-term equity awards, each of which is described below.

Compensation Component	Purpose	Link to Compensation Philosophy
Annual salary	To provide an appropriate level of fixed compensation that will support executive recruitment and retention based on business responsibilities, personal performance during the prior year, and leadership qualities.	Rewards individual performance. Retains executive talent.
Performance-based cash incentive compensation (Annual Cash Incentive Plan)	Variable component used to incent, motivate, and link compensation with our financial success.	Rewards Company performance. Aligns interests with shareholders’ interests. Retains executive talent.
Discretionary Company contribution to retirement plans	Variable component used to complement our benefits package in order to support executive recruitment and retention	Provides competitive compensation & benefits package. Retains executive talent.
Performance-based equity incentive compensation (RTSRs)	Variable component used to incent, motivate, and link compensation with the interests of our shareholders.	Rewards Company performance. Rewards long-term share price appreciation. Retains executive talent.
Service-based equity incentive compensation (RSUs)	To promote retention and alignment with shareholders’ interests.	Retains executive talent. Rewards long-term share price appreciation. Rewards tenure.
Additional discretionary cash and/or stock compensation	To recognize individual achievement in special situations.	Rewards performance. Retains executive talent.
In connection with Mr. Wolfe’s appointment as our CFO, he received certain additional cash and equity awards, including a one-time sign-on cash award intended to induce him to accept the CFO position, RTSR and RSU awards that are intended to transition him into the normal three-year performance cycle for our RTSR awards and three-year vesting schedule for our RSUs, respectively, as described in more detail below. We provide sign-on bonuses when the Committee determines it is necessary and appropriate to advance the Company’s interests, including attracting top executive talent from other companies.
Compensation Decisions
The annual compensation of our NEOs is based upon the process described in the “Executive Compensation Process” section of this Compensation Discussion and Analysis and consists of components as delineated in the compensation component table above.
For fiscal year 2021, the Committee ensured that the executive compensation program was appropriately aligned with shareholders’ interests and focused on improving key financial metrics that support our strategic business plans. The Committee took the following actions with respect to fiscal year 2021 and fiscal year 2022 NEO compensation.

Action Taken	Date Action Taken For Fiscal Year 2021	Date Action Taken For Fiscal Year 2022
Executive compensation — reviewed and approved target compensation of NEOs	July 2020	July 2021
Annual Cash Incentive Plan — approved the performance metrics, goals and the non-operating adjustments to the performance goals	August 2020	July 2021
RTSR Awards — approved the award agreements and performance targets	July 2020	July 2021
Equity awards — awarded RSU and RTSR award opportunities	July 2020	July 2021
Discretionary authority — approved the CEO’s discretionary authority to grant equity awards to non-executive officers	July 2020	July 2021
Retirement plan — reviewed the methodology to determine the Company contribution and the non-operating adjustments to the performance metric	July 2020	N/A
Annual Cash Incentive Plan — approved a new executive annual cash incentive plan to replace the 2019 Annual Cash Incentive Plan for NEOs and other executive officers.	N/A	July 2021
Executive officer compensation — approved Mr. Wolfe’s compensation package as the Company’s new CFO	August 2020	N/A
RTSR Awards — certified the RTSR performance for the RTSR awards that vested at the end of the fiscal year, resulting in the issuance of shares	July 2021	Projected July 2022
Annual Cash Incentive Plan — certified performance for the Annual Cash Incentive Plan for the fiscal year and the cash incentive payout	August 2021	Projected July 2022
Determined that no APS awards would be granted for fiscal year 2021, and decided to increase Annual Cash Incentive Plan targets in fiscal year 2021 due to the elimination of APS awards.	July 2020	N/A
Discretionary Company contribution to the retirement plan — based on Company performance, the Committee decided on a zero contribution for the fiscal year	August 2021	Projected July 2022

CFO Transition and Related Compensation Decisions
As previously disclosed, on October 5, 2020 the Company announced the appointment of Timothy J. Wolfe as the CFO of the Company effective October 19, 2020, to replace Ms. Schroeder who stepped down from the position for personal reasons. Ms. Schroeder remains with the Company in the role of Sr. Director, Corporate Business Practices and Investor Relations.
In determining the compensation to be paid to Mr. Wolfe upon his appointment as our CFO, the Committee recognized the importance of attracting a proven executive with strategic and operational experience leading a growing global company. The Committee reviewed the CAP executive compensation report and approved the following target annualized compensation for fiscal year 2021 for Mr. Wolfe:

Target Annualized FY 2021 Compensation(1)
Salary(1)	$372,000
Annual Cash Incentive Plan(2)	$204,600
Equity Awards(3)
RSU	$135,800
RTSR	$74,400
______________
(1) Reflects Mr. Wolfe’s initial annualized salary, which was determined by the Committee to be market-competitive based on the data in the CAP executive compensation report.
(2) Mr. Wolfe was eligible to participate in the Annual Cash Incentive Plan for fiscal 2021, with a target annual incentive of 55% of salary and a maximum payout of 100% of salary, which was determined by the Committee to be market-competitive based on the data in the CAP executive compensation report. For fiscal year 2021, Mr. Wolfe was guaranteed a minimum payout under the Annual Cash Incentive Plan of 27.5% of his salary.
(3) The equity awards reflected in the above table equated to approximately 57% of Mr. Wolfe’s initial annualized salary. Mr. Wolfe was granted the following equity awards on October 19, 2020:
•An RTSR award for a targeted 5,891 shares that will be earned based on our RTSR for a performance cycle ending on June 30, 2023. This target value equated to approximately 20% of his initial annualized salary.
•An RSU award for 12,256 shares that will vest in full on June 30, 2023, which equated to approximately 37% of his initial annualized salary.

In addition to the target annualized compensation set forth in the table above, the Committee also approved the following one-time sign-on cash bonus and one-time transitional equity awards for Mr. Wolfe in connection with the commencement of his employment as CFO:
•Mr. Wolfe received a one-time cash sign-on bonus of $73,500.
•Our RTSR awards generally have a three-year performance cycle, and our RSUs generally cliff vest after three years. In order to allow Mr. Wolfe to acquire vested equity sooner, the Committee determined that a portion of Mr. Wolfe’s initial equity compensation should vest prior to the end of such three-year period. As a result, the Committee granted Mr. Wolfe the following one-time transitional equity awards:
•An RTSR award for a targeted 5,225 shares, which will be earned based on our RTSR for a performance cycle ending on June 30, 2021 and an RTSR award for a targeted 6,169 shares, which will be earned based on our RTSR for a performance cycle ending on June 30, 2022.
•An RSU award for 9,192 shares, which vested in full on June 30, 2021, and an RSU award for 12,256 shares, which will vest in full on June 30, 2022.

Mr. Wolfe is also eligible to participate in all benefit and retirement plans generally provided to our other executive officers, including our retirement plan, our Supplemental Employee Retirement Plan (“SERP”) and our executive preventative healthcare program.

Annual Cash Compensation
1. Salary. Salaries for the executive officers are based upon the following factors: market value of their respective position, scope of responsibilities, performance, the period over which they have performed those responsibilities, and other subjective factors, as noted in the “Executive Compensation Process” section of this Compensation Discussion and Analysis. Annually, salaries of executive officers, other than the CEO, are recommended by the CEO and then reviewed and approved by the Committee as part of the target compensation management process. The Committee sets the CEO’s salary under the leadership of the Committee chair.
Subsequent to the end of fiscal year 2020, the Committee reviewed the updated market data for each of the NEOs, which indicated that the salary of each such NEO was within the range of market values for their respective positions. In recognition of Ms. Smith’s transition to the role of President, Workplace, her annual salary was increased 3.1% to $330,000, which is the aligned to market data for the role as provided by CAP. In addition, the Committee set Mr. Wolfe’s annual salary at $372,000, effective upon the commencement of his employment on October 19, 2020, which the Committee determined was market-competitive based on the data from CAP and secondarily from Korn Ferry, the executive recruiting firm the Committee utilized.
Fiscal year 2022 actions. Subsequent to the end of fiscal year 2021, the Committee determined the salary of each NEO except Mr. Johnson was within the range of market value for his or her respective position. Mr. Johnson’s salary was increased 10% to $357,500, effective October 4, 2021, which is the aligned to market data for his role as provided by Meridian.
2. Cash Incentive Compensation.
Fiscal Year 2021 Actions. For fiscal year 2021, executive officers (including our NEOs), managers and other senior-level professionals, excluding sales professionals who are on a sales incentive plan, were eligible to participate in our Annual Cash Incentive Plan. This plan provided participants with an opportunity to receive additional cash compensation if designated profitability levels for the fiscal year were achieved. To align with the Kimball International Connect strategy the plan was based on Company-wide performance.
The goal of the Annual Cash Incentive Plan is to link each employee’s compensation with the financial success of the Company, resulting in a clear incentive to achieve the targeted profitability levels and associated performance goals. The potential cash incentive payout is a range of percentages of the participant’s salary, with the payout percentage increasing with higher levels of profitability. Higher payout ranges were set for executive officers who, by virtue of their leadership responsibilities and expectations, have a greater effect on Company profitability.
a.Fiscal Year 2021 Annual Cash Incentive Payout Opportunity
The Committee set the target cash incentive for our NEOs at a payout level that reflects the desired cash compensation at risk for their roles. For fiscal year 2021, the following cash incentive payout percentages were set for each of our NEOs:

	% of Salary
Named Executive Officer	Minimum Threshold	Target	Maximum
Kristine L. Juster	—%	80%	120%
Timothy J. Wolfe	27.5%	55%	100%
Kourtney L. Smith	—%	55%	100%
Mark W. Johnson	—%	55%	100%
Lonnie P. Nicholson	—%	50%	100%
Michelle R. Schroeder	—%	50%	100%

For fiscal year 2021, Mr. Wolfe was guaranteed a minimum payout under the Annual Cash Incentive Plan of 27.5% of his salary. Ms. Schroeder’s target cash incentive was 50% of salary from July 1, 2020 through October 18, 2020 while she was CFO.
At the end of each fiscal year, but before cash incentives under this plan may be paid, the Committee certifies the actual performance that was achieved and approves the payment of the cash incentive. The Committee does not have the discretion to increase, but can decrease, the amount of any cash incentive for NEOs under the Annual Cash Incentive Plan.
b.Eligibility for and Timing of Payouts under the Annual Cash Incentive Plan
Cash incentives earned under the Annual Cash Incentive Plan for fiscal year 2021 were accrued and paid in a single installment in August 2021. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant’s employment agreement, participants (including our NEOs) must be actively employed on the payment date to be eligible to receive any earned cash incentive.
If a participant’s termination of employment is caused by retirement, death, permanent disability or certain other circumstances described in a participant’s employment agreement, the participant (or beneficiary, in the event of the participant’s death) will generally be entitled to receive any unpaid cash incentive payment for the previous fiscal year and a pro-rata share for the current fiscal year, all to be paid in full within 2½ months after the end of our fiscal year.
c.Fiscal Year 2021 Performance Metrics
For fiscal year 2021, Adjusted EBITDA was selected as the performance metric as it is directly linked to sustaining value creation and shareholder interests. Due to the increased focus on capital management in light of the COVID-19 pandemic, a working capital qualifier was added to ensure the Company remained focused on income delivery while managing liquidity. Adjusted EBITDA is calculated as net income before interest expense, income taxes, depreciation expense, and amortization expense, and excludes restructuring expense, the financial results of an acquired business in the year of acquisition, acquisition expenses and the financial impacts of natural disasters. Working capital is defined as the total of accounts receivable and inventory less accounts payable and customer deposits.
The Adjusted EBITDA tiers and working capital qualifier for fiscal year 2021 were set by the Committee after considering key factors, most notably the Company’s strategic plan and resulting planned financial delivery based on assumptions regarding our ramp of revenue as the markets we serve began to recover from the global pandemic. The Company-wide Tiers were set at a level that would motivate the executive officers to execute to the Company’s strategic plan delivering an EBITDA performance that would be challenging given the impact of the pandemic. The rigor of our performance metrics is demonstrated by our five-year average payout of 41% of target for each NEO.
Our Adjusted EBITDA tiers for the Company-wide plan for fiscal year 2021, as approved by the Committee, are shown below.

Company-wide Tiers	Adjusted EBITDA (in thousands)	Equivalent Adjusted EBITDA %
Maximum(1)	$79,500	12.5%
Target(1)	$57,600	9.0%
Minimum	$48,000	7.5%
______________
(1) The fiscal year 2021 working capital qualifier required that in order to pay out greater than the Target level, the 12-month average of working capital as a percent of sales was required to be less than 8.5%. Working capital is defined as accounts receivable and inventory less accounts payable and customer deposits.

The equivalent Adjusted EBITDA percentage at each performance tier level was determined by dividing (a) the Adjusted EBITDA for each tier by (b) fiscal year 2021 forecasted sales. A reconciliation of net income calculated in accordance with U.S. generally accepted accounting principles (“GAAP”) to Adjusted EBITDA used to determine the payout under the Annual Cash Incentive Plan for fiscal year 2021 is shown in Appendix B — Reconciliation of GAAP to Non-GAAP Measures.
d.Actual Performance and Payouts
Based upon our fiscal year 2021 Adjusted EBITDA results of $29.1 million, our NEOs received no payouts under the Annual Cash Incentive Plan, except for Mr. Wolfe. Mr. Wolfe received his minimum guaranteed payout which was equal to 27.5% of his salary (or 50% of his Annual Cash Incentive Target).
Fiscal year 2022 actions. To better align to market data, the target cash incentive payout for Mr. Wolfe, Ms. Smith, and Mr. Johnson was increased from 55% to 65% of salary and for Mr. Nicholson from 50% to 60% of salary.
The performance measure for fiscal year 2022 will be Adjusted EBITDA as is defined in Form 10-K non-GAAP reconciliations, and additionally excluding the financial results of an acquired business in the year of acquisition, and financial impacts from natural disasters. The working capital Qualifier that was added for fiscal year 2021 for increased capital management during the onset of the pandemic was removed for fiscal year 2022 to provide greater focus and emphasis on operating performance.
Equity-Based Compensation
Our 2017 Stock Incentive Plan (the “2017 Stock Plan”) approved by shareholders in October 2017 permits us to grant a variety of equity-based incentive awards consisting of stock options, stock appreciation rights, restricted stock, stock units, and other stock-based awards to eligible participants. During fiscal year 2021, the Committee granted to our NEOs performance-based equity awards and retention-focused time-vested RSUs under the 2017 Stock Plan. The Committee believes that performance-based equity awards represent one of the more effective forms of equity-based incentive compensation available under a stock incentive plan, because such awards are directly linked to our stock price performance relative to our TSR Peer Group (see below regarding composition of TSR Peer Group). Equity-based incentives also promote retention as a result of their three year performance or vesting cycles, depending on the type of equity-based incentive granted. Our policy is to grant equity awards in July of each fiscal year, or as triggered by a promotion or new hire into an executive role.
1.  Fiscal Year 2021 Performance-Based Awards
In fiscal year 2021, the Committee awarded RTSRs to our NEOs and other executive officers. The maximum number of shares awarded to each of our NEOs is determined by the Committee based upon the factors noted in the “Executive Compensation Process” section. The RTSR awards, which generally have a three-year performance cycle, act as an incentive to drive higher profits and long-term stock price appreciation. The NEOs have no voting or dividend rights with respect to the performance-based awards until earned and settled in shares of Common Stock.
a.Timing of RTSR Awards
During Fiscal 2021, the following RTSR awards were granted to our NEOs:
•On July 31, 2020, the Committee granted RTSR awards to Ms. Juster, Ms. Smith, Mr. Johnson, Mr. Nicholson, and Ms. Schroeder for a performance cycle beginning on July 1, 2020 and ending on June 30, 2023.

•On October 19, 2020, the Committee also granted the following three RTSR awards to Mr. Wolfe upon his appointment as CFO:
◦one for the performance cycle beginning on October 19, 2020 and ending on June 30, 2021,
◦one for the performance cycle beginning on October 19, 2020 and ending on June 30, 2022, and
◦one for the performance cycle beginning on October 19, 2020 and ending on June 30, 2023.
For each of the above RTSR awards, the number of performance units granted functions as a target. Depending on achieved performance, the number of performance units that may be earned may range from 0% to 200% of target. Each performance unit represents the right to receive one share of our Common Stock. For any specific performance cycle, the performance units earned will be determined based entirely on our RTSR, as of the last day of the performance cycle.
b.Definition of TSR and TSR Peer Group
For purposes of each RTSR award, Total Shareholder Return (“TSR”) is expressed as a compound annual growth rate as calculated in the following example, with the ##-month period representing the number of months in the performance cycle of the award:

TSR =	(	Ending stock price + dividends paid	)	12 ##	– 1
Beginning stock price
Our TSR is compared to a peer group of companies approved by the Committee. To determine payout under the award, each peer group company’s TSR will be determined at the end of the performance cycle. Our RTSR will be compared to the chart below to determine the percentage of target shares earned. Any RTSR between the 80th and 50th and the 50th and 30th percentiles will be interpolated. If our RTSR is less than the 30th percentile, the resulting payout would be 0%. If our TSR is less than zero, the payout will not exceed 100% of the target payout.

Relative TSR	Performance Unit Payout as a Percent of Target
80th Percentile and above	200%
50th Percentile	100%
30th Percentile	50%
Less than 30th Percentile	—%
The TSR Peer Group comprises the following companies with which the Company competes directly or who are in related industries such as building products:

Company Name	Sub-Industry	Company Name	Sub-Industry
ACCO Brands Corporation	Office Services & Supplies	Insteel Industries, Inc.	Building Products
American Woodmark Corporation	Building Products	Interface, Inc.	Office Services & Supplies
Apogee Enterprises, Inc.	Building Products	Knoll, Inc.	Office Services & Supplies
Armstrong Flooring, Inc.	Building Products	Masonite International Corporation	Building Products
Builders FirstSource, Inc.	Building Products	NL Industries, Inc. (now Cornerstone Building Brands, Inc.)	Office Services & Supplies
Comfort Systems USA, Inc.	Construction & Eng.	Patrick Industries, Inc.	Building Products
CSW Industrials, Inc.	Construction & Eng.	Steelcase Inc.	Office Services & Supplies
Gibraltar Industries, Inc.	Building Products	Tecnoglass Inc.	Building Products
Griffon Corporation	Building Products	Tutor Perini Corporation	Construction & Eng.
Herman Miller, Inc.	Office Services & Supplies	Universal Forest Products, Inc.	Building Products
HNI Corporation	Office Services & Supplies	WillScot Corporation	Building Products

c.Target Number of RTSRs Granted
The target number of RTSR shares awarded during fiscal year 2021 to each of our NEOs under the 2017 Stock Plan was as follows:

Named Executive Officer	FY 2021 RTSR Award (Targeted # of Shares)
Kristine L. Juster	43,700
Timothy J. Wolfe	17,285
Kourtney L. Smith	5,815
Mark W. Johnson	5,727
Lonnie P. Nicholson	4,405
Michelle R. Schroeder(1)	5,762
______________
(1) On October 19, 2020 Ms. Schroeder signed an agreement to waive and forfeit 3,989 of the RTSR shares granted July 31, 2020 pursuant to her transition from the CFO position.

2. Settlement of RTSR Awards with Performance Cycle ending June 30, 2021
a.Ms. Juster’s RTSR Awards
Ms. Juster received a grant of RTSR awards, with a performance cycle ending on June 30, 2021. At the conclusion of the performance cycle, our TSR of -4.7% ranked at the 13th percentile of the TSR Peer Group’s TSR during the same period which resulted in 0% RTSR payout in accordance with the below payout table.

Total Shareholder Return	Peer Group TSR Performance	Payout
80th percentile	26.88%	200%
50th percentile	8.85%	100%
30th percentile	4.00%	50%
Less than 30th percentile	—%	—%

b.Mr. Wolfe’s RTSR Awards
Mr. Wolfe received a grant of RTSR awards, with a performance cycle ending on June 30, 2021. At the conclusion of the performance cycle, our TSR of 25.3% ranked at the 18th percentile of the TSR Peer Group’s TSR during the same period which resulted in a 0% RTSR payout in accordance with the below payout table.

Total Shareholder Return	Peer Group TSR Performance	Payout
80th percentile	76.22%	200%
50th percentile	48.30%	100%
30th percentile	34.72%	50%
Less than 30th percentile	—%	—%
c.Mr. Johnson’s RTSR Awards
Mr. Johnson received a grant of RTSR awards, with a performance cycle ending on June 30, 2021. At the conclusion of the performance cycle, our TSR of -23.8% ranked at the 1st percentile of the TSR Peer Group’s TSR during the same period, which resulted in a 0% RTSR payout in accordance with the below payout table.

Total Shareholder Return	Peer Group TSR Performance	Payout
80th percentile	37.46%	200%
50th percentile	31.10%	100%
30th percentile	12.18%	50%
Less than 30th percentile	—%	—%
d.Mr. Nicholson’s and Ms. Schroeder’s RTSR Awards
Mr. Nicholson and Ms. Schroeder received a grant of RTSR awards, with a performance cycle ending on June 30, 2021. At the conclusion of the performance cycle, our TSR of -3.7% ranked at the 30.4th percentile of the TSR Peer Group’s TSR during the same period, which resulted in a 51% RTSR payout in accordance with the below payout table.

Total Shareholder Return	Peer Group TSR Performance	Payout
80th percentile	25.98%	200%
50th percentile	9.00%	100%
30th percentile	(3.70)%	50%
Less than 30th percentile	—%	—%

e.Actual Number of Shares Awarded for Performance Cycle ending June 30, 2021
The table below shows by NEO, the target number of shares awarded and the actual number of earned shares:

Named Executive Officer	RTSR Award (Targeted # of Shares)	RTSR Award (Number of Shares Issued) (1)
Kristine L. Juster	30,377	—
Timothy J. Wolfe	5,225	—
Kourtney L. Smith	—	—
Mark W. Johnson	3,595	—
Lonnie P. Nicholson	1,480	754
Michelle R. Schroeder	3,091	1,576
(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
Fiscal year 2022 performance-based awards. Subsequent to the end of fiscal year 2021, the Committee granted the following targeted number of RTSR awards to each of our NEOs under the 2017 Stock Plan as part of their fiscal year 2022 targeted compensation plan:

Named Executive Officer	FY 2022 RTSR Award (Targeted # of Shares)
Kristine L. Juster	30,888
Timothy J. Wolfe	5,027
Kourtney L. Smith	4,459
Mark W. Johnson	4,831
Lonnie P. Nicholson	3,510
The fiscal year 2022 RTSR awards have a three-year performance cycle ending on June 30, 2024. The Compensation Committee carefully considered Meridian’s analysis of potential RTSR Peer Group companies for the award. The Committee selected peer companies based on the following characteristics:
•Operates in direct or related industry to our Company
•Market capitalization less than $20 billion
•Historical share price movement had a relatively strong correlation with our share price movement

The TSR Peer Group comprises the following companies:

Company Name	Sub-Industry	Company Name	Sub-Industry
ACCO Brands Corporation	Office Services & Supplies	Insteel Industries, Inc.	Building Products
Advanced Drainage Systems, Inc.	Construction Materials	Interface, Inc.	Office Services & Supplies
Allegion plc	Electrical Equipment	Knoll, Inc.	Office Services & Supplies
American Woodmark Corporation	Building Products	La-Z-Boy Incorporated	Retail - Discretionary
Apogee Enterprises, Inc.	Building Products	Leggett & Platt, Incorporated	Home & Office Products
Armstrong World Industries, Inc.	Building Products	Masonite International Corporation	Building Products
CSW Industrials, Inc.	Construction & Eng.	Mohawk Industries,Inc.	Home Construction
Fortune Brands Home & Security, Inc.	Home Construction	Owens Corning	Construction Materials
Gibraltar Industries, Inc.	Building Products	Quanex Building Products Corporation	Household Products
Herman Miller, Inc.	Office Services & Supplies	Simpson Manufacturing Co., Inc.	Construction Materials
HNI Corporation	Office Services & Supplies	Steelcase Inc.	Office Services & Supplies
		UFP Industries, Inc.	Building Products
3.  Restricted Stock Units
In fiscal year 2021, the Committee awarded RSUs to our NEOs and other executive officers. The RSU awards help to increase NEO share ownership, serve as a retention vehicle and incent our NEOs to drive long-term stock appreciation, thereby aligning the interests of our NEOs with those of our shareholders. RSUs are service-based and generally cliff vest after three years. In fiscal year 2021, our NEOs other than Mr. Wolfe were granted RSUs that cliff vest after three years. In addition, dividends accrue on the RSUs and are added to the total value of the RSUs at the time of vesting.
a.Fiscal Year 2021 RSU Grants
As part of its compensation planning, the Committee determines the percentage of total targeted compensation of each executive that should be allocated to RSUs. As shown in the Targeted Compensation Components chart in the “Executive Compensation Process” section above, for fiscal year 2021 this percentage was 16% for Ms. Juster (including accrued dividends) and an average of 18% for our other NEOs (including accrued dividends, excluding the one-time tranches of RSUs granted to Mr. Wolfe and excluding Ms. Schroeder).
The number of RSUs awarded in fiscal year 2021 was as follows:

Named Executive Officer	FY 2021 RSU Grant (Shares Awarded)	Vest Date
Kristine L. Juster	29,982	6/30/23
Timothy J. Wolfe	9,192	6/30/21
	12,256	6/30/22
	12,256	6/30/23
Kourtney L. Smith	12,066	6/30/23
Mark W. Johnson	11,883	6/30/23
Lonnie P. Nicholson	9,279	6/30/23
Michelle R. Schroeder(1)	10,622	6/30/23
______________
(1) On October 19, 2020 Ms. Schroeder signed an agreement to waive and forfeit 6,516 of the RSUs shares granted July 31, 2020 pursuant to her transition from the CFO position.
Mr. Wolfe was granted the RSUs reflected in the above table on October 19, 2020, the first day of his employment. Mr. Wolfe received transition awards to bridge him to the full market value for the role commensurate with his experience and the responsibilities of the position.

b.RSUs that Vested on June 30, 2021
Our NEOs were previously granted RSUs that vested on June 30, 2021. The number of RSUs and accumulated dividends that vested on that date is shown in the below table:

Named Executive Officer	RSU Award (Number of Shares Issued)(1)	Accumulated Dividends on RSU Award (Number of Shares Issued)(1)
Kristine L. Juster(2)	106,318	7,761
Timothy J. Wolfe	9,192	188
Kourtney L. Smith	8,805	696
Mark W. Johnson	6,922	284
Lonnie P. Nicholson	8,251	652
Michelle R. Schroeder	6,283	496
______________
(1) Shares have not been reduced by the number of shares withheld to satisfy tax withholding obligations.
(2) Upon her appointment as CEO in fiscal year 2019, Ms. Juster received a one-time, sign-on RSU award for 91,130 shares that vested in full on June 30, 2021 along with 6,652 shares for related accrued dividends.
Fiscal year 2022 RSU awards. Subsequent to the end of fiscal year 2021, the Committee granted the following number of RSUs to each of our current NEOs under the 2017 Stock Plan as part of their fiscal year 2022 targeted compensation plan:

Named Executive Officer	FY 2022 RSU Award (Vesting on June 30, 2024)
Kristine L. Juster	36,866
Timothy J. Wolfe	14,000
Kourtney L. Smith	12,419
Mark W. Johnson	13,454
Lonnie P. Nicholson	9,775
4. Stock Compensation Award Authority
For newly hired or promoted non-executive officers and in special situations in which a non-executive officer’s individual achievement may not be adequately recognized under incentive plans, the Committee has granted authority to our CEO to distribute additional stock compensation up to an aggregate maximum amount. Any equity awards to executive officers must be approved by the Committee.
For fiscal years 2021 and 2022, the maximum number of shares approved by the Committee was 101,300 and 167,600 shares of Common Stock, respectively. The stock compensation may be in the form of equity award opportunities and/or outright grants of shares of Common Stock, all to be awarded under the 2017 Stock Plan. Discretionary compensation is awarded based upon individual effort and is paid in amounts and at such times as the CEO determines, in her sole discretion. No employee has a guaranteed right to discretionary compensation.
With respect to the NEOs, for fiscal year 2021 no discretionary stock compensation was awarded.

Stock Ownership Guidelines
Our current stock ownership guidelines set the expectation that our independent directors and executive officers are to maintain beneficial ownership of our Common Stock at or above a value expressed as a multiple of their director fees or their salary, as the case may be, for as long as they remain a director or executive officer. “Beneficial Ownership” includes, in addition to shares held directly by directors or executives, those shares held by a spouse, minor children or grandchildren, trusts and retirement plans. Unearned incentive equity awards are not counted towards ownership until earned.
We believe these guidelines promote overall corporate responsibility, encourage decisions focused on a long-term view, and align our directors’ and executive officers’ perspectives with the interests of our shareholders. Any shares subject to the ownership requirements are prohibited from pledging or hedging activities. See our discussion of the Company’s hedging and pledging policy in “Corporate Governance—Hedging and Pledging Policy” on page 19.
Executive officers are expected to meet stock ownership requirements within five years and directors are expected to meet stock ownership requirements within seven years from the date of their appointment or election, or in the event of an increase in ownership requirements, within two years for each added multiple. Each director receives a minimum of 50% of their Board fees in Common Stock until such time as the director has met the stock ownership requirements, at which time the director will be permitted to adjust the amount of his or her future cash component paid in our Common Stock. Annually, the Committee will review progress toward the achievement of the stock ownership requirements and use its judgment on consequential actions if requirements are not met in a timely manner. Directors and executive officers are not permitted to dispose of shares of our Common Stock prior to meeting the stock ownership requirements, except upon review by, and approval of, either our Chief Financial Officer or our Chief Legal and Governance Officer. Officers and directors are deemed to be in compliance once target values are achieved, as long as the total number of shares used to achieve compliance are maintained.
The share ownership multiples are as follows:

Position	Value as a Multiple of Salary or Director Fees
Independent Directors	X 4
Chair of the Board	X 4
Chief Executive Officer	X 5
Executive Vice Presidents	X 2
As of August 23, 2021, all directors and NEOs who have held their positions for more than five years, or have time remaining to become compliant, were in compliance with the stock ownership requirements.
Other Compensation and Employee Benefits
Retirement Plan
In fiscal year 2021, our NEOs participated in a defined contribution, participant-directed retirement plan in which all domestic employees are eligible to participate (the “Retirement Plan”). The Retirement Plan is intended to attract candidates for employment and promote employee retention by providing a long-term savings opportunity. The Retirement Plan provides for voluntary employee contributions as well as a discretionary annual profit-sharing Company contribution as determined by the Committee. The Committee considers Company profitability, among other factors, when determining the contribution. Due to the unprecedented impact of the COVID-19 pandemic upon the Company's financial performance, the Company did not contribute to participant accounts in fiscal year 2021. The Company contributed 3.75% of eligible compensation based on fiscal year 2020 profitability which was contributed to participant accounts in installments of 3.0% in august 2020 and 0.75% in January 2021. The total Company contribution is allocated based upon the total eligible compensation of eligible participants. Eligible compensation excludes all equity-based compensation. Each eligible participant’s Company contribution percentage is identical, including our NEOs. Our participant contributions are fully vested immediately, and Company contributions are fully vested after five years of participation according to the following schedule. All NEOs except Ms. Juster, Mr. Wolfe, and Mr. Johnson are fully vested.

Years of Vesting Service	Vested Percentage
Less than 1	0%
1	10%
2	20%
3	40%
4	60%
5	100%
The Retirement Plan is fully funded, and participants may choose to invest their balances among any combination of investment options offered.
For those eligible employees who have annual compensation or contribution additions in excess of the IRS limits, their individual Company contribution under the Retirement Plan is reduced to reflect these limits. See the following “Nonqualified Deferred Compensation” section.
Nonqualified Deferred Compensation
For our NEOs, as well as other executive officers and other key employees who are designated by the CEO, we maintain a funded, nonqualified, SERP through which we contribute to the account of each participant an amount equal to the reduction in their allocation under the Retirement Plan due to the application of the IRS’s annual limitations on compensation and contribution additions. A participant’s deferrals are fully vested. Company contributions are subject to the same vesting schedule as the Retirement Plan. The Company did not contribute to the SERP in fiscal year 2021. The Committee determined this was appropriate given the unprecedented impact of COVID-19 on the Company's financial performance and consistent with actions taken regarding the Company contribution to the Retirement Plan. Investment options are the same as those under the Retirement Plan, except for the exclusion of a fixed income fund and the addition of a money market fund. Payments of a participant’s elective deferrals and Company contributions are made as elected by the participant in a lump sum or in installment payments over a period of 5 or 10 years commencing upon retirement or termination of employment, whichever occurs first. These amounts may be paid earlier in the event of death of the participant or an unforeseen emergency affecting the participant as determined by the committee appointed to administer the SERP. The SERP is intended to promote retention by providing a long-term savings opportunity on a tax-efficient basis. The assets of the SERP are held in a grantor trust in what is commonly referred to as a “rabbi trust” arrangement. This means that the assets of the SERP are subject to the claims of our general creditors in the event of our insolvency. For more information about amounts deferred by the NEOs, see the Nonqualified Deferred Compensation in Fiscal Year 2021 Table in this Proxy Statement.

Other Compensation
The NEOs participate in an Executive Preventative Healthcare Program, which reimburses for executives’ and covered spouses’ travel to healthcare facilities for annual preventative exams. Otherwise, they have the same preventative healthcare coverage as provided to all Company employees through our consumer-driven healthcare plan options.
No loans of Company funds have ever been made to any executive officer for any purpose.
Employment, Change in Control, and Severance Agreements
We have written executive employment agreements, which include compensatory provisions, and also have change in control agreements with each of the NEOs. These agreements are intended to align with competitive practices within the industries in which we operate and are designed to enhance the retention of executives and protect our interests by way of restrictive covenants.  The agreements determine the amount and timing of compensation payable to NEOs in the event of termination of employment under various circumstances. The agreements are described in the section entitled “Executive Officer and Director Compensation—Employment and Change in Control Agreements with NEOs and Potential Payments Upon Termination or Change in Control” in this Proxy Statement.

Tax and Accounting Considerations
Section 162(m)
Section 162(m) of the Internal Revenue Code limits the deductibility of executive compensation in excess of $1,000,000 paid to our NEOs covered under the law. As a result, compensation paid to our covered executives in excess of $1 million is not deductible.
The Committee considers deductibility when making executive compensation decisions, but reserves the right to award compensation that is not fully tax deductible when viewed as appropriate to accomplish our compensation program objectives.
Section 280G
Payments provided in connection with a change in control of a company may be subject to an excise tax under Section 4999 of the Internal Revenue Code. These payments also may not be eligible for a federal income tax deduction pursuant to Section 280G of the Internal Revenue Code. Our change in control agreements eliminate the risk of excise taxes and nondeductible federal income taxes by reducing any payments to an amount equal to one dollar less than the amount that would be considered a parachute payment under Section 280G of the Internal Revenue Code. Our change in control agreements do not provide for Section 4999 excise tax gross-up payments.
Section 409A
Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees and includes requirements relating to when payments under such arrangements can be made, acceleration of benefits, and timing of elections under such arrangements. Failure to satisfy these requirements will generally lead to an acceleration of the inclusion of deferred compensation in an employee’s income, as well as certain additional taxes, penalties and interest. We intend for our nonqualified deferred compensation arrangement to meet the effective requirements of Section 409A. If any payments to an executive officer are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 409A of the Internal Revenue Code due to our early payment of deferred compensation following a change in control, the executive officer will be entitled to reimbursement for the amount of the excise tax (plus interest and penalties).
Recovery (Claw Back) of Compensation for Executive Misconduct
Provisions for recovery of already-vested stock compensation due to executive misconduct are included in the 2017 Stock Plan as well as our RTSR and RSU award agreements, which must be signed by executive officers and other employees receiving such awards. Any equity awards that have not yet vested at the time of an executive officer’s separation for cause would not vest and the executive officer would therefore not receive any shares. Additionally, with respect to the RTSR and RSU awards, share awards distributed in the 12 months prior to an executive officer’s separation for cause or breach of the executive officer’s executive employment agreement must be repaid upon our written demand.
In addition, if we determine that an executive officer has engaged in fraudulent or intentional misconduct, resulting in a restatement of our financial results, we intend to take all reasonable and effective actions to recover any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than the amount that would have been paid or awarded if calculated based on the restated financial results.

COMPENSATION COMMITTEE REPORT
The Compensation and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Committee recommended to our Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for fiscal year 2021 and this Proxy Statement.
2020 COMPENSATION AND GOVERNANCE COMMITTEE
Susan B. Frampton (Chair)
Thomas J. Tischhauser
Geoffrey L. Stringer
COMPENSATION RELATED RISK ASSESSMENT
The Board believes that risks arising from our employee compensation program philosophies, policies and practices are not reasonably likely to have a material adverse effect on the Company. Further, the Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks, but rather focus the executives on long-term strategic goals and shorter-term objectives and align their interests with those of our shareholders.
The Committee extensively reviewed the elements of executive compensation to determine whether any portion of such compensation encouraged excessive risk-taking and concluded:
•the cash incentive performance targets are appropriately set to motivate achievement of realistic Company financial goals;
•performance-based equity awards are appropriately linked to long-term stock performance relative to a group of peer companies;
•cash incentives and performance-based equity awards are earned at multiple levels of performance depending on actual results relative to realistic financial targets, rather than an “all-or-nothing” approach;
•RSU awards generally vest over a three-year period to encourage executive officers to maintain a long-term perspective; and
•stock ownership guidelines discourage excessive risk-taking, not only by setting reasonable levels of ownership, but also by restricting the ability of officers and directors to hedge or pledge shares in which they have beneficial ownership.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
SUMMARY COMPENSATION TABLE
The Summary Compensation Table appearing below sets forth information regarding the compensation paid and/or awarded to NEOs for or during the fiscal years ended June 30, 2021, 2020, and 2019, excluding those fiscal years where individuals were not classified as NEOs. For a more thorough discussion of our executive compensation practices, refer to the “Compensation Discussion and Analysis” section of this Proxy Statement.

Name and Principal Position			Bonus	Stock Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)
(a)	(b)	(c)	(d)	(e)	(g)	(i)	(j)
Kristine L. Juster	2021	$800,000	$—	$823,998	$—	$54,394	$1,678,392
Chief Executive Officer	2020	$800,000	$214,000	$829,145	$544,000	$106,692	$2,493,837
	2019	$513,888	$426,000	$3,883,966	$481,477	$113,763	$5,419,094
Timothy J. Wolfe	2021	$243,231	$140,388	$578,045	$—	$9,576	$971,240
Chief Financial Officer
Kourtney L. Smith	2021	$328,462	$—	$198,002	$—	$11,068	$537,532
President, Workplace	2020	$318,846	$—	$175,669	$135,509	$30,827	$660,851
	2019	$289,616	$—	$257,430	$243,278	$30,251	$820,575
Mark W. Johnson	2021	$325,000	$—	$195,001	$—	$9,322	$529,323
Executive Vice President, Chief Legal, Governance Officer & Corporate Secretary	2020	$120,000	$75,000	$495,464	$51,000	$9,541	$751,005
Lonnie P. Nicholson	2021	$303,016	$—	$151,509	$—	$11,401	$465,926
Executive Vice President, Chief Human Resources Officer	2020	$303,016	$—	$176,119	$115,903	$30,431	$625,469
	2019	$302,900	$—	$438,382	$184,769	$32,909	$958,960
Michelle R. Schroeder	2021	$243,953	$—	$181,773	$—	$6,109	$431,835
Former Executive Vice President, Chief Financial Officer	2020	$326,976	$—	$184,900	$125,068	$28,505	$665,449
	2019	$326,976	$—	$317,578	$199,456	$31,824	$875,834
__________________
(1)Ms. Juster received a cash payment of $106,000 in December 2018, $320,000 in June 2019, $107,000 in August 2019 and $107,000 in December 2019 for the purpose of transitioning her into full participation in the Annual Cash Incentive Plan. Ms. Juster was required to be employed by the Company on each payment date in order to receive the applicable payment. Mr. Wolfe received a cash sign-on bonus of $73,500 in November 2020. Mr. Wolfe was also guaranteed upon his hire a minimum Annual Cash Incentive Plan payment for fiscal year 2021 of 27.5% of salary, or $66,888, which was paid in August 2021. Mr. Johnson received a cash payment of $75,000 in February 2020 for the purpose of transitioning him into full participation in the Annual Cash Incentive Plan.
(2)Stock awards consist of RSU, RTSR, and APS awards, as follows:
•The compensation reported in the “Stock Awards” column above represents equity-based compensation for each of our NEOs at the grant date fair value and based on the probable level of performance for the applicable performance-based awards, which does not reflect compensation actually received or earned by the NEOs in the respective years.
•The assumptions used to calculate the grant date fair values are set forth in Note 13 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021.

•The following tables set forth the relevant terms of the RSU, RTSR, APS and LTPS awards granted during each fiscal year, and the grant date fair value or incremental fair value, as applicable, included in the “Stock Awards” column for such awards in each such fiscal year:

Restricted Stock Units:
Name	Fiscal Year	Grant Date	Vest Date(1)	Grant Date Fair Value(2)	Fair Value Included in Stock Awards Column
Kristine L. Juster	2021	7/31/2020	6/30/2023	$10.94	$328,003
	2020	7/9/2019	6/30/2022	$17.16	$250,279
	2019	11/1/2018	6/30/2019	$16.49	$166,467
		11/1/2018	6/30/2020	$16.49	$250,450
		11/1/2018	6/30/2021	$16.49	$250,450
		11/1/2018	6/30/2021	$16.49	$1,502,734	(3)
Timothy J. Wolfe	2021	10/19/2020	6/30/2021	$11.08	$101,847
		10/19/2020	6/30/2022	$11.08	$135,797
		10/19/2020	6/30/2023	$11.08	$135,797
Kourtney L. Smith	2021	7/31/2020	6/30/2023	$10.94	$132,002
	2020	7/9/2019	6/30/2022	$17.16	$159,897
	2019	7/2/2018	6/30/2019	$16.39	$23,995
		7/2/2018	6/30/2020	$16.39	$57,316
		7/2/2018	6/30/2021	$16.39	$144,314
Mark W. Johnson	2021	7/31/2020	6/30/2023	$10.94	$130,000
	2020	1/31/2020	6/30/2020	$18.78	$97,506
		1/31/2020	6/30/2021	$18.78	$129,995
		1/31/2020	6/30/2022	$18.78	$129,995
Lonnie P. Nicholson	2021	7/31/2020	6/30/2023	$10.94	$101,512
	2020	7/9/2019	6/30/2022	$17.16	$129,850
	2019	7/2/2018	6/30/2019	$16.39	$33,993
		7/2/2018	6/30/2020	$16.39	$135,250
		7/2/2018	6/30/2021	$16.39	$135,234
Michelle R. Schroeder	2021	7/31/2020	6/30/2023	$10.94	$102,967	(4)
		10/19/2020	6/30/2023	$11.08	$13,407
	2020	7/9/2019	6/30/2022	$17.16	$103,389
	2019	7/2/2018	6/30/2019	$16.39	$31,387
		7/2/2018	6/30/2020	$16.39	$77,476
		7/2/2018	6/30/2021	$16.39	$102,978
(1) RSU awards do not have performance conditions.
(2) The grant date fair value per share is based on the closing price of our Common Stock as reported by Nasdaq on the grant date.
(3) This grant consists of a one-time, sign-on equity award that cliff vests after three years, which was granted for inducement, retention and continuity purposes for the new CEO.
(4) On October 19, 2020 Ms. Schroeder signed an agreement to waive and forfeit 6,516 of the RSUs shares granted July 31, 2020 pursuant to her transition from the CFO position. Forfeited shares are included in the Fair Value.

Relative Total Shareholder Return awards:
Name	Fiscal Year	Grant Date	Vest Date	Grant Date Fair Value per Share(1)	Fair Value Included in Stock Awards Column(2)	Grant Date Fair Value at Maximum Level of Performance(3)
Kristine L. Juster	2021	7/31/2020	6/30/2023	$11.35	$495,995	$991,990
	2020	7/9/2019	6/30/2022	$21.25	$499,991	$999,982
	2019	11/1/2018	6/30/2020	$21.46	$651,890	$1,303,781
		11/1/2018	6/30/2021	$21.49	$652,802	$1,305,603
Timothy J. Wolfe	2021	10/19/2020	6/30/2021	$10.68	$55,803	$111,606
		10/19/2020	6/30/2022	$12.06	$74,398	$148,796
		10/19/2020	6/30/2023	$12.63	$74,403	$148,806
Kourtney L. Smith	2021	7/31/2020	6/30/2023	$11.35	$66,000	$132,000
Mark W. Johnson	2021	7/31/2020	6/30/2023	$11.35	$65,001	$130,002
	2020	1/31/2020	6/30/2021	$18.08	$64,997	$129,994
		1/31/2020	6/30/2022	$19.76	$64,991	$129,982
Lonnie P. Nicholson	2021	7/31/2020	6/30/2023	$11.35	$49,997	$99,994
	2020	7/9/2019	6/30/2022	$21.25	$31,323	$62,646
	2019	7/2/2018	6/30/2021	$21.16	$31,317	$62,634
Michelle R. Schroeder	2021	7/31/2020	6/30/2023	$11.35	$65,399	$130,798	(4)
	2020	7/9/2019	6/30/2022	$21.25	$65,386	$130,772
	2019	7/2/2018	6/30/2021	$21.16	$65,406	$130,811
(1) The grant date fair value per share was calculated using a Monte Carlo simulation as of the grant date. The Monte Carlo valuation technique involves estimating the movement of stock prices and the effects of volatility, interest rates, and dividends.
(2) The amounts included in the “Stock Awards” column represent the grant date fair value based upon the target level of performance being achieved (which would result in the payout of 100% of the target number of RTSRs granted), which is the level of performance that was deemed probable on each such date. The actual payout for the fiscal year 2019 RTSR awards, which vested on June 30, 2021, was at a 0% level for Ms. Juster, Mr. Wolfe, and Mr. Johnson and at a 51% level for Mr. Nicholson and Ms. Schroeder.
(3) Under these awards, a participant will earn from 0% to 200% of the target award depending upon how the compound annual growth rate of our Common Stock ranks within the peer group at the end of the performance cycle. The amounts included in this column represent the grant date fair value of the maximum number of RTSR shares that can be earned.
(4) On October 19, 2020, Ms. Schroeder signed an agreement to waive and forfeit 3,989 of the RTSR shares granted July 31, 2020 pursuant to her transition from the CFO position. Forfeited shares are included in the Fair Value.

Performance Share awards:
Name	Fiscal Year	Grant Date	Vest Date(1)	Grant Date Fair Value Per Share(2)	Fair Value Included in Stock Awards Column(3)	Grant Date Fair Value at Maximum Level of Performance(4)
Kristine L. Juster	2020	7/9/2019	6/30/2020 APS	$16.85	$78,875	$157,750
	2019	11/1/2018	6/30/2019 APS	$16.18	$380,084	$760,169
Kourtney L. Smith	2020	7/9/2019	6/30/2020 APS	$16.85	$15,772	$31,544
	2019	7/2/2018	6/30/2019 APS; August 2019 LTPS	$16.12	$31,805	$46,071
Mark W. Johnson	2020	1/31/2020	6/30/2020 APS	$18.43	$7,980	$15,960
Lonnie P. Nicholson	2020	7/9/2019	6/30/2020 APS	$16.85	$14,946	$29,892
	2019	7/2/2018	6/30/2019 APS; August 2019 LTPS	$16.12	$102,588	$117,483
Michelle R. Schroeder	2020	7/9/2019	6/30/2020 APS	$16.85	$16,125	$32,250
	2019	7/2/2018	6/30/2019 APS; August 2019 LTPS	$16.12	$40,332	$56,420
(1) APS awards vest after one year, and LTPS awards vest over time, with one-fifth (1/5) of the LTPS award vesting annually over a five-year period. The phase out of our LTPS awards is complete after fiscal year 2019, with the final tranche of LTPS awards vesting in July 2019.
(2) The grant date fair value per share is calculated using the closing price of our Common Stock as reported by Nasdaq on the grant date, reduced by the present value of dividends not payable on outstanding performance shares.
(3) The amounts included in the “Stock Awards” column represent the grant date fair value based upon the target level of performance being achieved (which would result in the payout of 100% of the target number of shares granted), which was the level of performance that was deemed probable on such date.
(4) Represents the grant date fair value of the maximum number of APS shares that can be earned at 200% of target, and the maximum number of LTPS shares that can be earned at 100% of target.
(3)Amounts consist of cash incentive compensation earned for services rendered in the applicable fiscal year, pursuant to the applicable plans. The amounts are paid in the following fiscal year. For a description of the Annual Cash Incentive Plan and the payout percentages awarded to the NEOs under the Annual Cash Incentive Plan for fiscal year 2021, see “Compensation Discussion and Analysis — Components of Compensation — Annual Cash Compensation — Cash Incentive Compensation.”
(4)In fiscal year 2021, NEOs received a de minimus Christmas gift, and group term life insurance. No SERP or Retirement Plan Company contributions were earned for fiscal year 2021.
Also included in this column for fiscal year 2021 were dividends credited on unvested RSUs at a value of $54,319 for Ms. Juster; $9,100 for Mr. Wolfe; $10,868 for Ms. Smith; $9,262 for Mr. Johnson; $9,035 for Mr. Nicholson; and $5,909 for Ms. Schroeder. Dividend amounts were determined based on the number of RSUs multiplied by the Common Stock dividend rate per share for dividend declarations prior to the RSU vesting date during the fiscal year. Dividends on RSUs are paid in share equivalents based on the closing price of our Common Stock as reported by Nasdaq on the RSU vesting date. In fiscal years 2020 and 2019 our NEOs received reimbursement for travel to participate in the Executive Preventative Healthcare Program, Company contributions earned for the Retirement Plan and SERP in addition to the same types of other compensation as they received in fiscal year 2021.

(5)Ms. Juster’s fiscal year 2019 compensation reflected in the Summary Compensation Table includes one-time transitional cash payments, the grant date fair value of one-time transitional equity awards, as well as a one-time, sign-on equity award that cliff vests after three years, which was granted for inducement, retention and continuity purposes. As a result, the compensation amount identified in the “Total” column is significantly higher than Ms. Juster’s targeted annualized compensation for fiscal 2019 of $2.3 million or the amount of cash and vested equity compensation she realized in fiscal year 2019. The amounts shown for Ms. Juster also include the following compensation she received for her service as an independent member of the Board prior to her appointment as our CEO:

Fiscal Year 2019
Fees Earned or Paid in Cash or Stock Paid in Lieu of Cash (reported in the “Salary” column)(a)	$12,350
Stock Awards - Class B common stock (reported in the “Stock Awards” column)(b)	29,089
Total Director Compensation	$41,439

(a)     Represents the director fees paid in cash and fees for which Ms. Juster elected to receive Common Stock in lieu of cash.
(b)     Represents the stock component of Ms. Juster’s director fees and the portion of her cash director fees required to be paid in Common Stock as a result of her not meeting our stock ownership guidelines.
After her appointment as CEO, she received no additional compensation for her service as a director.
Mr. Wolf’s fiscal year 2021 compensation reflected in the Summary Compensation Table includes a one-time sign-on cash payment and the grant date fair value of one-time transitional equity awards. As a result, the compensation amount identified in the “Total” column is significantly higher than Mr. Wolfe’s targeted annualized compensation for fiscal 2021 of $823,000 or the amount of cash and vested equity compensation he realized in fiscal year 2021.
See the “Compensation Discussion and Analysis” section in this Proxy Statement for further information about the material terms of the NEOs’ compensation plans.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2021

		Estimated Possible Payouts Under Non-Equity Incentive Plan Award(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2)	Grant Date Fair Value of Stock and Option Awards(3)
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Kristine L. Juster
Annual Cash Incentive Plan		$—	$640,000	$960,000
RSU	07/31/20							29,982	$328,003
RTSR(4)	07/31/20				—	43,700	87,400		$495,995
Timothy J. Wolfe
Annual Cash Incentive Plan		$66,888	$133,777	$243,231
RSU	10/19/20				—		—	9,192	$101,847
	10/19/20							12,256	$135,797
	10/19/20							12,256	$135,797
RTSR(4)	10/19/20				—	5,225	10,450		$55,803
	10/19/20				—	6,169	12,338		$74,398
	10/19/20				—	5,891	11,782		$74,403
Kourtney L. Smith
Annual Cash Incentive Plan		$—	$180,654	$328,462
RSU	07/31/20							12,066	$132,002
RTSR(4)	07/31/20				—	5,815	11,630		$66,000
Mark W. Johnson
Annual Cash Incentive Plan		$—	$178,750	$325,000
RSU	07/31/20							11,883	$130,000
RTSR(4)	07/31/20				—	5,727	11,454		$65,001
Lonnie P. Nicholson
Annual Cash Incentive Plan		$—	$151,508	$303,016
RSU	07/31/20							9,279	$101,512
RTSR(4)	07/31/20				—	4,405	8,810		$49,997
Michelle R. Schroeder
Annual Cash Incentive Plan		$—	$82,996	$165,993
RSU	07/31/20							9,412	$102,967
	10/19/20							1,210	$13,407
RTSR(4)	07/31/20				—	5,762	11,524		$65,399
_________________
(1) Represents potential cash incentive payments under the Annual Cash Incentive Plan with respect to fiscal year 2021 performance. The target amount is a cash incentive payout reflecting the desired level of compensation at risk. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts under the Annual Cash Incentive Plan for fiscal year 2021 performance. See “Compensation Discussion and Analysis — Components of Compensation — Annual Cash Compensation — Cash Incentive Compensation” for additional information regarding the terms of the Annual Cash Incentive Plan.
(2) Amounts represent the number of RSUs granted to our NEOs. RSUs granted on July 31, 2020 vest on June 30, 2023. RSUs granted on October 19, 2020 vest on June 30, 2021, June 30, 2022 and June 30, 2023. See “Compensation Discussion and Analysis—Components of Compensation—Equity-based Compensation—Restricted Stock Units” for additional information regarding the vesting of these RSUs.
On October 19, 2020 Ms. Schroeder signed an agreement to waive and forfeit 6,516 of the RSUs shares granted July 31, 2020 pursuant to her transition from the CFO position.
(3) Amounts represent the grant date fair value of the RSUs and the target number of RTSR shares. The grant date fair value of the RSUs granted on July 31, 2020 and October 19, 2020 were calculated using $10.94 and $11.08, respectively, the closing price of our Common Stock as reported by Nasdaq on the grant date. The grant date fair value of the RTSR awards granted on July 31, 2020 was calculated using the Monte Carlo simulation, resulting in a value of $11.35 per share on the grant date. The grant date fair value of the RTSR awards granted on October 19, 2020 was calculated using the Monte Carlo simulation, resulting in a value of $10.68, $12.06 and $12.63, vesting on June 30, 2021, June 30, 2022 and June 30, 2023, respectively.

On October 19, 2020 Ms. Schroeder signed an agreement to waive and forfeit 6,516 of the RSUs and 3,989 of the RTSR shares granted July 31, 2020 pursuant to her transition from the CFO position. Forfeited shares are included in the Fair Value.
(4)    Represents RTSR awards issued pursuant to the 2017 Stock Plan that will vest in future years. On October 19, 2020 Ms. Schroeder signed an agreement to waive and forfeit 3,989 of the RTSR shares granted July 31, 2020 pursuant to her transition from the CFO position. Forfeited shares are included in the Fair Value.
For RTSR awards, at the target level of performance, 100% of the shares granted will be earned, but a participant can earn 0% for below threshold performance or from a minimum of 50% to a maximum of 200% of the target number of shares depending upon how the compound annual growth rate of our Common Stock ranks within the peer group at the end of the performance cycle. See “Compensation Discussion and Analysis — Components of Compensation — Equity-Based Compensation” for additional information regarding the terms of RTSR awards. Based on fiscal year 2021 performance, 0% of the target number of shares for Ms. Juster, Mr. Wolfe, and Mr. Johnson, and 51% of the target number of shares for Mr. Nicholson and Ms. Schroeder was earned pursuant to the RTSR awards granted in fiscal year 2019 for Ms. Juster, Mr. Nicholson and Ms. Schroeder, and fiscal year 2021 for Mr. Wolfe and Mr. Johnson, as follows: 30,377 for Ms. Juster; 5,225 for Mr. Wolfe; 3,595 for Mr. Johnson; 1,480 for Mr. Nicholson; and 3,091 for Ms. Schroeder.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2021

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2)
	(#)	($)	(#)	($)
(a)	(g)	(h)	(i)	(j)
Kristine L. Juster	46,185	$607,333	67,229	$884,061
Timothy J. Wolfe	25,014	$328,934	12,060	$158,589
Kourtney L. Smith	22,224	$292,246	5,815	$76,467
Mark W. Johnson	19,414	$255,294	9,016	$118,560
Lonnie P. Nicholson	17,514	$230,309	5,879	$77,309
Michelle R. Schroeder	10,563	$138,903	4,850	$63,778
_________________
(1) Unvested RSUs and accumulated dividends credited on unvested RSUs consist of the following:

	Stock Award and Grant Date
Name	RSU 10/19/2020	RSU 10/19/2020	RSU 7/31/2020	RSU 1/31/2020	RSU 7/9/2019

Kristine L. Juster
Shares (#)			30,802		15,383
Vesting Date(s)			6/30/2023		6/30/2022
Timothy J. Wolfe
Shares (#)	12,507	12,507
Vesting Date(s)	6/30/2023	6/30/2022
Kourtney L. Smith
Shares (#)			12,396		9,828
Vesting Date(s)			6/30/2023		6/30/2022
Mark W. Johnson
Shares (#)			12,208	7,206
Vesting Date(s)			6/30/2023	6/30/2022
Lonnie P. Nicholson
Shares (#)			9,533		7,981
Vesting Date(s)			6/30/2023		6/30/2022
Michelle R. Schroeder
Shares (#)	1,234		2,975		6,354
Vesting Date(s)	6/30/2023		6/30/2023		6/30/2022
(2) Calculated using the $13.15 closing price of our Common Stock as reported by Nasdaq on June 30, 2021.

(3) Unearned and unvested equity incentive plan awards consist of the following:

	Stock Award and Initial Grant Date
Name	RTSR 10/19/2020	RTSR 10/19/2020	RTSR 7/31/2020	RTSR 1/31/2020	RTSR 7/9/2019
Kristine L. Juster
Shares (#)			43,700		23,529
Vesting Date(s)			6/30/2023		6/30/2022
Timothy J. Wolfe
Shares (#)	5,891	6,169
Vesting Date(s)	6/30/2023	6/30/2022
Kourtney L. Smith
Shares (#)			5,815
Vesting Date(s)			6/30/2023
Mark W. Johnson
Shares (#)			5,727	3,289
Vesting Date(s)			6/30/2023	6/30/2022
Lonnie P. Nicholson
Shares (#)			4,405		1,474
Vesting Date(s)			6/30/2023		6/30/2022
Michelle R. Schroeder
Shares (#)			1,773		3,077
Vesting Date(s)			6/30/2023		6/30/2022
Awards disclosed in the tables above represent the number of shares that would be issued assuming target performance for RTSR awards. At the target performance level, 100% of the shares eligible to be received would be issued. For RTSR awards, a participant can earn 0% for below threshold performance or from a minimum of 50% to 200% of the target level depending upon how the compound annual growth rate of our Common Stock ranks within the peer group at the end of the performance cycle.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2021

	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Name
(a)	(d)	(e)
Kristine L. Juster	114,079	$1,500,139
Timothy J. Wolfe	9,380	$123,347
Kourtney L. Smith	9,501	$124,938
Mark W. Johnson	7,206	$94,759
Lonnie P. Nicholson	9,657	$126,990
Michelle R. Schroeder	8,355	$109,868
_____________
(1)Shares acquired upon vesting during fiscal year 2021 include:
•RSU awards granted on July 2, 2018, November 1, 2018, January 31, 2020 and October 19, 2020, which vested on June 30, 2021 and
•RTSR awards granted on July 2, 2018, November 1, 2018, January 31, 2020 and October 19, 2020, which vested on June 30, 2021.
Shares have not been reduced by the following shares withheld to satisfy tax withholding obligations: Ms. Juster — 38,470 shares; Mr. Wolfe - 2,811 shares; Ms. Smith - 2,713 shares; Mr. Johnson - 2,140 shares; Mr. Nicholson - 2,737 shares; and Ms. Schroeder — 2,658 shares.
(2)The value realized is calculated by multiplying the closing price of our Common Stock as reported by Nasdaq on the vesting date by the number of shares that vested. The RSU and RTSR awards that vested on June 30, 2021 were valued at the $13.15 closing price of our Common Stock on June 30, 2021.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2021

	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)
(a)	(b)	(c)	(d)	(e)	(f)
Kristine L. Juster	$45,583	$—	$15,116	$—	$94,676
Kourtney L. Smith	$29,154	$—	$64,690	$—	$234,643
Lonnie P. Nicholson	$49,712	$—	$226,497	$—	$759,199
Michelle R. Schroeder	$27,710	$—	$174,768	$—	$778,508
_____________
(1)These amounts are included in the fiscal year 2021 amounts in the “Salary” column of the Summary Compensation Table.
(2)Represents Company contributions paid in September 2020 and January 2021, which are included in the fiscal year 2020 amounts in the “All Other Compensation” column of the Summary Compensation Table.
(3)Earnings do not represent above-market or preferential rates, and are not included in the Summary Compensation Table for fiscal year 2021 or prior years.
(4)The Aggregate Balance is the balance in the NEO’s SERP account as of June 30, 2021. The balance includes executive contributions in fiscal year 2021 and prior fiscal years, which are included in the “Salary” column of the Summary Compensation Table. The balance also includes Company contributions in fiscal year 2021 and prior fiscal years, which are included in the “All Other Compensation” column of the Summary Compensation Table.

Activity disclosed in the table above relates solely to our SERP, which is our only nonqualified deferred compensation arrangement. See “Compensation Discussion and Analysis — Components of Compensation — Other Compensation and Employee Benefits — Nonqualified Deferred Compensation” for further information about the material terms of the SERP.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS WITH NEOS
AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Executive Employment Agreements
We have Executive Employment Agreements and Change in Control Agreements with each of our NEOs, except Ms. Schroeder. Each of the Executive Employment Agreements with our NEOs is in substantially the same form except as noted herein regarding Ms. Juster’s, Mr. Wolfe’s, and Mr. Johnson’s Executive Employment Agreements.
Upon Ms. Schroeder, former CFO, taking a different role within the Company in October 2020, she ceased participating in an Executive Employment Agreement and Change in Control Agreement. Ms. Schroeder instead has an employment agreement that imposes non-competition and non-solicitation obligations during the term of her employment and for a period of 12 months following termination of employment for any reason. If Ms. Schroeder is separated from employment due to elimination of her position, she would be eligible for severance in the amount of two weeks’ pay for each year of tenure up to 26 weeks of pay. She would also receive a payment of an amount equal to the cost of continuation of healthcare premiums for a period equal to that used to compute severance. Further, vesting and payout of any stock awarded pursuant to the 2017 Stock Incentive Plan would also occur, along with distribution of any deferred cash incentive amounts from the prior fiscal year and a pro-rated cash incentive from the current fiscal year. She would also receive reimbursement for up to $8,000 in costs for outplacement services.
Pursuant to the Executive Employment Agreements, if the executive’s employment is terminated by us without Cause (as defined below) or by the executive for Good Reason (as defined below), we will provide compensation and benefits to the executive as follows:
(i)  base salary through the date of termination of employment;
(ii)  any deferred and unpaid cash incentive amounts due for the immediately preceding fiscal year;
(iii) (a) unless the executive’s termination occurs during the one-year period before a Change in Control (as defined below) of the Company or during the two-year period following a Change in Control, severance pay equal to the sum of the executive’s annual base salary at the highest rate in effect during the three years (one year for Mr. Wolfe and Mr. Johnson) immediately preceding the last day of employment and the higher of either the executive’s target cash incentive for the period in which the last day of employment occurs or the executive’s average annual cash incentive award for the three annual cash incentive periods immediately preceding the last day of employment (except for Mr. Wolfe and Mr. Johnson), plus a reimbursement payment of $50,000 (subject to cost-of-living adjustment) in lieu of continued welfare and fringe benefits (for Mr. Wolfe and Mr. Johnson an amount equal to the COBRA premiums for number of months served, but not less than 6 months and not more than 12 months), or (b) if the executive’s termination occurs during the one-year period before a Change in Control or the two-year period following a Change in Control, severance pay is determined by the terms of the Change in Control Agreement;
(iv) reimbursement for outplacement service costs up to $25,000;
(v) payments under the Annual Cash Incentive Plan and all performance-based equity awards previously awarded under the applicable stock plans but not yet vested will vest as if the executive remained employed by the Company and will be paid out in accordance with the terms of the applicable award agreement based on the actual performance results of the Company (for Mr. Wolfe and Mr. Johnson the Annual Cash Incentive and performance-based stock awards are prorated for the number of months of the performance period completed), while all service-based stock awards will become fully vested as of the date of separation (for Mr. Wolfe and Mr. Johnson service-based stock awards are prorated for the number of months of the service period completed); and
(vi) payment of all SERP benefit amounts, which will become fully vested.
“Cause” means a determination, by at least three-quarters of the members of the Board, that one or more of the following has occurred:
•the executive’s willful and continued failure to perform substantially the duties of the position or to follow lawful instructions of a senior executive or the Board that continues for five days after the executive receives written notice identifying such failure;
•the executive’s conviction of a felony or of another crime that reflects adversely on the Company;
•the executive’s engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company, or any misconduct that involves moral turpitude;
•the executive’s material breach of obligations under the Executive Employment Agreement or a fiduciary duty to the Company or our shareholders; or
•the executive’s engaging in activity that constitutes gross negligence as an employee of the Company.
“Good reason” means one or more of the following has occurred:
•a material adverse change in the nature or scope of the executive’s responsibilities;
•a reduction in the executive’s base salary rate or annual cash incentive category;
•a reduction of 5% or more in value of the aggregate benefits provided to the executive and his or her dependents under our employee benefit plans;
•a significant diminution in the executive’s position, authority, duties or responsibilities;
•a relocation of the executive’s principal site of employment to a location more than fifty (50) miles from the principal site of employment;
•failure by the Company to obtain an assumption agreement regarding the executive’s Executive Employment Agreement from any successor of the Company; or
•in the case of Ms. Juster, Mr. Wolfe, and Mr. Johnson, a material breach by the Company of its obligations under their Executive Employment Agreement or Change in Control Agreement.
The executive employee is required to give written notice within 90 days of the occurrence of an event constituting “Good Reason” and we will then have 30 days to remedy the occurrence. If we fail to do so, the executive must resign no later than 12 months after the initial occurrence of the event in order to receive a severance payout under the Executive Employment Agreement.
In the event of termination of employment for a reason other than Cause or Good Reason, the executive will receive his or her base salary through the date of termination and will be entitled to any benefits under the regular terms of the welfare, retirement, Annual Cash Incentive Plan, SERP, and equity and incentive plans, except that Ms. Juster (or her estate) also will be entitled to pro-rated vesting of all outstanding cash incentives and equity awards in the event of her death or disability. This provision is contained in the equity award agreements for our other NEOs but is not contained in their Executive Employment Agreements. Ms. Juster’s Executive Employment Agreement also includes a definition of the “Rule of 65,” which applies to any termination of her service with the Company other than for Cause, enabling her to qualify for payouts under the Annual Cash Incentive Plan and equity award agreements as if she had retired upon reaching the age of 55 and having a combination of age plus years of service as an executive officer of the Company equal to or greater than 65. Our 2017 Stock Plan and our Annual Cash Incentive Plan apply this concept as the “Rule of 75” for our other NEOs. If any of our payments to the executive are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 409A of the Internal Revenue Code due to our early payment of deferred compensation following separation without Cause or resignation for Good Reason, the executive will be entitled to reimbursement for the amount of the excise tax (plus interest and penalties). In addition, the Executive Employment Agreements impose non-competition and non-solicitation obligations on the executives during the term of their employment and for a period of 12 months (or a shorter period, for an executive employed for fewer than 12 months) following termination of employment for any reason.

Change in Control Agreements
Each continuing NEO is a party to a Change in Control Agreement with the Company, the purpose of which is to provide some protection to executive officers so their focus would be on carrying out an effective Change in Control transaction for the benefit of the shareholders rather than on their own well being. It is also a retention tool, such that the executive officer will be less motivated to resign from the Company during a Change in Control time period when their leadership is most needed by the Company. In each Change in Control Agreement, “Change in Control” means the consummation of any of the following:
•the acquisition, by any one person or more than one person acting as a group, of ownership interests representing more than 50% of the total fair market value or of the total voting power of all ownership interests (the “Majority Ownership”) of the Company, any affiliate of the Company that employs the executive, any entity that has a Majority Ownership of either the Company or such affiliate, or any entity in an uninterrupted chain of Majority Ownership culminating in the ownership of the Company or such affiliate (each, a “Relevant Company”) through merger, consolidation, or stock transfer;
•the acquisition during any 12-month period, by any one person or more than one person acting as a group, of ownership interests in a Relevant Company possessing 35% or more of the total voting power of all ownership interests in the Relevant Company;
•the acquisition of ownership during any 24-month period, by any one person or more than one person acting as a group, of 40% or more of the total gross fair market value of the assets of a Relevant Company; or
•the replacement of a majority of members of the Board during any 12-month period, by members whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election;
provided, however, that any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of a Relevant Entity within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code and its interpretive regulations does not constitute a “Change in Control.”
If the executive officer’s employment is terminated by us without Cause or by the executive officer for Good Reason during the one-year period before, or the two-year period following a Change in Control of the Company, we will accelerate payment to the executive officer of an amount in cash, shares or a combination thereof equal to the value at the effective date of the Change in Control or the termination of employment, as applicable, of all options, stock appreciation rights, restricted stock, RSUs, performance shares, performance units, and Annual Cash Incentive Plan payments, all of which will become fully vested, with all performance-based awards vesting at 100% of target (except that RTSR awards will vest and Annual Cash Incentive Plan awards will be paid on a pro-rata basis) (1) on the later of the date of termination or the effective date of the Change in Control (the “Termination Date”), the Change in Control (a “Change in Control event”); and (2) on the effective date of the Change in Control without a termination of employment if any successor entity has not assumed our obligations with respect to such awards or has not substituted benefit rights that are at least as favorable to the executive officer as such awards. The executive officer will also become fully vested in the SERP and will receive all benefit amounts under that plan.
In addition, upon a Change in Control event, as soon as practicable following the Termination Date, the executive officer will receive severance pay in a sum equal to two times the sum of the executive’s annual base salary at the highest rate in effect during the three years immediately preceding the last day of employment and the higher of either the executive’s target annual cash incentive for the period in which the last day of employment occurs or the executive’s average annual cash incentive award for the three annual cash incentive periods immediately preceding the last day of employment. The executive officer will also receive a reimbursement amount equal to two times the product of $50,000 and a fraction, the numerator of which is the Employment Cost Index and the denominator of which is the Employment Cost

Index for the first calendar quarter of 2015 for welfare and fringe benefit plan reimbursements. The executive will also be eligible for $25,000 in outplacement assistance during the first 12 months after separation from employment. In the event the NEO's employment continues after the effective date of a Change in Control, as an incentive for the NEO to remain as an employee to assist with transition matters, the Company will offer the NEO a retention bonus equal to twenty percent (20%) of the NEO’s annual base salary in effect immediately before the Change in Control, payable three months after the Change in Control, and another twenty percent (20%) of the NEO’s annual base salary payable six months after the Change in Control.
If any of our payments to the executive officer are subject to excise tax (or any interest or penalties incurred due to excise tax) imposed by Section 409A of the Internal Revenue Code due to our early payment of deferred compensation following a Change in Control, the executive officer will be entitled to reimbursement for the amount of the excise tax (plus interest and penalties).
The table below reflects the amount of compensation payable to each of the continuing NEOs in the event of termination of such NEO’s employment or, in certain circumstances described above, upon the consummation of a Change in Control. The amounts shown for the continuing NEOs assume that such termination or Change in Control was effective as of June 30, 2021, and thus includes amounts earned through such time and are estimates of the amounts that would be paid to the NEOs upon their termination or upon such Change in Control. The actual amounts to be paid can only be determined at the time of such NEO’s separation from the Company or at the time of such Change in Control and could therefore be more or less than the amounts set forth below.

	Change in Control(5)	Without Cause or with Good Reason	Retirement(6)	Death and Disability(7)	Other Termination(8)
Kristine L. Juster
Lump Sum(1)	$3,022,208	$1,523,604	N/A	$—	$—
Stock and Incentive Compensation(2)	$994,206	$1,491,394	N/A	$649,031	$—
Retention Bonus(3)	$320,000	$—	N/A	$—	$—
SERP(4)	$94,676	$94,676	N/A	$94,676	$94,676
TOTAL	$4,431,090	$3,109,674	N/A	$743,707	$94,676
Timothy J. Wolfe
Lump Sum(1)	$1,295,408	$541,400	N/A	$—	$—
Stock and Incentive Compensation(2)	$445,503	$152,212	N/A	$219,100	$—
Retention Bonus(3)	$148,800	$—	N/A	$—	$—
SERP(4)	$—	$—	N/A	$—	$—
TOTAL	$1,889,711	$693,612	N/A	$219,100	$—
Kourtney Smith
Lump Sum(1)	$1,165,208	$595,104	N/A	$—	$—
Stock and Incentive Compensation(2)	$316,284	$368,713	N/A	$161,429	$—
Retention Bonus(3)	$132,000	$—	N/A	$—	$—
SERP(4)	$234,643	$234,643	N/A	$234,643	$234,643
TOTAL	$1,848,135	$1,198,460	N/A	$396,072	$234,643

	Change in Control(5)	Without Cause or with Good Reason	Retirement(6)	Death and Disability(7)	Other Termination(8)
Mark W. Johnson
Lump Sum(1)	$1,149,708	$540,750	N/A	$—	$—
Stock and Incentive Compensation(2)	$304,317	$155,025	N/A	$155,025	$—
Retention Bonus(3)	$130,000	$—	N/A	$—	$—
SERP(4)	$—	$—	N/A	$—	$—
TOTAL	$1,584,025	$695,775	N/A	$155,025	$—
Lonnie P. Nicholson
Lump Sum(1)	$1,051,256	$538,128	$—	$—	$—
Stock and Incentive Compensation(2)	$261,435	$307,618	$140,495	$140,495	$—
Retention Bonus(3)	$121,206	$—	$—	$—	$—
SERP(4)	$759,199	$759,199	$759,199	$759,199	$759,199
TOTAL	$2,193,096	$1,604,945	$899,694	$899,694	$759,199
  _____________
(1)Payment is calculated based on the executive’s annual base salary as of June 30, 2021 plus cash incentive compensation. The amounts include severance, benefits allowance, and outplacement reimbursement. The Change in Control Agreements also provide that such amounts will be reduced by the amount necessary to avoid federal excise tax on excess parachute payments (Section 4999 of the Internal Revenue Code). We estimate there would be no federal excise tax on excess parachute payments, as the value of payments that are contingent upon a Change in Control would be less than the safe harbor amount, and therefore no reductions were made to these amounts. The computation of the excise tax is complex and is subject to various questions of interpretation. In addition, there is estimated to be no tax liability pursuant to Section 409A of the Internal Revenue Code and, accordingly, no amounts are included for reimbursement of this tax.
(2)Represents the value of unvested RSU and RTSR awards, the vesting of which would accelerate in certain circumstances depending upon the specified event of termination or upon the consummation of a Change in Control, as well as a pro-rated share of each NEO’s Annual Cash Incentive Plan payout for the fiscal year in which termination occurred, if applicable under the NEO’s employment agreement. Awards are valued by multiplying $13.15, the closing price of our Common Stock as reported by Nasdaq on June 30, 2021, by the number of unvested shares that would vest for the specified event of termination or Change in Control. The amount also includes the accrued but unpaid cash incentive compensation due under the Annual Cash Incentive Plan for fiscal year 2021.
These equity awards will vest (i) on the Termination Date upon a Change in Control event for all NEOs; or (ii) upon a Change in Control without a termination if the awards are not assumed; with all service-based awards vesting in full and all performance-based awards vesting at 100% of target (except that the Annual Cash Incentive Plan awards will be paid on a pro-rata basis and the RTSR awards will vest on a pro-rata basis). If our NEOs are terminated without Cause or for Good Reason, our service-based awards will vest in full and our performance-based awards will vest over time as if the executive had remained our employee based on our actual performance (Annual Cash Incentive payout not applicable for Mr. Johnson and Mr. Wolfe, and performance-based stock awards prorated for the period of the performance period completed). Because the future vesting amounts for performance-based awards would not have been determinable on June 30, 2021, the amounts set forth in this row under "Without Cause or with Good Reason" for our NEOs assume target performance during the applicable performance cycles. Cash payable under the Annual Cash Incentive Plan will be paid in full within two-and-a-half months after the end of our fiscal year. For payouts and vesting upon death or disability, see Note 7 below.
(3)Retention bonus is applicable in the event the NEO's employment continues after the effective date of a Change in Control.
(4)Represents the fully vested SERP balance as of June 30, 2021 reflected in the Nonqualified Deferred Compensation in Fiscal Year 2021 Table included in this Proxy Statement. This amount will be paid in a lump sum after a separation due to a Change in Control, termination without Cause or with Good Reason, or death. In the case of disability and voluntary termination, the amount will be paid pursuant to the election of the NEO. Mr. Nicholson is currently eligible to retire, as defined by the SERP as attaining age 65 or attaining age 55 with 5 years of service, and therefore SERP balances are shown in the retirement column for Mr. Nicholson.
(5)The Change in Control payment calculated in this column assumes that the NEO stays for a transition period of six months after the Change in Control to assist with the transition, but thereafter is not employed by the successor company, resulting in the maximum amount of Change in Control payment. If the NEO were to be retained by the successor, the Change in Control payment would be reduced to exclude the severance portion (consisting of the NEO’s annual base salary, targeted cash incentive compensation, benefits allowance, and outplacement reimbursement), and would only include stock and annual cash incentive compensation to the extent that the successor company did not continue these benefits.
(6)The 2017 Stock Plan and the Annual Cash Incentive Plan define retirement as a termination of continuous service, other than for Cause, occurring at or after the participant has attained the minimum retirement age under the governmental retirement system for the applicable country (age 62 in the United States), or at or after the participant has reached the age of 55 and has a combination of age plus years of continuous service equal to or greater than 75 (“Rule of 75”). However, rather than apply the Rule of 75, Ms. Juster’s Executive Employment Agreement states that she will be eligible to retire upon reaching the age of 55 and having a combination of age plus years of continuous service as an executive officer of the Company equal to or greater than 65.
Because the future vesting amounts for performance-based awards would not have been determinable on June 30, 2021, the amounts set forth in this column assume target performance during the applicable performance periods.
Mr. Nicholson is retirement eligible at June 30, 2021 under the 2017 Stock Plan and the Annual Cash Incentive Plan.
The amounts also include the accrued but unpaid cash incentive due to Mr. Nicholson under the Annual Cash Incentive Plan for fiscal year 2021.
(7)In the event of death or disability, pursuant to the 2017 Stock Plan and the applicable award agreements, a pro-rated portion of RSU awards and a pro-rated portion of any RTSR awards that are earned or deemed to be earned will vest, in each case based on the portion of the applicable restricted period or performance period that the NEO worked prior to his or her death or disability, with the amounts earned or deemed to be earned under the RTSR awards calculated as follows:
•For RTSR awards, the amounts deemed to be earned in the event of death will equal 100% of the target number of shares and the amounts earned in the event of disability will be calculated based upon actual performance during the applicable performance cycle.
Because the future vesting amounts for performance-based awards would not have been determinable on June 30, 2021, the amounts set forth in this column assume target performance during the applicable performance periods.
The amounts also include the accrued but unpaid cash incentive due under the Annual Cash Incentive Plan for fiscal year 2021.
(8)Includes termination by the Company for Cause and voluntary resignation by the NEO.
The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include accrued salary, health benefits, and distribution of account balances under the Retirement Plan.

DIRECTOR COMPENSATION
Fiscal Year 2021 Compensation to Non-Employee Directors
All non-employee directors receive compensation as set by our Board. The level of compensation is guided by the following goals: compensation should fairly pay directors for work required by a company of our size and scope; and the structure of the compensation should be transparent, market-competitive, and easy to understand.
Each non-employee Board member receives annual compensation of $150,000. The Chair of the Board receives an additional $75,000 for a total of $225,000, while the Chair of the Audit Committee and Chair of the Compensation and Governance Committee each receive an additional $15,000 in compensation per year, for a total of $165,000, due to the additional requirements of their roles.
Retainers are paid in cash or shares of the Company’s Common Stock at the election of the director, but in keeping with the stock ownership guidelines. Based on our stock ownership guidelines, directors are required to receive at least 50% of their Board compensation in shares of Common Stock until they attain the minimum level of stock ownership required for a director. Directors are deemed to be in compliance once target values are achieved, as long as the total number of shares used to achieve compliance are maintained. Our directors can also elect to receive greater than 50% of their retainer in shares of Common Stock. If a non-employee director has met his or her stock ownership guidelines, he or she may choose to reduce the value of unrestricted shares received to no less than $50,000. Directors also are reimbursed for travel expenses incurred in connection with attending Board and committee meetings.
The number of unrestricted shares awarded is determined by averaging the closing price of our Common Stock on the 10 business days prior to the award. The fees are paid and stock awards are issued in quarterly installments.
The following table, “Non-Employee Director Compensation in Fiscal Year 2021” shows the compensation paid to each of our non-employee directors during fiscal year 2021. A full-time officer who is or becomes a member of the Board does not receive additional compensation for serving as a member of the Board and/or as a member of any of the committees of the Board.
During fiscal year 2021, our non-employee directors received compensation for serving on our Board and committees as follows:
Non-Employee Director Compensation in Fiscal Year 2021

	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total
Name	($)	($)	($)
(a)	(b)	(c)	(h)
Timothy J. Jahnke	$73,936	$36,689	$110,625
Kimberly K. Ryan	$112,500	$111,252	$223,752
Geoffrey L. Stringer	$33,333	$16,253	$49,586
Thomas J. Tischhauser	$100,000	$49,468	$149,468
Patrick E. Connolly	$115,000	$49,468	$164,468
Susan B. Frampton	$82,500	$81,594	$164,094
Scott M. Settersten	$75,000	$74,177	$149,177
Valerie R. Love	$18,750	$19,153	$37,903

(1)Represents fees paid in cash and fees for which the director elected to received Common Stock in lieu of cash, as shown in the following table.

Name	Fees Paid in Cash	Fees Paid in Common Stock in Lieu of Cash at Election of Director(3)
Timothy J. Jahnke	$30,000	$43,936
Kimberly K. Ryan	$112,500	$61,784
Geoffrey L. Stringer	$33,333	$—
Thomas J. Tischhauser	$100,000	$—
Patrick E. Connolly	$115,000	$—
Susan B. Frampton	$82,500	$—
Scott M. Settersten	$75,000	$—
Valerie R. Love	$18,750
(2)Represents fees paid in Common Stock, consisting of the minimum level of directors’ fees payable in Common Stock, and the portion of cash fees required to be paid in Common Stock as a result of directors not meeting the stock ownership guidelines, as shown in the following table.

Name	Minimum Level of Director Fees Payable in Common Stock(3)	Fees paid in Common Stock due to not meeting Stock Ownership Guidelines(3)
Timothy J. Jahnke	$36,689	$—
Kimberly K. Ryan	$49,468	$—
Geoffrey L. Stringer	$16,253	$—
Thomas J. Tischhauser	$49,468	$—
Patrick E. Connolly	$49,468	$—
Susan B. Frampton	$49,468	$32,126
Scott M. Settersten	$49,468	$24,709
Valerie R. Love	$12,778	$6,375
(3)Represents the grant date fair value of the shares of unrestricted Common Stock awarded each quarter, which was calculated using the closing price of our Common Stock as reported by Nasdaq as of the payment date of each quarterly directors’ fee, ranging from $10.65 to $13.95.
Board Stock Ownership Guidelines
As discussed under “Compensation Discussion and Analysis — Components of Compensation — Stock Ownership Guidelines,” the Board follows guidelines whereby all members of our Board are expected to own, at a minimum, shares of our Common Stock equal in value to a certain level of times the annual fees earned as a director, excluding additional amounts paid for chair roles. This ownership expectation for directors is four times the annual fees earned as a director, excluding additional amounts paid for chair roles, within seven years of the later of a director’s date of first election or appointment. Directors are deemed to be in compliance once target values are achieved, as long as the total number of shares used to achieve compliance are maintained.The Board regularly evaluates the stock ownership guidelines and may adjust the ownership requirement as it deems appropriate.

CEO PAY RATIO
As required by Item 402(u) of Regulation S-K, we are providing information about the relationship between the fiscal year 2021 annual total compensation of the employee whose compensation was at the median of all employees of our Company other than our CEO (our median paid employee), and the annual total compensation of our CEO.
For fiscal year 2021, our last completed fiscal year, the annual total compensation of our CEO, Ms. Juster, as reported in the Summary Compensation Table was $1,678,392, while the annual total compensation of our median paid employee was $43,228. We utilized all elements of Ms. Juster’s compensation as reported in the Summary Compensation Table for the period during the fiscal year (i.e., bonus, stock awards and all other compensation).
Based on this information for fiscal year 2021, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median paid employee was 39 to 1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.
Our pay ratio was based on the fiscal year 2021 annual total compensation of our median paid employee, determined in the same manner and using the same methodology used to determine the “Total Compensation” shown for our CEOs in the Summary Compensation Table. The elements included in each CEO’s total compensation are fully discussed above in the footnotes to the Summary Compensation Table.
Determining the Median Employee: As of April 1, 2021, our employee population consisted of approximately 2,406 full-time, part-time, temporary and seasonal employees. We elected to exclude all of our employees located in Mexico (59), China (34), and Vietnam (12) from our determination of the median employee pursuant to the de minimis exemption permitted under SEC rules. We also elected to exclude all of our employees acquired in connection with an acquisition (113) in the year of acquisition. The median employee was selected from an adjusted employee population of 2,187 employees (excluding our CEO).
We determined our median paid employee by reviewing the total compensation, as defined above, actually paid for the measurement period from April 1, 2020 through March 31, 2021 to our adjusted employee population, excluding our CEO, who were employed by the Company as of April 1, 2021. The compensation of those employees who were employed on April 1, 2021 but who were not employed for the entire measurement period, such as new hires or employees who were on a leave of absence, was annualized.

PROPOSAL NO. 4 - APPROVE AN INCREASE IN AVAILABLE SHARES UNDER THE KIMBALL INTERNATIONAL, INC. 2017 STOCK INCENTIVE PLAN
The Company maintains the Kimball International, Inc. 2017 Stock Incentive Plan (the “Plan”), which was approved by the Company’s shareholders on October 31, 2017. On August 30, 2021, based on the recommendation of the Compensation and Governance Committee, the Board approved an increase in the number of shares available under the Plan by 2,000,000 shares. This share increase requires shareholder approval, which the Company is seeking at this Annual Meeting.
Share Increase
If approved by the shareholders, the number of shares available for issuance pursuant to all awards under the Plan will increase by 2,000,000 shares.
Purpose
As discussed above in the “Compensation Discussion and Analysis” section of this Proxy Statement, our Board believes that the long-term success of the Company depends in part on its ability to recruit and retain outstanding individuals as employees. The Company seeks to furnish maximum incentive to these employees to improve operations and increase profits by providing such individuals with the opportunity to acquire shares of our Common Stock or to receive monetary payments based on the value of our Common Stock. The Board also believes it is important to align the personal interests of officers and key employees to the common interests of shareholders through a stock incentive program.
The Plan provides for the broadest variety of awards that could be flexibly administered to carry out the purposes of the plan. This authority permits the Company to keep pace with changing developments in management compensation and makes the Company competitive with those companies that offer creative incentives to attract and keep key management employees. The flexibility of the Plan allows the Company to respond to changing circumstances such as changes in tax laws, accounting rules, securities regulations and other rules regarding benefit plans. The Plan grants the Committee discretion in establishing the terms and restrictions deemed appropriate for particular awards as circumstances warrant.
Factors Considered in Setting the Size of the Share Increase
The Plan authorizes issuance of an additional 2,000,000 shares of our Class B Common Stock, which represents approximately 5.5% of our issued and outstanding Class B Common Stock on a fully diluted basis as of August 23, 2021. These shares are in addition to the shares approved when the Plan was adopted in 2017 (1,000,000 shares, plus any shares that remain available for future grants under our Amended and Restated 2003 Stock Option and Incentive Plan (the “Prior Plan”) as of the October 31, 2017 effective date of the Plan). As of August 23, 2021, there were 142,702 shares of Class B Common Stock remaining available for future grants under the Plan, which collectively with the 2,000,000 new shares represents approximately 5.8% of our issued and outstanding Class B Common Stock on a fully diluted basis as of such date.
In order to determine the amount of the share increase, the Committee considered a number of factors, including:
•The importance of long-term stock incentive programs to motivate employees to focus on long-term value creation and alignment with interests of share owners.
•Our equity award burn rate of approximately 1.4%, which measures the most recent three-year average of our usage of shares under the Plan, based on target annual grants, as a percentage of our outstanding shares of Class B Common Stock.
•Our expectation to continue making equity awards with total values generally consistent with our practice in fiscal year 2021. On that basis, we expect that, if the additional 2,000,000 shares are approved, then those shares, plus the shares that remain available for future grants under the Plan, will be sufficient to cover equity awards for the next 3 to 4 years.
•Comparison to peer company practices, recognizing that every company’s needs and programs are different.

•The dilution, or overhang, as of August 23, 2021 of approximately 9.1%, calculated assuming approval of the additional 2,000,000 shares under the Plan.
Expectations regarding future share usage under the Plan are based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While the Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized. As discussed above and in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee believes that the ability to provide equity-based compensation to our executives and other employees has been, and will continue to be, essential to our ability to continue to attract, retain and motivate talented employees. Further, equity-based compensation awards help align our employees' interests with those of our shareholders.
Shareholder Approval
Shareholder approval of the increase in shares is being sought to satisfy the shareholder approval requirements of Nasdaq and permit the grant of incentive stock options subject to Section 422 of the Internal Revenue Code. If the increase in shares is not approved by our shareholders, the Plan will remain in effect and subject to the existing share reserve under the Plan, although the Board believes there will be insufficient shares available under the Plan to make annual awards and to provide grants to new hires in future years. In this event, the Company would be required to revise its compensation philosophy and formulate other cash-based programs to attract, retain and compensate key employees and non-employee directors.
Best Practices
The Plan reflects the following stock incentive plan best practices, which we believe closely align with the best interests of our shareholders:
•A limited definition of “Change in Control” as no change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer, any Board assessment that a change in control is imminent or any unconsummated transaction;
•Double-trigger events (i.e., change in control followed by a qualifying termination of employment) are required for accelerated vesting of outstanding awards due to a change in control unless awards are not continued, assumed or replaced in connection with the change in control;
•Vesting of outstanding performance-based awards is accelerated upon the occurrence of a double-trigger event as if the performance goals were satisfied at the target level of performance, pro-rated to reflect the portion of the performance period that has elapsed as of the effective date of the transaction resulting in the change in control;
•No share recycling is permitted for (i) shares tendered or withheld as payment of the exercise price of a stock option; (ii) shares tendered or withheld to satisfy the tax withholding obligations in connection with any award, (iii) shares repurchased by us with proceeds received from the exercise of a stock option, and (iv) shares subject to stock appreciation rights (“SARs”) that are not issued in connection with the stock settlement of the award upon its exercise;
•There is no payment of dividends or dividend equivalents on stock options or SARs prior to exercise, and dividends and dividend equivalents are only paid upon vesting for all other awards granted under the Plan;
•No discounted stock options or SARs can be granted, as the exercise price of stock options or SARs must be at least equal to the fair market value of the shares on the date of grant (except in the limited case of “substitute awards,” as described below);
•There can be no repricing of stock options or SARs to decrease the exercise price and no replacement or cash buyout of underwater stock options or SARs without shareholder approval;
•There is no evergreen provision establishing automatic replenishment of shares authorized for issuance under the Plan;
•There can be no automatic grants to any participant;
•The Compensation and Governance Committee disfavors stock options and SARs, with no awards of either type planned;

•Awards are subject to reduction, cancellation, forfeiture or recovery in the event of the occurrence of certain triggering events (“claw-back”);
•Shares awarded under the Plan have to be held by our officers and directors until stock ownership guidelines for the participant’s position are met;
•There is an individual limit on annual stock and cash compensation for non-employee directors ($500,000);
•There is an individual limit on stock options or SARs that can be granted to a participant in a fiscal year (no more than 50,000 shares); and
•There is an individual limit on performance-based full value awards that can be granted to a participant in a fiscal year (no more than 150,000 shares).
Features of the Plan
The major features of the Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Plan, which is attached to this Proxy Statement as Appendix D.
Purpose. The purpose of the Plan is to (1) align the personal interests of participants with the interests of our shareholders; (2) attract and retain the best available personnel for positions of responsibility with us; (3) provide incentive to key personnel to improve our operations and increase profits; and (4) thereby promote our long-term business success.
Eligibility.   All of our employees, non-employee directors, and certain consultants and advisors who provide services to us are eligible to receive stock incentive awards under the Plan so long as they maintain continuous service with the Company. As of August 23, 2021, there were approximately 2,200 employees, six non-employee directors, and an indeterminate number of consultants and advisors who would be eligible to receive awards under the Plan. Approximately 80 of our 2,200 employees are participants in the Plan and all of our non-employee directors have received grants of shares under the Plan, while no consultants or advisors have been awarded shares. Although not obligated to do so, we expect to continue making awards in a similar manner under the Plan.
Types of Awards. The Plan permits us to award stock options, stock appreciation rights, restricted stock, stock units, and other stock-based awards to eligible participants. Awards other than options and stock appreciation rights are sometimes referred to as “full value awards.” These awards are discussed in more detail below.
Administration. A committee appointed by the Board, in this case, the Compensation and Governance Committee (the “Committee”), is authorized to determine awards, set the terms and conditions of those awards, and direct the administration of the Plan. The Committee must consist of two or more “non-employee” directors, each member of which must be a “non-employee director” pursuant to Rule 16b-3 under the Exchange Act and “independent” under the Nasdaq rules. The Plan also gives the Committee the authority to delegate all or any portion of its authority under the Plan to one or more of our directors or executive officers or to a committee of the Board comprised of one or more of our directors with respect to awards to participants who are not subject to Section 16 under the Exchange Act, and in connection with non-discretionary administrative duties, to such other persons as it deems advisable.
The Committee has the authority to determine the potential participants to whom awards will be granted; the timing and type of, and number of shares covered by, each award; the terms, conditions, performance criteria, procedures, restrictions and other provisions of the awards; and the manner in which awards are paid or settled. The Committee may also adopt sub-plans or special provisions applicable to awards; establish, amend or rescind rules and procedures to administer the Plan; interpret the Plan and any related award or agreement; reconcile any inconsistency, correct any defect or supply any omission in the Plan or any award agreement; cancel or suspend an award; accelerate the vesting of an award due to death, disability or a change in control or extend the exercisability of an award; and otherwise amend the terms of outstanding awards to the extent permitted under the Plan. The Committee’s interpretation of the Plan and of any award or agreement and its actions and decisions concerning the Plan are final and binding on all parties. Unless an amendment to the terms and conditions of an award is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy, the Committee may not amend the terms of an outstanding award without the participant’s consent if the amendment would materially impair the rights of the participant.

Available Shares and Limitations on Awards. If the share increase is approved by shareholders, a maximum of 3,000,000 shares of our Class B Common Stock, plus the number of shares that were available for future grants under the Prior Plan as of the October 31, 2017 effective date of the Plan (1,093,993 shares) will be available for issuance under the Plan. The shares issued under the Plan may come from authorized and unissued shares or issued shares reacquired and held as treasury shares.
In determining the number of shares to be counted against the share reserve in connection with any award, the following rules apply: (i) awards for which the number of shares is variable on the grant date will be counted against the reserve using the maximum number of shares that could be received pursuant to such award until such time as it can be determined that only a lesser number of shares could be earned or received; (ii) awards granted in tandem such that the exercise of one award cancels at least an equal number of shares of the other will be counted against the reserve based on the largest number of shares that could be counted against the reserve under either of the awards; and (iii) awards that will be settled solely in cash will not be counted against the reserve, nor will they reduce the shares authorized for grant to a participant in a fiscal year.
The following limitations apply to awards granted under the Plan:
•    The maximum number of shares subject to full value awards that are intended to qualify as performance-based compensation and that are granted to any participant during any fiscal year may not exceed 150,000 shares.
•    The maximum amount payable with respect to full value awards that are intended to qualify as performance-based compensation that are denominated other than in shares and that are granted to any participant during any fiscal year may not exceed $3,000,000.
•    The aggregate grant date fair value of all equity awards granted during any fiscal year to any non-employee director, when combined with retainers or fees payable in cash, may not exceed $500,000.
•    No more than 50,000 shares may be issued pursuant to the exercise of incentive stock options.
•    The aggregate number of shares subject to stock options and SARs that may be granted to any one participant other than a non-employee director during a fiscal year may not exceed 50,000 shares.
All of the above share limitations are subject to adjustment for changes in our corporate structure or shares, as described below.
Any shares subject to an award under the Plan or the Prior Plan that expire, are canceled or forfeited, or settled for cash will, to the extent of such cancellation, forfeiture, expiration or cash settlement, automatically become available for future awards under the Plan. However, any shares tendered or withheld to pay the exercise price of a stock option award or to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using stock option exercise proceeds and any shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on its exercise may not be used again for future awards under the Plan. Each share that again becomes available for awards will correspondingly increase the share reserve by the same number of shares by which the share reserve was decreased upon the grant of the applicable award.
Awards granted or shares issued under the Plan upon the assumption of, or in substitution or exchange for, outstanding stock awards previously granted by an entity acquired by us or any of our subsidiaries or with which we or any of our subsidiaries combine (referred to as “substitute awards”) will not reduce the share reserve under the Plan, nor will they reduce the shares authorized for grant to a participant in a fiscal year. Additionally, if a company acquired by us or any of our subsidiaries, or with which we or any of our subsidiaries combine, has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the unused shares under that pre-existing plan may be used for awards under the Plan and will not reduce the share reserve under the Plan, but only if the awards are made to individuals who were not employed by us or any of our subsidiaries, and were not non-employee directors of ours, immediately prior to such acquisition or combination.
Dividends, distributions and dividend equivalents. No dividends, distributions or dividend equivalents will be paid with respect to shares subject to stock options or SARs. Any dividends or distributions payable with respect to restricted shares will be subject to the same restrictions and risk of forfeiture as the restricted shares and will only be paid upon the vesting of the restricted shares. In its discretion, the Committee may provide in the award agreement for a stock unit or other stock-based award that the participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on our outstanding Class B Common Stock, on the units or other share equivalents subject to the award, which dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other share equivalents subject to the award and will only be paid upon the vesting of the award.
Transferability of Awards. In general, no right or interest in any award under the Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of an award will remain subject to all the terms and conditions of the award applicable to the participant.
Description of Types of Awards.
1.A Stock Option Award may be granted as an incentive stock option or a nonqualified stock option. The Committee determines the term of the option, which may be no longer than 10 years from the date of the grant (or 5 years in the case of incentive stock options granted to a 10% or more shareholder), the vesting conditions and the exercise price, which may not be less than the fair market value of a share on the grant date (or, in the case of incentive stock options granted to a 10% or more shareholder, 110% of the fair market value), unless the award is considered a substitute award. Fair market value means the closing sales price of a share of Class B Common Stock on Nasdaq on the grant date. As of August 23, 2021, the closing sales price of a share of our Class B Common Stock on Nasdaq was $12.41. A participant is required to pay the full exercise price at the time the option is exercised, and may pay in cash, by payment under a broker-assisted sale and remittance program, by withholding shares otherwise issuable to the participant upon exercise of the option, by delivery to us of shares already owned by the participant, or by other methods permitted by the Committee. All options must be exercised on their terms as stated in the award agreement, and may not be exercised after expiration of the option. Only our employees may be awarded “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code. Non-employee participants may be awarded nonqualified stock options.
Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the Plan prohibits the Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of a stock option or SAR to lower the exercise price, canceling a stock option or SAR and granting in exchange replacement options or SARs having a lower exercise price, or canceling an underwater stock option or SAR in exchange for cash, other property, or a full value award.
2.A Stock Appreciation Right provides the right to receive a payment from the Company equal to the excess of (i) fair market value as of the date of exercise of the number of shares as to which the SAR is being exercised over (ii) the aggregate exercise price of that number of shares. The Committee determines whether payment will be made in shares, cash or a combination of both. The exercise price per share of a SAR will be determined by the Committee, but may not be less than 100% of the fair market value of a share on the date of grant, unless the SAR is granted as a substitute award as described above. A SAR may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the Plan, as may be determined by the Committee.
3.A Restricted Stock Award is an award of shares issued to a participant with restrictions that lapse based on conditions or factors, including the passage of time while a participant provides continuous service to us or the achievement of specified performance goals occurring over a period of time, as determined by the Committee. Except as set forth in the Plan or applicable award agreement, a participant holding a Restricted Stock Award has the rights of a shareholder, including the right to vote the shares of restricted stock, and provided that dividends are held and only paid to the extent the share restrictions lapse.
4.A Stock Unit Award represents the right of a participant to receive a share of stock. The Committee will determine whether a Stock Unit Award will be payable in cash, shares, or a combination of both, when the award will vest, whether the vesting of the award will be conditioned on the achievement of specified performance goals, and other terms and conditions consistent with the other provisions of the Plan. The extent to which any performance-based conditions are achieved during the performance period determines the number of performance-based stock units earned and eligible to vest, which may be greater or less than the target number of performance-based stock units stated in an award agreement. Until it vests, a Stock Unit Award is subject to restrictions on transferability and the possibility of forfeiture.
5.Other Stock-Based Awards may be determined by the Committee, with terms and conditions of such awards consistent with the terms and purposes of the Plan. These awards include grants of shares and other awards that are valued by reference to and/or payable in shares .
Effect of Termination of Service.
Unless otherwise provided in an individual award agreement or another then-effective agreement with a participant, if a participant’s continuous service with us and our affiliates is terminated, the Plan provides as follows:
Options and SAR Awards.
•Upon termination of continuous service for any reason other than death, disability or retirement, all unexercised stock options and SARs will be immediately forfeited without consideration.
•Upon termination of continuous service for death or disability, all unvested and unexercisable portions of any outstanding stock options and SARs will be immediately forfeited without consideration; vested and exercisable portions of such stock options and SARs may be exercised by the participant or the participant’s beneficiary within one year after the date of such termination, but in no event after the expiration date of the stock option or SAR.
•Upon termination of continuous service by reason of the participant’s retirement, all unvested and unexcercisable portions of any outstanding stock options and SARs will immediately vest in full and become exercisable, and such stock options and SARs may be exercised by the participant for a period of two years after the termination date, but in no event after the expiration date of the stock option or SAR.
Full Value Awards.
•Upon termination of continuous service for any reason other than death, disability or retirement, all unvested portions of any outstanding full value awards will be immediately forfeited without consideration.
•Upon termination of continuous service by reason of death, disability or retirement, all unvested portions of any outstanding full value awards subject to only time-based vesting conditions will immediately vest in full.
•Upon termination of continuous service by reason of death, disability or retirement, a pro rata portion of any outstanding full value awards subject to performance-based vesting conditions will vest at the end of the performance period based on actual performance at the end of the performance period and the number of full months that had elapsed since the beginning of the performance period at the time of such termination.
Performance-Based Compensation.
In light of the legislation that eliminated the performance-based exception from Code Section 162(m) (this exception permitted a public company to deduct certain compensation in excess of $1 million), the Plan has been amended to eliminate some of the restrictions that are no longer required in order to comply with the 162(m) exception, including making the list of performance measures non-exhaustive and giving the Committee the flexibility to adjust the performance periods and performance-based awards. The Plan retains the individual limits on the annual amounts that can be awarded under the Plan as described above.
Incentive Criteria.  The Committee can provide that any award granted under the Plan shall be subject to the attainment of performance measures, which may be based on one or more business criteria, including but not limited to the following: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) earnings per share (basic or diluted); (iv) revenue or sales, on a net or gross basis, or sales mix or diversity; (v) gross profit; (vi) operating income; (vii) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on capital, return on invested capital and return on revenue, each of which may exclude cash, cash equivalents, marketable securities, short-term or long-term debt) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (viii) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (ix) market share; (x) margins (including, but not limited to, one or more of gross, operating, pre-tax earnings and net earnings margins); (xi) stock price; (xii) total shareholder return; (xiii) asset quality; (xiv) non-performing assets; (xv) operating assets; (xvi) balance of cash, cash equivalents and marketable securities; (xvii) cost and expense management; (xviii) economic value added or similar value added measurements; (xix) improvement in or attainment of working capital levels; (xx) productivity ratios; (xxi) employee retention or satisfaction measures; (xxii) safety record; (xxiii) customer satisfaction; (xxiv) debt, credit or other leverage measures or ratios; (xxv) implementation or completion of critical projects; (xxvi) economic profit; (xxvii) pre-tax income; (xxviii) distribution channels, including quantity, mix or diversity; (xxix) customer bookings or orders; and (xxx) delivery timing and damage claims.
Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, as a percent of sales, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, affiliate, subsidiary, division, business unit, operational unit or individual performance.
In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments will be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the SEC, including but not limited to adjustments for events that are unusual in nature or infrequently occurring, such as a change in control, acquisitions, divestitures, restructuring activities or asset write-downs, or for changes in applicable tax laws or accounting principles. The Committee may also provide, in an award agreement or otherwise, that the achievement of specified performance goals in connection with a performance-based award may be waived upon the death or disability of the participant or under any other circumstance as determined by the Committee. In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the Committee may adjust the amount that would otherwise be payable as a result of satisfying the applicable performance goals.
Changes in Capitalization and Change in Control.
Changes in Capitalization. The Committee is authorized to make equitable and appropriate adjustments to outstanding awards in the event of an equity restructuring as defined in FASB ASC Topic 718, which causes the per share value of our Class B Common Stock to change, including by way of example, a stock split, spin-off, stock dividend, rights offering or recapitalization through an extraordinary dividend, or in the event of any other change in corporate capitalization, such as a merger, consolidation or reorganization, to prevent dilution or enlargement of rights of participants.
Change in Control. Unless otherwise provided in an award agreement or another written agreement between us and a participant, the Plan provides:
•In the event of a sale or other disposition of all or substantially all of our assets or a merger, consolidation, or share exchange involving us (a “corporate transaction”), the surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the Plan (with such adjustments as may be required or permitted by the Plan), and such awards or replacements therefor will remain outstanding and will be governed by their respective terms. If, during the six months following the corporate transaction, the participant experiences an involuntary termination of continuous service other than for cause, any outstanding stock options and SARs that are not yet exercisable will immediately become exercisable in full and will remain exercisable for one full year following the participant’s termination and any full value awards not yet fully vested will immediately vest in full (with vesting in full for a performance-based award determined as if the performance goals were satisfied at the target level of performance, prorated to reflect the portion of the performance period elapsed as of the effective date of the participant’s termination.

•If awards granted to any participant are not continued, assumed or replaced in connection with a corporate transaction, then: (i) all outstanding stock options and SARs will become fully vested and exercisable for a period of time prior to the effective time of the corporate transaction as is deemed fair and equitable by the Committee and will terminate at the effective time of the corporate transaction; (ii) all outstanding full value awards will fully vest immediately prior to the effective time of the corporate transaction; and (iii) to the extent vesting of any award is subject to satisfaction of specified performance goals, the portion of the award that will be deemed “fully vested” will be determined as if the performance goals were satisfied at the target level of performance, prorated to reflect the portion of the performance period that has elapsed as of the effective time of the corporate transaction.
•If awards granted to any participant are not continued, assumed or replaced in connection with a corporate transaction, the Committee may provide that some or all of such outstanding awards will be canceled in exchange for payment to the participant of the amount of the consideration that would have been received in the corporate transaction for the number of shares subject to the award less the aggregate exercise price (if any) of the award. With respect to an award whose vesting is subject to the satisfaction of specified performance goals, the number of shares subject to such an award for purposes of the above will be the number of shares as to which the award would have been deemed “fully vested” as described above.
•In the event of a change in control (as defined in the Plan) that does not involve a corporate transaction, the Committee, in its discretion, may take such action as it deems appropriate with respect to outstanding awards, which may include providing for the cancellation of any award in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award, or making adjustments to any award to reflect the change in control, including the acceleration of vesting in full or in part.
Other Provisions.
Tax Withholding. The Plan authorizes us to withhold all applicable taxes from any award or payment under the Plan and to require a participant or other person receiving shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those shares.
Effective Date and Term of the Plan. The Plan became effective on October 31, 2017, the date it was approved by our shareholders. Unless terminated earlier, the Plan will terminate on the tenth anniversary of its effective date. Awards outstanding under the Plan at the time it is terminated will continue in accordance with their terms. The Board may suspend or terminate the Plan at any time.
Amendment of the Plan. The Board may amend the Plan at any time, but no amendments will be effective without shareholder approval if such approval is required under applicable laws or regulations or under the rules of Nasdaq. No amendment, termination or suspension of the Plan may materially impair a participant’s rights under any outstanding award without the consent of the affected participant, unless such action is necessary to comply with applicable law or Nasdaq rules.
Forfeiture and Compensation Recovery. The Committee may require participants receiving an award under the Plan to agree to terms that subject the participant’s rights, payments and benefits with respect to the award to reduction, cancellation, forfeiture, or recovery by us if certain specified events occur. Such events may include but are not limited to termination of continuous service for cause; violation of any of our material Company policies; breach of non-competition, confidentiality and non-solicitation terms in an agreement with the participant; a determination that incorrect financial or other criteria was used to determine payment of an award; or other behavior by a participant that is detrimental to our business or reputation. In addition to the forfeiture events described above, awards may also be subject to recoupment or clawback as may be set forth in the applicable award agreement or as may be required by applicable law or any applicable recoupment or “clawback” policy adopted by us, as may be amended from time to time.

U.S. Federal Income Tax Consequences
The following is a summary of the principal United States federal income tax consequences to us and to participants subject to U.S. federal income taxation with respect to awards granted under the Plan, based on current statutes, regulations and interpretations.
Nonqualified Stock Options. If a participant is granted a nonqualified stock option under the Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the excess of (i) the fair market value of the shares acquired at the time of exercise over (ii) the exercise price paid. The participant’s basis in the shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Class B Common Stock on the date the stock option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. We will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.
Incentive Stock Options. If a participant is granted an incentive stock option under the Plan, the participant will not recognize taxable income upon the grant of the option. Additionally, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon the exercise of an incentive stock option are held until the later of the expiration of (i) the two-year period from the date of grant or (ii) the one-year period from the date of transfer of the shares to the participant, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If such holding period described above is not met (except in some limited circumstances, such as death), and therefore there is a “disqualifying disposition” of the shares, gain in an amount up to the shares’ fair market value on the date of exercise less the exercise price paid for the shares is compensation income received in the tax year in which the disqualifying disposition of the shares occur. Any additional gain is, generally, long-term capital gain.
Stock Awards and Stock Unit Awards. If a participant is granted a stock award, the participant generally will recognize ordinary income upon becoming entitled to transfer the shares at the end of any restriction period without forfeiture. A participant generally will recognize ordinary income when the participant receives shares or cash pursuant to the settlement of stock units, provided that if the shares are subject to any further restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. The amount of income the participant recognizes will be equal to the fair market value of the shares on the day the restrictions lapse, or the amount of cash received. This amount will also be the participant’s tax basis for the shares. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the ordinary income is recognized. In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long‑term or short‑term capital gain or loss on a subsequent sale of the shares. We generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.
If a participant who receives a stock award subject to restrictions makes an election under Section 83(b) of the Internal Revenue Code within 30 days after the date of the grant, the participant will have ordinary income equal to the fair market value on the date of grant, and the participant will recognize no additional income until the participant subsequently sells the shares. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant, and the holding period for capital gains purposes begins on the date of the grant. If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount of ordinary income previously recognized by the participant), and we will have to include the amount that we previously deducted from our gross income in the taxable year of the forfeiture.
Stock Appreciation Rights. A participant will not recognize any income at the time of the grant of an SAR. Upon exercise of the SAR, the participant will recognize ordinary income equal to the amount received upon exercise. The participant will be responsible for remitting to us the withholding tax obligation that arises at the time the ordinary income is recognized. We generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

Section 409A of the Internal Revenue Code. The foregoing discussion of tax consequences of awards under the 2017 Stock Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Internal Revenue Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.
Awards Granted Under the Plan
Because all awards under the Plan are discretionary with the Committee, neither the number nor types of future Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable. We have not granted any stock options or SARs under the Plan.
Information regarding awards made under the Plan during fiscal year 2021 to our named executive officers is provided under the caption “Grants of Plan-Based Awards in Fiscal Year 2021” in this Proxy Statement.
Vote Required for Approval
Approval of the share increase under the Plan requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting.
If you are a beneficial owner of shares (i.e., you hold them through a bank, broker or other holder of record), you must instruct the holder of record how to vote your shares in order for your vote to be counted on Proposal No. 4.
The Board of Directors recommends a vote “FOR” approval of a 2,000,000 increase in the number of shares available under the Kimball International, Inc. 2017 Stock Incentive Plan.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes our equity compensation plans as of June 30, 2021:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (excluding securities reflected in first column)
Equity compensation plans approved by shareholders	886,288	(1)	$—	(2)	519,204	(3)
Equity compensation plans not approved by shareholders	—		$—		—
Total	886,288		$—		519,204
_____________
(1)Includes 643,336 RSU awards and 242,952 RTSR awards. For performance-based awards, the number of shares assumes the maximum number of shares which the participant is eligible to receive if maximum performance levels are achieved under each award. Based on fiscal year 2021 performance, approximately 5% of the total maximum number of RTSR awards originally granted was earned.
(2)There is no exercise price for RSU or RTSR awards.
(3)Represents the number of shares available for issuance under the 2017 Stock Plan after subtracting the maximum number of shares which participants are eligible to receive if maximum performance levels are achieved under each performance-based award. Unearned shares are available for re-issuance under the 2017 Stock Plan as stock options, stock appreciation rights, restricted stock, stock units, and other stock-based awards.

PROPOSAL NO. 5 - RATIFICATION OF THE APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Deloitte & Touche LLP audited our annual financial statements for the fiscal year ended June 30, 2021. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2002.
Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees
The following fees were billed from Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates (collectively the “Deloitte Entities”):

Type of Fee	Fiscal Year Ended June 30, 2021	Fiscal Year Ended June 30, 2020
Audit Fees(1)	$926,600	$748,000
Audit-Related Fees(2)	$396,829	$32,000
Tax Fees(3)	$70,000	$4,297
All Other Fees(4)	$—	$1,895
Total	$1,393,429	$786,192
_____________
(1) For fiscal year 2021, “Audit Fees” represent the aggregate fees billed or to be billed by Deloitte & Touche LLP in connection with the audit of our annual financial statements, the review of our financial information included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and the audit of our retirement plan. Fiscal year 2021 audit fees include fees billed for the Poppin acquisition’s purchase price allocation and incremental audit procedures related to Poppin.
(2) Audit-related fees for fiscal year 2021 consisted of fees billed for Poppin due diligence services and pro-forma financial statements.
(3) For both fiscal years 2021 and 2020, “Tax Fees” represent services that include tax compliance and tax consulting. Fiscal year 2021 tax fees consists of fees billed for a Section 382 net operating loss analysis related to the Poppin acquisition.
(4) For both fiscal years 2021 and 2020, “All Other Fees” included fees for an accounting information research tool.
Consideration of Services Provided by the Independent Registered Public Accounting Firm
The Audit Committee approves all audit and non-audit services provided by the independent registered public accounting firm prior to the services being performed. The Audit Committee has established a pre-approval process for services provided by the independent registered public accounting firm which complies with the requirements of the Sarbanes-Oxley Act of 2002. A description of the pre-approval process is attached to this Proxy Statement as Appendix A. The Audit Committee has considered whether all services provided are compatible with maintaining the independent registered public accounting firm’s independence in accordance with this pre-approval process and has determined that such services are compatible.
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Deloitte & Touche LLP to be our independent registered public accounting firm for the fiscal year ending June 30, 2022. They were appointed based upon:
•performance on past audits, including the expertise of the engagement team;
•experience, client service, and responsiveness;
•leadership, management structure, and ethical culture; and
•the amount of fees charged in relation to scope of work performed.

Ratification is not required by law or our By-laws. We are submitting the appointment of Deloitte & Touche LLP to our shareholders for ratification as a matter of good corporate practice. If the appointment is not ratified, the Audit Committee will consider whether it is appropriate to appoint another independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
The Board of Directors recommends that our shareholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. During the fiscal year ended June 30, 2021,the Audit Committee was comprised of three directors: Patrick E. Connolly (Chair); Scott M. Settersten; and Timothy J. Jahnke who was a member of the Audit Committee until his resignation in April, 2021, at which time Kimberly K. Ryan moved from the Compensation and Governance Committee to the Audit Committee. All members of the Audit Committee meet the independence and experience requirements of The Nasdaq Stock Market LLC and the Securities and Exchange Commission. All members of the Audit Committee also meet the requirements to be considered an “audit committee financial expert.”
Management is responsible for the Company’s accounting functions, internal control over financial reporting, and financial reporting processes. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for auditing and expressing an opinion in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) on the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting.
In connection with these responsibilities, the Audit Committee met with management and Deloitte to review and discuss the June 30, 2021 financial statements, including a discussion of the acceptability and quality of the accounting principles, the reasonableness of critical accounting policies, the clarity of disclosures in the financial statements, and such other matters as are required to be discussed with the Audit Committee under standards established by the Securities and Exchange Commission and the PCAOB. The Audit Committee also has received the written disclosures and the letter from Deloitte in accordance with the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.
The Audit Committee reviewed the overall scope of the audits performed by the internal auditor and Deloitte. The Audit Committee met with the internal auditor and Deloitte, with and without management present, to discuss the results of the examinations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. The Audit Committee also discussed with management and Deloitte, management’s report on, and Deloitte’s report on and audit of, the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also met at least twice annually in a separate executive session with only members present.
Based upon the review and discussions referred to above, and relying on the representations of the Company’s management and the independent auditors’ report, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2021, filed with the Securities and Exchange Commission.

Respectfully submitted,
THE AUDIT COMMITTEE
Patrick E. Connolly (Chair)
Kimberly K. Ryan
Scott M. Settersten

GENERAL INFORMATION REGARDING THE PROXY AND YOUR VOTING RIGHTS
What is a proxy and a proxy statement?
A proxy is your legal designation of another person to vote the shares you own in our Company on your behalf and in accordance with your direction. The person you designate to vote on your behalf is called a proxy or proxy holder. If you designate another person as your proxy in a written document, that document also is called a proxy or proxy card. A proxy statement is the document that contains information we are required to disclose to you pursuant to the rules of the SEC when we ask you to sign a proxy designating one or more individuals to vote on your behalf or otherwise solicit shareholder votes.
What am I being asked to vote on?
We are asking our shareholders to vote on the following items:
•To elect three nominees for Class I Directors: Kristine L. Juster, Valerie R. Love and Thomas J. Tischhauser;
•To approve the Company’s proposed Amended and Restated Articles of Incorporation to provide shareholders the right to unilaterally amend the Company’s Restated By-laws;
•Advisory (non-binding) vote to approve the compensation paid to our NEOs (“Say on Pay”);
•To approve an increase in available shares under the Kimball International, Inc. 2017 Stock Incentive Plan; and
•To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2022.
Our Board recommends that you vote in favor of each of these matters.
Our Board knows of no other matters that may come up for action at the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named in the proxy will vote in accordance with their judgment on such matter using the discretionary authority granted in the proxy.
How can I access the proxy statement and voting materials?
On or about September 13, 2021, we mailed to many of our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this Proxy Statement and our 2021 Annual Report to Shareholders, which includes our Annual Report on Form 10-K as filed with the SEC for the fiscal year ended June 30, 2021 (our “2021 Annual Report”). The Notice contains instructions on how to access this Proxy Statement and the 2021 Annual Report as well as how to vote online. The Notice also contains instructions on how to request and receive a paper copy of our proxy materials, including this Proxy Statement, our 2021 Annual Report and a proxy card. Using this distribution process conserves natural resources and reduces the costs of printing and distributing these proxy materials. This Proxy Statement, the 2021 Annual Report, the form of the proxy card and voting instructions are being made available to shareholders on or about September 13, 2021 at www.proxyvote.com or www.kimballinternational.com/annual-shareholder-information, where you can click on the “vote now” button.
The SEC’s rules permit us to deliver a single Notice or set of proxy materials to one address shared by two or more of our shareholders. This delivery method is referred to as “householding” and can result in significant cost savings for the Company. To take advantage of this opportunity, we have delivered only one Notice or set of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any shareholders at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or proxy materials, contact Broadridge Financial Solutions, Inc. at 800-542-1061 or in writing at Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices or proxy materials for your household, please contact Broadridge Financial Solutions, Inc. at the above phone number or address.

Who is entitled to vote?
Shareholders of record who hold shares of our Common Stock (either Class A or Class B) at the close of business on the record date, August 23, 2021, are entitled to receive notice of the Annual Meeting and vote their shares, or have their shares voted by the proxy on their behalf, at the Annual Meeting, or any postponement or adjournment of the Annual Meeting. Shareholders are entitled to one vote per share, and individual votes will be kept confidential, except as appropriate to meet legal requirements.
How do I vote my shares?
If you are a registered shareholder, you may vote your shares by proxy in one of the following ways:
1.Via the internet by visiting www.proxyvote.com.
2.By telephone by calling the number on your proxy card, voting instructions or Notice.
3.By mail if you requested printed materials and received a paper copy of the proxy card, by marking, signing, dating and mailing your proxy card in the prepaid and addressed envelope provided. No postage is required if mailed in the United States. If you vote by internet or telephone, please do not return a signed proxy card by mail.
4.In person at the Annual Meeting.
See below regarding how to vote if your shares are held by a broker, bank, nominee or other shareholder of record.
What is a “beneficial owner?”
This describes how you own your shares, i.e., your shares are held in “street name” through a bank, broker, nominee or other shareholder of record. For comparison, a “shareholder of record” or a “registered shareholder” holds shares that are registered directly to them through Broadridge Corporate Issuer Solutions, Inc., our transfer agent. A beneficial owner will vote their shares through the shareholder of record, which may be their broker, bank, etc.
If you are a beneficial owner, your bank, broker or other nominee, as the record holder of your shares, is required to vote the shares according to your instructions. You should receive instructions from your bank, broker or other nominee on how to vote the shares. If you hold your shares in street name, you must request a legal proxy from your bank, broker or nominee if you would like to vote in person at the Annual Meeting. If you fail to provide voting instructions, your broker, bank or other nominee is only permitted to vote your shares on the proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. They may NOT vote on the election of directors, the Say on Pay proposal, the Amended and Restated Articles of Incorporation proposal, or the Kimball International, Inc. 2017 Stock Incentive Plan proposal absent instructions from you. Without your voting instructions on such proposals, a “broker non-vote” will occur with respect to these proposals, so please contact the entity that acts as record holder of your shares to ensure that your wishes are carried out in the voting process.
How will my shares be voted?
If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. All properly delivered proxies will be voted in accordance with the wishes of the shareholder as expressed therein. In the absence of contrary direction, the proxies will be voted “FOR” the election of each of the named nominees to the Board, “FOR” approval of the Say on Pay vote, “FOR” the Amended and Restated Articles of Incorporation, “FOR” the Kimball International, Inc. 2017 Stock Incentive Plan, and “FOR” the ratification of the appointment of our independent registered public accounting firm.
As discussed above, if you are a beneficial owner, you must instruct your bank, broker, or nominee as to your wishes for voting on the items listed above or obtain a legal proxy and vote your shares in person at the Annual Meeting.

Can I change or revoke my proxy after I return my proxy card?
The common shares represented by each proxy will be voted in the manner you specified unless your proxy is revoked before it is exercised. You may change or revoke your proxy by:
•delivering to our Secretary prior to the Annual Meeting a written notice of revocation at Kimball International, Inc., 1600 Royal Street, Jasper, Indiana 47546 Attn: Corporate Secretary;
•submitting a properly signed proxy card with a later date prior to the Annual Meeting; or
•submitting a vote at a later time via the Internet or telephone up until 11:59 p.m. Eastern Daylight Time the day before the Annual Meeting date.
Will I have to pay to receive proxy materials?
The entire cost of soliciting proxies, including providing these materials, will be borne by our Company. In addition to the use of mail services, proxies may be solicited by personal interview, telephone, and electronic mail by our directors, officers, and employees without extra compensation. We will also reimburse brokerage houses, custodians, nominees, and fiduciaries for actual expenses incurred in forwarding proxy materials to beneficial owners.
When will the 2021 Annual Report be available?
Our 2021 Annual Report is being made available at the same time and by the same method described for the proxy materials. The 2021 Annual Report is not to be considered as part of the proxy solicitation materials or as having been incorporated by reference. Shareholders may receive, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, including financial statements but excluding exhibits, as filed with the SEC. Please address requests for a copy of our Annual Report on Form 10-K for the fiscal year ended June 30, 2021 to our Secretary at Kimball International, Inc., 1600 Royal Street, Jasper, Indiana 47546.
Who can attend the Annual Meeting of Shareholders?
We intend to hold the Annual Meeting in person but, given the public health concerns related to the COVID-19 pandemic, urge you to consider voting in advance via one of the remote methods describe above. All registered shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. A government-issued photo identification, such as a driver’s license, state-issued ID or passport, will be required for entrance to the meeting. Please note that if you are a beneficial owner, you will also need to bring a copy of a brokerage statement reflecting your ownership of shares of our common stock as of the record date to enter the meeting.
What is the impact on me if I hold Class A Common Stock versus Class B Common Stock?
Your shares have equal voting rights regardless of whether they are Class A Common Stock or Class B Common Stock. Due to the unification of the two classes of Common Stock concurrent with the spin-off of our EMS division, which was effective October 31, 2014, all references in this Proxy Statement to “Common Stock” include both classes of stock unless either Class A Common Stock or Class B Common Stock is clearly identified. Each class of Common Stock now has equal rights, preferences, limitations and restrictions, except that shares of Class A Common Stock must be converted to Class B Common Stock before they can be publicly traded. Each share of Common Stock is entitled to one vote with respect to all matters presented to shareholders at the Annual Meeting.
Our Class A Common Stock was de-registered under the Exchange Act, effective in September 2015. However, this does not affect the rights of shareholders who choose to continue to hold their Class A Common Stock.
We encourage any shareholders that continue to hold Class A Common Stock to convert those shares to Class B Common Stock. Again, Class A Common Stock and Class B Common Stock are now equal in all respects, including voting rights and dividend amounts, except that Class A Common Stock must be converted to Class B Common Stock in order to be publicly traded.

FUTURE SHAREHOLDER PROPOSALS
Proposals to be presented at the 2022 Annual Meeting by Shareholders and included in our Proxy Statement for that meeting must be received by the Company at our principal executive offices, 1600 Royal Street, Jasper, Indiana 47546, no later than May 16, 2022. Such proposals must meet certain requirements under the regulations of the SEC to be included in our Proxy Statement. A shareholder wishing to nominate a candidate for election as a director or to bring any other proposal before the 2022 Annual Meeting of Shareholders (but not include the nomination or proposal in our Proxy Statement), must cause written notice of the proposal to be received by the Secretary of the Company at our principal executive office no earlier than July 8, 2022, and no later than July 28, 2022. The written notice must also meet additional requirements as stated in our By-laws, a copy of which is available upon written request directed to the Secretary of the Company.
SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Shareholders may communicate with a member of the Board by sending comments to a specific director or directors in care of the Secretary of the Company at 1600 Royal Street, Jasper, Indiana 47546, who will ensure delivery, except that correspondence involving marketing, job applications, personal threats or other inappropriate material will not be delivered. The Secretary may also forward the correspondence to the Chair of the Board and/or to one or more departments within the Company if the communication is more appropriately addressed by an employee of the Company. A log of correspondence received and copies of the correspondence are available to any director who wishes to review them.

By Order of the Board of Directors
Mark W. Johnson
Chief Legal, Governance Officer & Corporate Secretary
September 13, 2021

APPENDIX A

APPROVAL PROCESS FOR SERVICES PERFORMED BY
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Objective
To ensure the independent registered public accounting firm is independent in both fact and appearance with respect to the audit of the financial statements of Kimball International, Inc. (the “Company”).
Process
The Company’s independent registered public accounting firm reports to and is engaged by the Audit Committee of the Company. Prior to the engagement of the independent registered public accounting firm to render services, the services and fees are approved by the Audit Committee. The Audit Committee will not engage the independent registered public accounting firm for any non-audit service that is specifically prohibited by the Securities and Exchange Commission rules on auditor independence, nor will approval be granted for any non-audit service that individually or in the aggregate, in the Audit Committee’s opinion, impairs the independence of the independent registered public accounting firm with respect to the audit of the financial statements of the Company. Pre-approval of services is obtained either (1) by explicit pre-approval of individual services from the Audit Committee or (2) by general pre-approval for certain tax compliance and related tax services.
The Audit Committee has delegated authority to the Audit Committee Chair to grant approval required by this policy for any service engagements that arise between Audit Committee meetings. During the next regularly scheduled Audit Committee meeting, or sooner as appropriate, the Audit Committee Chair updates the full committee of approved independent registered public accounting firm services for informational purposes.
The independent registered public accounting firm has reviewed the policy and believes that the policy will not adversely affect the firm’s independence.

A-1

APPENDIX B

RECONCILIATION OF GAAP TO NON-GAAP MEASURES
The following reconciles net income determined in accordance with U.S. generally accepted accounting principles (“GAAP”) to EBITDA for the fiscal year ended June 30, 2021:

(Amounts in thousands)	Fiscal Year Ended June 30, 2021
Net Income	$7,416
Provision (Benefit) for Income Taxes	(2,806)
Income Before Taxes on Income	4,610
Interest Expense	453
Interest Income	(336)
Depreciation	14,511
Amortization	6,683
Restructuring Impairment	2,925
EBITDA	$28,846

For fiscal year 2021, the following adjustments were made to EBITDA to determine annual cash incentive payouts under the plan:

EBITDA	$28.8	(Amounts in Millions)

Adjustments to EBITDA:
Add Back: Fiscal year 2021 pre-tax restructuring expense	3.9	The Compensation and Governance Committee (the “Committee”) decided that the impact of restructuring actions should be spread over a two year period to align with the period over which benefits are expected to accrue. Therefore it is necessary to increase EBITDA for half of the total restructuring incurred in FY21. The restructuring adjustment does not factor in the impairment portion of restructuring expense because the EBITDA metric excludes non-cash impairment charges.
Subtract: Fiscal year 2020 pre-tax restructuring expense	(2.3)	In fiscal year 2020, the Committee decided that the fiscal year 2020 impact of restructuring actions should be spread over a two year period to align with the period over which benefits are expected to accrue. Therefore it is necessary to reduce fiscal year 2021 EBITDA for half of the total restructuring incurred in fiscal year 2020. The restructuring adjustment does not factor in the impairment portion of restructuring expense because the EBITDA metric excludes non-cash impairment charges.
Add Back: Poppin EBITDA Loss	8.3	The Committee decided that the impact of any acquisition in the fiscal year of the acquisition should be excluded from the Annual Cash Incentive Plan payout computation because results of the acquisition were unknown and were not factored into the setting of the performance targets at the beginning of the fiscal year.
Subtract: Poppin Contingent Earn-out Gain	(11.6)	The Committee decided that the impact of any acquisition in the fiscal year of the acquisition should be excluded from the Annual Cash Incentive Plan payout computation because acquisition-related adjustments such as the earn-out valuation were unknown and were not factored into the setting of the performance targets at the beginning of the fiscal year.
Add Back: Acquisition expenses	2.0	The Committee decided that acquisition due diligence costs should be excluded from the Annual Cash Incentive Plan payout computation because these costs are not indicative of our core operating performance. The excluded amount was a maximum of $2 million, which was the amount assumed in setting performance targets.
Adjusted EBITDA used for Annual Cash Incentive Plan	$29.1
B-1

APPENDIX C

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
KIMBALL INTERNATIONAL, INC.
(As Proposed to be Amended)
Kimball International, Inc. (the "corporation"), a corporation existing pursuant to the provisions of the Indiana Business Corporation Law (the "Corporation Law"), hereby amends and restates its Articles of Incorporation in accordance with Indiana Code 23-1-38-7. These Amended and Restated Articles of Incorporation shall be effective as of [ ], 2021, and shall supersede and take the place of the existing Amended and Restated Articles of Incorporation of Kimball International, Inc., which are dated November 12, 1997, and all subsequent amendments thereto.
ARTICLE I
NAME
The name of the corporation is Kimball International, Inc.
ARTICLE II
PURPOSES
The purposes for which the corporation is formed are:
(a) to transact any and all lawful businesses for which corporations may be incorporated under the Corporation Law;
(b) to carry on the trade or business of manufacturing, purchasing, buying, selling, handling, disposing of, merchandising and dealing in, either at wholesale or at retail, manufactured products of metal, wood, or other materials and/or the combinations thereof, of the various and several kinds, and especially furniture of the various and several kinds of construction, parts, and accessories, and in general, the engagement in manufacturing and merchandising and as before said, either at wholesale or at retail, and all or either, in whole or in part, as the further interests and opportunities may suggest, and as the subsequent conditions may indicate or require;
(c) to engage and conduct a business in the United States and internationally for the manufacture of products of metal, wood or other materials and/or the combinations thereof; to buy, sell, own, manufacture, assemble, build, construct and otherwise handle and deal in all kinds of machinery, equipment, supplies, parts or accessories, and to manufacture, build and construct furniture of the various and several kinds of construction, parts and accessories and to dispose and deal in the same as manufacturers, jobbers, wholesalers and retailers;
(d) to acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage and otherwise deal in and dispose of Letters Patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names incident to or useful in connection with any business of this corporation;
(e) to acquire the capital stock, bonds or other evidences of indebtedness, secured or unsecured, of any other corporation and to acquire the good will, rights, assets and property and to undertake and assume all or any part of the obligations or liabilities of any other corporation, firm, association or person;
(f) to acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants rights, bonds, debentures, notes, trust receipts and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof;
(g) to buy, hold, own, improve, manage, operate, lease as lessee or as lessor, sell, convey and/or mortgage either alone or in conjunction with others, real estate of every kind, character and description whatsoever and wheresoever situated, and any interest therein; and to purchase, acquire, hold, mortgage, pledge, hypothecate, exchange, sell, deal in and dispose of, alone or in syndicates, or otherwise in conjunction with others, commodities and other personal property of every kind, character and description whatsoever and wheresoever situated, and any interest therein;
(h) to act as agent or representative of others for any lawful business purposes;
(i) to make contracts; to make any guaranty respecting stocks, leases, securities, indebtedness, interest, contracts, or other obligations; to borrow money; to issue bonds, promissory notes, debentures and other evidences of indebtedness; to secure such evidence of indebtedness by pledge, mortgage and/or hypothecation of certain or all of the assets of the corporation; to enter into indentures specifying the various terms and incidents of such evidences of indebtedness; and to do any and all other incidental acts and things necessary to borrow money on the part of the corporation;
(j) to borrow or raise monies for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or nonnegotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes;
(k) to purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly;
(l) to have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, amortize, sell, convey or otherwise deal in or dispose of real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country;
(m) in general, to carry on any other businesses in connection with the foregoing and to have and exercise all of the powers conferred by the laws of the State of Indiana upon corporations by the Corporation Law.
ARTICLE III
PERIOD OF EXISTENCE
The period during which the corporation shall continue is perpetual.
ARTICLE IV
SHARES
Section 1. Number. The total number of shares into which the corporation's capital stock is to be divided is 150,000,000 shares, identified by class and par value of shares as follows:
(a) 50,000,000 shares of Class A Common Stock of the par value of $.05 per share; and
(b) 100,000,000 shares of Class B Common Stock of the par value of $.05 per share.

Section 2. Share Split. On November 12, 1997 (the “Effective Date”), and without any further action on the part of the corporation or its shareholders, each share of Class A Common Stock, $.31-1/4 par value, then issued (including shares held by the corporation as treasury shares), shall be split into two fully paid and nonassessable shares of Class A Common Stock, $.05 par value per share, and each share of Class B Common Stock, $.31-1/4 par value, then issued (including shares held by the corporation as treasury shares), shall be split into two fully paid and nonassessable shares of Class B Common Stock, $.05 par value per share. To reflect the share split provided above, each certificate representing shares of Class A Common Stock, $.31-1/4 par value, theretofore issued and outstanding or theretofore issued and held in the corporate treasury, and each certificate representing shares of Class B Common Stock, $.31-1/4 par value, theretofore issued and outstanding or theretofore issued and held in the corporate treasury, shall continue to represent, after the Effective Date, the same number of shares of Class A Common Stock and Class B Common Stock, respectively, theretofore represented by such certificate, and each holder of shares of Class A Common Stock or Class B Common Stock shall be entitled, as soon as practicable after the Effective Date, to receive a new certificate representing a number of shares of Class A Common Stock, $.05 par value, or Class B Common Stock, $.05 par value, respectively, as authorized by the foregoing provisions, equal to the number of shares theretofore held so that, upon the Effective Date, each holder of record of a certificate theretofore representing issued Class A Common Stock or Class B Common Stock will be entitled to certificates representing in the aggregate two shares of Class A Common Stock, $.05 par value, or Class B Common Stock, $.05 par value, respectively, for each share of Class A Common Stock, $.31-1/4 par value, or Class B Common Stock, $.31-1/4 par value, respectively, of which the shareholder was the holder prior to the Effective Date.
Section 3. Terms. The relative rights, preferences, limitations and restrictions of each class of shares of Common Stock are as follows:
(a) Dividends. The holders of Class A Common Stock and Class B Common Stock shall be entitled to receive, when and as declared by the Board of Directors, from funds lawfully available therefor, all dividends payable in cash or other property of the corporation, and for this purpose Class A Common Stock and Class B Common Stock shall be considered as one class, and the holders thereof shall be entitled to participate ratably, share for share, and without preference of either class over the other, in all dividends so declared and paid. Notwithstanding the foregoing, the holders of Class B Common Stock shall be entitled to receive cash dividends in each fiscal year of the corporation in an amount which is $.02 per share (the "Differential") greater than the amount of cash dividends which are paid on the Class A Common Stock in such year; provided, however, that
(i) if any such fiscal year shall consist of less than 360 days, then the Differential for each quarterly dividend declared during the resulting short fiscal year shall be equal to one-fourth of the Differential applicable to a full fiscal year (taking into account any adjustments that may be made to the Differential in accordance with Section 3(a)(iii) below);
(ii) with respect to the first fiscal year ending after the Effective Date, the Differential for each quarterly dividend declared during the remainder of that fiscal year shall be equal to one-fourth of the Differential applicable to a full fiscal year (taking into account any adjustments that may be made to the Differential in accordance with Section 3(a)(iii) below); and
(iii) in the event of a split or division of the outstanding shares of Class B Common Stock into more shares of that class (excluding the split effected pursuant to Article IV, Section 2 above), or a combination of the outstanding shares of Class B Common Stock into a lesser number of shares of that class, or the declaration and payment of a stock dividend payable in shares of Class B Common Stock on the outstanding shares of Class B Common Stock, then, effective upon the effectiveness of such split, division or combination, or upon the payment of such stock dividend, as the case may be, the Differential shall be adjusted by multiplying the Differential theretofore in effect by a fraction, the numerator of which is the number of shares of Class B Common Stock outstanding immediately prior to the effectiveness of such split, division or combination, or the payment of such stock dividend, as the case may be, and the denominator of which is the number of shares of Class B Common Stock outstanding immediately following such split, division or combination, or the payment of such dividend, as the case may be. The Differential as so adjusted shall be rounded to the nearest tenth of a cent.

All cash dividend payments to a holder of Class B Common Stock on any payment date with respect to all shares of Class B Common Stock held by such holder shall be rounded to the nearest whole cent.
No stock dividend may be declared or paid on the outstanding shares of any class of Common Stock unless payable in shares of that class, and no stock dividend may be declared or paid on the outstanding shares of any class of Common Stock unless, at the same time, a stock dividend, at the same rate, is declared and paid on the outstanding shares of each class of Common Stock, payable in shares of that class. The outstanding shares of any class of Common Stock shall not be split or divided into more shares of that class, or combined into a lesser number of shares of that class, unless, at the same time, the outstanding shares of each class of Common Stock are similarly split, divided or combined.
(b) Voting. Except as otherwise provided in this Article IV and except as otherwise required by law, the voting power of the corporation shall vest in the holders of Class A Common Stock, the holder of each issued and outstanding share of Class A Common Stock being entitled to one vote in person or by proxy for each such share, on all matters requiring the vote of shareholders, and the holders of Class B Common Stock shall not be entitled by reason of their holdings thereof to any voice or vote in the management or affairs of the corporation. Notwithstanding the foregoing, the holders of Class B Common Stock at any time issued and outstanding shall be entitled, as a class, (i) to elect, at each meeting of shareholders at which directors are elected, one member of the Board of Directors of the corporation but shall not be entitled to vote upon the election of the remaining members of the Board of Directors of the corporation, and (ii) to full voting powers at any meeting of the shareholders of the corporation with respect to any proposed amendment to this Article IV or with respect to any consolidation, merger, sale, lease, exchange, mortgage, pledge or other disposition of all or substantially all of its fixed assets, or the dissolution of the corporation. In addition to the foregoing, the express terms and provisions of any class of Common Stock shall not be changed without the affirmative vote of the holders of at least a majority of the issued and outstanding shares of such class of Common Stock.
(c) Conversion. Any record holder of shares of Class A Common Stock shall be entitled, at any time or from time to time, to convert any or all of such shares held by such holder into the same number of shares of Class B Common Stock. A record holder desiring to effect the conversion of shares of Class A Common Stock into shares of Class B Common stock shall furnish the corporation with (i) a signed written notice of the intended conversion, stating that such record holder desires to convert such shares of Class A Common Stock into the same number of shares of Class B Common Stock and requesting that the corporation issue all of such shares of Class B Common Stock to such holder, and (ii) the certificate or certificates representing the shares of Class A Common Stock to be converted, in proper form for transfer. All Class A Common Stock surrendered for conversion hereunder shall be canceled and retired permanently and shall not be reissued.
(d) Dissolution. The Class A Common Stock and Class B Common Stock shall participate equally per share in all distributions of assets of the corporation upon voluntary or involuntary dissolution.
(e) Elimination of the Foregoing Provisions. If, at any time, the number of issued and outstanding shares of Class A Common Stock shall constitute less than 15% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then issued and outstanding or the corporation shall not have paid any dividends on the Class B Common Stock for a period of thirty-six consecutive calendar months, then thereupon, all of the rights, preferences, limitations and restrictions set forth in this Section 3 relating to Class B Common Stock shall become the same as the rights, preferences, limitations and restrictions of the Class A Common Stock provided for herein, without any further action on the part of the corporation or its shareholders, and all distinctions between Class A Common Stock and Class B Common Stock shall thereupon and thereby be eliminated, so that all shares of Class B Common Stock shall be equal to shares of Class A Common Stock with respect to all matters, including without limitation, dividend payments and voting rights and all holders of shares of Class A Common Stock and Class B Common Stock shall vote as a single class (except as otherwise required by applicable law) on all matters submitted to a vote of the shareholders of the corporation; provided, however, the right and power to convert any shares of Class A Common Stock into shares of Class B Common Stock shall continue and, upon written request from the corporation to all holders of Class A Common Stock, such holders shall promptly take such steps as shall be necessary to convert the shares of Class A Common Stock held by such holders into shares of Class B Common Stock.

ARTICLE V
DIRECTORS
Section 1. Number of Directors. The number of directors of the corporation shall be not less than seven (7) nor more than fifteen (15), as may from time to time be specified in the By-Laws, and there shall be thirteen (13) Directors whenever the By-Laws do not contain such authorized provision.
Section 2. Qualifications of Directors. Directors need not be shareholders of the corporation. A majority of the Directors at any time shall be citizens of the United States.
ARTICLE VI
PROVISIONS FOR REGULATION OF BUSINESS
AND CONDUCT OF AFFAIRS OF CORPORATION
The business and conduct of the affairs of the corporation shall be regulated as follows:
(a) The corporate seal of this corporation shall be circular in form and shall have around the circumference in raised letters and words "Kimball International, Inc.," and in other respects shall be in such form and device as the Board of Directors may determine. The directors may change the form, device and inscription of the seal at pleasure.
(b) The shares of this corporation may be issued by the corporation for such amount of consideration as may be fixed from time to time by the Board of Directors.
(c) Meetings of the shareholders of the corporation shall be held at such place, within or without the State of Indiana, as may be specified in the respective notices, or waivers of notice, thereof.
(d) Meetings of the directors of the corporation shall be held at such place, within or without the State of Indiana, as may be specified in the respective notices, or waivers of notice, thereof.
(e) Except as otherwise expressly provided in these Articles of Incorporation or by the Corporation Law, the By-Laws of the corporation may be made, altered, amended or repealed by either (1) the Board of Directors by the affirmative vote of a majority of the whole Board of Directors, or (2) the affirmative vote, at a meeting of the shareholders of the corporation for which the meeting notice designates that making, altering, amending or repealing provisions of the By-Laws is to be considered, of at least a majority of the votes entitled to be cast by the holders of the outstanding shares of all classes of stock of the corporation entitled to vote generally in the election of directors, considered for purposes of this Article VI(e) as a single voting group.
(f) The corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by the provisions of the Corporation Law, or any other pertinent enactment of the General Assembly of the State of Indiana; and all rights and powers conferred hereby on shareholders, directors and/or officers are subject to this reserved power.
(g) No contract or other transaction between this corporation and any one or more members of the Board of Directors, or between this corporation and another corporation, firm, partnership, joint venture, trust or other enterprise of which any one or more such interested members are directors, officers, shareholders, partners, members, employees or agents or in which any one or more such interested members are financially interested, shall be void or voidable because of such relationship or interest or because such interested member or members are present at the meeting of the Board of Directors at which such contract or transaction is authorized or approved or because such interested member's or members' votes are counted for such purposes, if (1) the fact of such relationship or interest is disclosed or known to the disinterested members of the Board of Directors who authorize, approve or ratify such contract or transaction by a vote or consent sufficient for the purpose without counting the votes of such interested member or members of the Board of Directors, or (2) the fact of such relationship or interest is disclosed or known to the holders of shares of this corporation and such holders authorize, approve or ratify such contract or transaction by a vote or consent sufficient for the purpose, or (3) such contract or transaction is fair and reasonable insofar as this corporation is concerned. Such interested member or members of the Board of Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors at which such contract or transaction is authorized, approved or ratified. This paragraph (g) shall not be construed to invalidate any contract or other transaction which would otherwise be valid under applicable common and statutory law.
(h) It is intended that this corporation may acquire and own wasting assets or property having a limited life. The depletion of such assets by sale, lapse of time or otherwise need not be deducted in the computation of surplus available for dividends.
(i) Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if prior to such action the written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of the Board or committee.

Note: This copy of the Plan reflects the amendment discussed in Proposal 4 of the Proxy Statement. In addition to revisions reflecting the removal of references related to section 162(m) of the Internal Revenue Code (which do not require shareholder approval), these are the only amendments to the Plan since it was last approved by shareholders of the Company on October 31, 2017

APPENDIX D

KIMBALL INTERNATIONAL, INC.
2017 STOCK INCENTIVE PLAN

1.    Purpose. The purpose of the Kimball International, Inc. 2017 Stock Incentive Plan (the “Plan”) is to (a) align the personal interests of Plan Participants with the interests of the Company’s shareholders; (b) attract and retain the best available personnel for positions of responsibility with the Company; (c) provide incentive to key personnel to improve the Company’s operations and increase profits; and (d) thereby promote the Company’s long-term business success.
2.    Definitions. In this Plan, the following definitions will apply.
(a)    “Affiliate” means any entity that is a member, along with the Company, of a controlled group of corporations or a group of other trades or businesses under common control, within the meaning of Code Section 414(b) or (c).
(b)    “Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan. An Agreement is subject to the terms and conditions of the Plan.
(c)    “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, or any Other Stock-Based Award.
(d)    “Board” means the Board of Directors of the Company.
(e)    “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or, in the absence of any such then-effective agreement or definition, means one or more of the following occurrences: (i) Participant's willful and continued failure to perform substantially the duties or responsibilities of Participant's position (other than by reason of Disability), or the willful and continued failure to follow lawful instructions of a senior executive or the Board of Directors, if such failure continues for a period of five days after the Company delivers to Participant a written notice identifying such failure; (ii) Participant's conviction of a felony or of another crime that reflects in a materially adverse manner on the Company in its markets or business operations; (iii) Participant's engaging in fraudulent or dishonest conduct, gross misconduct that is injurious to the Company or any misconduct that involves moral turpitude; or (iv) Participant’s failure to uphold a fiduciary duty to the Company or its shareholders.
(f)    “Change in Control” means the consummation of any of the following that is not an Excluded Transaction: (i) the acquisition, by any one person or more than one person acting as a Group, of Majority Ownership of the Company through a merger, consolidation, or share exchange; (ii) the acquisition during any 12-month period, by any one person or more than one person acting as a Group, of ownership interests in the Company possessing 35 percent or more of the total voting power of all ownership interests in the Company; (iii) the acquisition of ownership during any 24-month period, by any one person or more than one person acting as a Group, of all or substantially all of the total gross fair market value of the assets of the Company; (iv) individuals who are Continuing Directors ceasing for any reason to constitute a majority of the members of the Board; or (v) for only those Participants employed by a Relevant Company, the sale of (A) all of the shares of such Relevant Company or all of the shares of an Affiliate that has Majority Ownership of such Relevant Company, or (B) the sale of all or substantially all of the total gross fair market value of the assets of such Relevant Company, in each case to any one person or more than one person acting as a Group, other than the Company or an Affiliate, and only if such Participant ceases to be an Employee after such sale. For purposes of this definition: "Relevant Company" means any Affiliate that directly employs the Participant; "Excluded Transaction" means any occurrence that does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets, of the Company or a Relevant Company within the meaning of Code Section 409A(a)(2)(A)(v) and its interpretive regulations; "Majority Ownership" of an entity means ownership interests representing more than fifty percent (50%) of the total voting power of all ownership interests in the entity; "Group" has the meaning provided in Code Section 409A and its interpretive regulations with respect to changes in ownership, effective control, and ownership of assets; and an individual who owns a vested option to purchase either stock or another ownership interest is deemed to own that stock or other ownership interest.
(g)    “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.
(h)    “Committee” means two or more Non‑Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the Nasdaq Stock Market, or (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3.
(i)    “Company” means Kimball International, Inc., an Indiana corporation, or any successor thereto.
(j)    “Continuing Director” means an individual (i) who is, as of the effective date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the effective date hereof and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as a result of an actual or threatened proxy contest relating to the election of directors.
(k)    “Continuous Service” means, in the case of an Employee, the absence of any interruption or termination in the provision of service by an Employee of the Company or an Affiliate; and in the case of a Participant who is not an Employee, the absence of any interruption or termination of the service relationship between the Participant and the Company or an Affiliate. Continuous Service will not be considered interrupted in the case of (i) sick leave, military leave or any other leave of absence approved by the Company; (ii) transfer between the Company and an Affiliate or any successor to the Company; or (iii) any change in status so long as the individual remains in the Continuous Service of the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Continuous Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate.
(l)    “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.
(m)    “Disability” means (i) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (ii) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).
(n)    “Employee” means an employee of the Company or an Affiliate.
(o)    “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.
(p)    “Fair Market Value” means the fair market value of a Share determined as follows:
(i)    If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(ii)    If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the mean between the last reported “bid” and “asked” prices of one Share, as reported by an over-the-counter market or by any other customary financial reporting service or system then in use, for the market trading day on the date of determination (or if there were no

“bid” or “asked” prices reported on that date, on the last trading day on which “bid” and “asked” prices were reported). If no such reported prices are available, then Fair Market Value will be determined by the Committee, consistent with the standards for determining fair market value under Code Section 409A and its interpretive regulations.
(q)    “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.
(r)    “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.
(s)    “Non-Employee Director” means a member of the Board who is not an Employee.
(t)    “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non‑Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.
(u)    “Other Stock-Based Award” means an Award described in Section 11.
(v)    “Parent” means a “parent corporation,” as defined in Code Section 424(e).
(w)    “Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.
(x)    “Performance-Based Compensation” means an Award granted under the Plan that is subject to the attainment of performance goals, as described in Section 6(f) and Section 16.
(y)    “Plan” means this Kimball International, Inc. 2017 Stock Incentive Plan, as amended and in effect from time to time.
(z)    “Prior Plan” means the Kimball International, Inc. Amended and Restated 2003 Stock Option and Incentive Plan.
(aa)    “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.
(bb)    “Retirement” means any termination of a Participant’s Continuous Service, other than for Cause, occurring at or after the Participant has attained the minimum retirement age under the governmental retirement system for the applicable country (age 62 in the United States), or at or after the Participant has reached the age of 55 and has a combination of age plus years of Continuous Service equal to or greater than 75.
(cc)    “Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.
(dd)    “Share” means a share of Stock.
(ee)    “Stock” means the Class B common stock, $0.05 par value per Share, of the Company.
(ff)    “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.
(gg)    “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(hh)    “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.
(ii)    “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.
3.    Administration of the Plan.
(a)    Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.
(b)    Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:
(i)    determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of Award and the number of Shares covered by each Award, the terms, conditions, performance criteria, procedures, restrictions and other provisions of Awards, and the way Awards are paid or settled;
(ii)    cancelling or suspending an Award, accelerating the vesting of an Award due to death, Disability or a Change in Control, extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);
(iii)    adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, establishing procedures for the administration of the Plan and making all other determinations necessary or desirable for the administration of the Plan;
(iv)    granting Substitute Awards under the Plan; and
(v)    taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers.
Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of the Committee with respect to Awards made to Non-Employee Directors.
(c)    Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.
(d)    Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the

Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.
(e)    Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.
(f)    Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual's duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise.
4.    Shares Available Under the Plan.
(a)    Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 3,000,000 (1,000,000 prior to October 26, 2021), plus any Shares of Stock remaining available for future grants under the Prior Plan on the effective date of this Plan. No further awards may be made under the Prior Plan after the effective date of this Plan. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:
(i)     Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be earned or received.
(ii)    Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.
(iii)    Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any fiscal year.
(iv)    Awards that will be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any fiscal year.
(b)    Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished, with such increase based on the same number of Shares by which the applicable share reserve was decreased upon the grant of the applicable Award. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)    Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.
(d)    No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.
(e)    Individual Option and SAR Limit. The aggregate number of Shares subject to Option and/or Stock Appreciation Right Awards granted during any fiscal year to any one Participant other than a Non-Employee Director shall not exceed 50,000 Shares (subject to adjustment as provided in Section 12(a)).
(f)    Individual Performance-Based Compensation Limit. With respect to Awards of Performance-Based Compensation, (i) the maximum number of Shares that may be the subject of Full Value Awards that are denominated in Shares or Share equivalents and that are granted to any one Participant during any fiscal year shall not exceed 150,000 Shares (subject to adjustment as provided in Section 12(a)); and (ii) the maximum amount payable with respect to Full Value Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any fiscal year shall not exceed $3,000,000.
(g)    Limits on Awards to Non-Employee Directors. With respect to a Non-Employee Director’s Continuous Service, the aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any fiscal year to such individual, when combined with retainers or fees payable in cash, shall not exceed $500,000.
5.    Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.
6.    General Terms of Awards.
(a)    Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. If an Agreement calls for acceptance by the Participant, the Award evidenced by the Agreement will not become effective unless acceptance of the Agreement in a manner permitted by the Committee is received by the Company within 30 days of the date the Agreement is delivered to the Participant. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.
(b)    Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and the applicable vesting conditions and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions and timing as it may determine.
(c)    Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Continuous Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.
(d)    Termination of Continuous Service.
(i)    Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12, if a Participant’s Continuous Service with the Company and all of its Affiliates terminates, the following provisions shall apply for Option and SAR Awards (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):
(A)    Upon termination of Continuous Service for any reason other than death, Disability or Retirement, all unexercised Option and SAR Awards shall be immediately forfeited without consideration.
(B)    Upon termination of Continuous Service by reason of the Participant’s death or Disability, all unvested and unexercisable portions of any outstanding Option and SAR Awards shall be immediately forfeited without consideration, and the currently vested and exercisable portions of such Option and SAR Awards may be exercised by the Participant or the Participant’s beneficiary, as the case may be, for a period of one year after the date of such termination, and in no event after the expiration date of the Option or SAR Award.
(C)    Upon termination of Continuous Service by reason of the Participant’s Retirement, all unvested and unexercisable portions of any outstanding Option and SAR Awards shall immediately vest in full and become exercisable, and such Option and SAR Awards may be exercised by the Participant for a period of two years after the date of such termination, and in no event after the expiration date of the Option or SAR Award.
(ii)    Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 and Section 17(g), if a Participant’s Continuous Service with the Company and all of its Affiliates terminates, the following provisions shall apply for Full Value Awards:
(A)    Upon termination of Continuous Service by reason of death, Disability or Retirement,
(1)     all unvested portions of any outstanding Full Value Awards subject to only time-based vesting conditions shall vest in full immediately upon such termination; and
(2)     for any outstanding Full Value Awards subject to performance-based vesting conditions at the time of such termination, a pro rata portion of such Full Value Awards shall vest at the end of the applicable performance period based on actual performance at the end of such performance period and the number of full months that had elapsed since the beginning of the performance period at the time of such termination.
(B)    Upon termination of Continuous Service for any reason other than death, Disability or Retirement, all unvested portions of any outstanding Full Value Awards shall be immediately forfeited without consideration.
(e)    Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.
(f)    Performance-Based Awards. Any Award may be granted as Performance-Based Compensation if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. Any Performance-Based Compensation shall additionally be subject to the requirements of Section 16.
(g)    Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.
7.    Stock Option Awards.
(a)    Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).
(b)    Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).
(c)    Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.
(d)    Incentive Stock Options.
(i)    An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (A) it is so designated in the applicable Agreement and (B) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be 50,000, subject to adjustment as provided in Section 12(a).
(ii)    No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (A) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (B) such Award will expire no later than five years after its Grant Date.

(iii)    For purposes of Continuous Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.
(iv)    If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.
(v)    The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.
(e)    Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option Award during the applicable post-termination of Continuous Service exercise period as set forth in Section 6(d) or in the applicable Agreement is prevented by Section 17(c), the Option shall remain exercisable until the later of (i) 30 days after the date the exercise of the Option would no longer be prevented by such provision, or (ii) the end of the applicable post-termination exercise period, but in no event later than the scheduled expiration date of the Option as set forth in the applicable Agreement.
8.    Stock Appreciation Right Awards.
(a)    Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).
(b)    Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.
9.    Restricted Stock Awards.
(a)    Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors, including the achievement of specified performance goals, and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Continuous Service must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.
(b)    Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.
10.    Stock Unit Awards.
(a)    Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Continuous Service must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.
(b)    Payment of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.
11.    Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.
12.    Changes in Capitalization, Corporate Transactions, Change in Control.
(a)    Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board (“FASB”) ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Code Section 422(b) or cause an Award to be subject to adverse tax consequences under Code Section 409A.
(b)    Corporate Transactions. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.
(i)    Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(iv) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(i), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (A) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (B) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.
(ii)    Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (A) all outstanding Option and SAR Awards shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (B) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, and (C) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(ii) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at the target level of performance is prorated to reflect the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 12(b)(ii) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.
(iii)    Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the Participants as provided in this Section 12(b)(iii). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(iii). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (A) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (B) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(iii) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(iii) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 12(b)(ii). Payment of any amount under this Section 12(b)(iii) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.
(iv)    Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(i), and if within six months after the Corporate Transaction a Participant experiences an involuntary termination of Continuous Service for reasons other than Cause, then (A) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of Continuous Service, and (B) any Full Value Awards that are not yet fully vested shall immediately vest in full (with vesting in full for a performance-based award determined as provided in Section 12(b)(ii), except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the Participant was a Service Provider).
(c)    Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i)  providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 12(b)(iii) or (ii) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.
(d)    Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.
(e)    Parachute Payment Limitation. Notwithstanding any other provision of this Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its Affiliates to a Participant or for the Participant’s benefit pursuant to the terms of this Plan or otherwise ("Covered Payments") constitute "parachute payments" within the meaning of Code Section 280G, and would, but for this Section 12(e) be subject to the excise tax imposed under Code Section 4999 (or any successor provision thereto) or any similar tax imposed by state or local law and any interest or penalties with respect to such taxes (collectively, the "Excise Tax"), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax.
13.    Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to Continuous Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Continuous Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.
14.    Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (a) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (b) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by delivering to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.
15.    Effective Date, Duration, Amendment and Termination of the Plan.
(a)    Effective Date. The Plan became effective on October 31, 2017, the date it was approved by the Company’s shareholders, which shall be considered the date of the Plan’s adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No awards were made under the Plan prior to its effective date. The increase in the number of Shares available for issuance under the Plan as described in Section 4(a) will become effective on the date it is approved by the Company’s shareholders, and if the increase is not so approved, the revision to Section 4(a) shall not become effective.
(b)    Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.
(c)    Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant's consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)    Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant's consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 17(i).
(e)    No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.
16.    Performance-Based Compensation.
(a)    Awards. If an Award is subject to this Section 16, then the grant of the Award, the vesting and lapse of restrictions thereon and/or the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 16(c). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 16. The Committee shall also have the authority to provide, in an Agreement or otherwise, for modification of a performance period and/or adjustments or waivers of the performance that measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, including but not limited to adjustments for events that are unusual in nature or infrequently occurring, such as a Change in Control, acquisitions, divestitures, restructuring activities or asset write-downs, or for changes in applicable tax laws or accounting principles. The Committee may also adjust performance measures for a performance period in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust any amount determined to be otherwise payable in connection with an Award subject to this Section 16. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 16 may be waived upon the death or Disability of the Participant or under any other circumstance as determined by the Committee.

(b)    Performance Measures. For purposes of any Full Value Award considered Performance-Based Compensation subject to this Section 16, the performance measures to be utilized may be based on one or more individual performance measures or business criteria, including, but not limited to: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) earnings per share (basic or diluted); (iv) revenue or sales, on a net or gross basis, or sales mix or diversity; (v) gross profit; (vi) operating income; (vii) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on capital, return on invested capital and return on revenue, each of which may exclude cash, cash equivalents, marketable securities, short-term or long-term debt) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (viii) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (ix) market share; (x) margins (including, but not limited to, one or more of gross, operating, pre-tax earnings and net earnings margins); (xi) stock price; (xii) total shareholder return; (xiii) asset quality; (xiv) non-performing assets; (xv) operating assets; (xvi) balance of cash, cash equivalents and marketable securities; (xvii) cost and expense management; (xviii) economic value added or similar value added measurements; (xix) improvement in or attainment of working capital levels; (xx) productivity ratios; (xxi) employee retention or satisfaction measures; (xxii) safety record; (xxiii) customer satisfaction; (xxiv) debt, credit or other leverage measures or ratios; (xxv) implementation or completion of critical projects; (xxvi) economic profit; (xxvii) pre-tax income; (xxviii) distribution channels, including quantity, mix or diversity; (xxix) customer bookings or orders; and (xxx) delivery timing and damage claims. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, as a percent of sales, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, Affiliate, subsidiary, division, business unit, operational unit or individual performance.
17.    Other Provisions.

(a)    Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b)    Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(d) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.
(c)    Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws.  Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies as they exist from time to time, including but not limited to, those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 17(i).
(d)    Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.
(e)    Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Indiana without regard to its conflicts-of-law principles and shall be construed accordingly.
(f)    Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
(g)    Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent. The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law.

Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:
(A)    If any amount is payable under such Award upon a termination of Continuous Service, a termination of Continuous Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;
(B)    If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (1) the date that is six months after the Participant’s separation from service or (2) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.
None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, and (iii) have any liability to any Participant for any such tax liabilities.
(h)    Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 17(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.
(i)    Forfeiture and Compensation Recovery.
(i)    The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include but are not limited to termination of Continuous Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.
(ii)    Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. ET on 10/25/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

KIMBALL INTERNATIONAL, INC. ATTN: JIM KRODEL 1600 ROYAL STREET JASPER, IN 47546
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. ET on 10/25/2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒
KEEP THIS PORTION FOR YOUR RECORDS

KIMBALL INTERNATIONAL, INC.		DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR EACH OF THE FOLLOWING CLASS I DIRECTORS TO SERVE FOR A THREE-YEAR TERM:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Directors	☐	☐	☐
Nominees

01) Kristine L. Juster
02) Valerie R. Love
03) Thomas J. Tischhauser

The Board of Directors recommends you vote FOR the following proposals:	For	Against	Abstain

2. APPROVE THE COMPANY’S PROPOSED AMENDED AND RESTATED ARTICLES OF INCORPORATION TO PROVIDE SHAREHOLDERS THE RIGHT TO UNILATERALLY AMEND THE COMPANY’S RESTATED BY-LAWS.	☐	☐	☐

3. APPROVE, BY A NON-BINDING, ADVISORY VOTE, THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS.	☐	☐	☐

4. APPROVE AN INCREASE IN AVAILABLE SHARES UNDER THE KIMBALL INTERNATIONAL, INC. 2017 STOCK INCENTIVE PLAN.	☐	☐	☐

5. RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.	☐	☐	☐

NOTE: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.
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KIMBALL INTERNATIONAL, INC.
PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
I appoint Kristine L. Juster and Timothy J. Wolfe, or either of them, each with full power of substitution, as Proxies to vote all shares of common stock of Kimball International, Inc. standing in my name on its books at the close of business on August 23, 2021, at the annual meeting of its Shareholders to be held at the Kimball International Headquarters located at 1600 Royal Street, Jasper, Indiana, at 9:30 A.M., Eastern Daylight Time, on Tuesday, October 26, 2021, and at any adjournments thereof with respect to the matters on the reverse side. I hereby revoke any proxy heretofore given.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE APPROVAL OF THE COMPANY’S PROPOSED AMENDED AND RESTATED ARTICLES OF INCORPORATION TO PROVIDE SHAREHOLDERS THE RIGHT TO UNILATERALLY AMEND THE COMPANY’S RESTATED BY-LAWS, FOR THE APPROVAL, BY A NON-BINDING, ADVISORY VOTE, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS, FOR THE APPROVAL OF AN INCREASE IN AVAILABLE SHARES UNDER THE KIMBALL INTERNATIONAL, INC. 2017 STOCK INCENTIVE PLAN, AND FOR THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2022.

Continued and to be signed on reverse side